Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIO-TECHNE CORPORATION,

Enzo merger sub, inc.,

Exosome DIAGNOSTICS, INC.,

and

THE SECURITYHOLDERS’ REPRESENTATIVE

June 25, 2018

Page

1.	Description of Transaction.		1
	1.1.	The Merger; Effective Time; Closing; Surviving Corporation.	1
	1.2.	Deposit with Paying Agent	3
	1.3.	Closing Deliverables.	3
	1.4.	Merger Consideration; Consideration Spreadsheet.	5
	1.5.	Closing Date Adjustment.	8
	1.6.	Earn-out Payments	11
	1.7.	Transfer Taxes	12
	1.8.	Treatment of Company Securities.	12
	1.9.	Surrender of Company Stock Certificates.	13
	1.10.	Dissenting Shares.	14
	1.11.	Withholding Rights	14
	1.12.	Termination of Exchange Fund	14
	1.13.	Treatment of Company Options	15
	1.14.	Securityholders’ Representative.	16
	1.15.	Tax Treatment	19
	1.16.	Treatment of Company Warrants.	19
2.	Representations and Warranties Regarding the Company		20
	2.1.	Organization, Standing and Power	20
	2.2.	Company Subsidiaries	20
	2.3.	Power and Authority.	21
	2.4.	Capitalization.	21
	2.5.	Noncontravention	22
	2.6.	Governmental Authorizations	22
	2.7.	Financial Statements; Internal Controls	23
	2.8.	Absence of Undisclosed Liabilities	24
	2.9.	Absence of Certain Developments	24
	2.10.	Inventory	24
	2.11.	Accounts Receivable	25
	2.12.	Litigation	25
	2.13.	Restrictions on Business Activities	25

i

(CONTINUED)

Page

	2.14.	Intellectual Property.	25
	2.15.	Interested Party Transactions	27
	2.16.	Material Contracts.	27
	2.17.	Customers and Suppliers	29
	2.18.	Compliance with Laws	30
	2.19.	Employees and Consultants.	32
	2.20.	Title to Property	35
	2.21.	Real Estate.	35
	2.22.	Environmental Matters.	37
	2.23.	Taxes	38
	2.24.	Employee Benefit Plans.	40
	2.25.	Insurance	42
	2.26.	Foreign Corrupt Practices Act; No Anti-Bribery Law Violations.	43
	2.27.	Warranties	43
	2.28.	Product Liability Claims	43
	2.29.	OFAC / Export Control Provisions	44
	2.30.	Brokers’ and Finders’ Fee	44
	2.31.	Powers of Attorney	44
	2.32.	Books and Records	44
	2.33.	Bank Accounts; Safe Deposit Boxes	44
	2.34.	Indebtedness and Guarantees	45
	2.35.	Vote Required	45
	2.36.	Board Recommendation	45
	2.37.	Disclaimer of Other Representations and Warranties	45
3.	Representations and Warranties of Parent and Merger Sub		45
	3.1.	Organization, Standing and Power	45
	3.2.	Authorization and Binding Obligation of Parent and Merger Sub	46
	3.3.	Noncontravention	46
	3.4.	Brokers	47
	3.5.	Financing	47

(CONTINUED)

Page

	3.6.	Compliance with Laws; Litigation	47
	3.7.	Inspection; No Other Representations	47
4.	Conduct Prior to the Closing Date.		48
	4.1.	Conduct of Business of Company	48
5.	Additional Agreements.		51
	5.1.	Access to Information	51
	5.2.	Public Disclosure; Confidentiality	52
	5.3.	Efforts; Government Approvals and Further Assurances.	53
	5.4.	Tax Matters.	54
	5.5.	Indemnification of Directors and Officers of Company	57
	5.6.	Parachute Payments	58
	5.7.	Stockholder Action	59
	5.8.	Notification of Certain Matters	59
	5.9.	Termination of Company Options	60
	5.10.	Letters of Transmittal and Other Agreements	60
	5.11.	No Solicitation or Negotiation	61
	5.12.	Affiliate Agreements	61
	5.13.	Data Room	61
	5.14.	Notice of Dissenting Shares	61
	5.15.	Audited Financial Statements	62
	5.16.	Employee Matters	62
6.	Conditions to the Closing.		63
	6.1.	Conditions to Obligation of Each Party	63
	6.2.	Additional Conditions to the Obligations of Parent	64
	6.3.	Additional Conditions to Obligation of Company	65
7.	Termination.		65
	7.1.	Termination	65
	7.2.	Effect of Termination	66

(CONTINUED)

Page

8.	Escrow and Indemnification.		67
	8.1.	Indemnification.	67
	8.2.	Exercise of Remedies by Indemnified Persons other than Parent	74
	8.3.	Savings Clause	74
	8.4.	Treatment of Indemnification Payments	75
9.	General Provisions.		75
	9.1.	Notices	75
	9.2.	Counterparts	76
	9.3.	Entire Agreement; Nonassignability; Parties in Interest	76
	9.4.	Severability	77
	9.5.	Expenses	77
	9.6.	Specific Performance	77
	9.7.	Governing Law; Dispute Resolution	77
	9.8.	Rules of Construction.	78
	9.9.	Time is of the Essence	78
	9.10.	Amendment; Waiver	79
	9.11.	Headings	79
	9.12.	Conflicts and Privilege	79

Exhibits:

Exhibit A	Certain Definitions
Exhibit B	Form of Certificate of Merger
Exhibit C-1	Form of Withholding Option Termination Agreement
Exhibit C-2	Form of Non-Withholding Option Termination Agreement
Exhibit C-3	Form of Warrant Termination Agreement
Exhibit D	Form of Consideration Spreadsheet
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Stockholder Written Consents
Exhibit G	Sample Calculation of Closing Date Net Working Capital
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Paying Agent Agreement

AGREEMENT AND PLAN OF MERGER

                This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 25, 2018, by and among Bio-Techne Corporation, a Minnesota corporation (“Parent”), Enzo Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), Exosome Diagnostics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative. Certain other capitalized terms used in this Agreement are defined in Exhibit A. Parent, Merger Sub, the Company, and the Securityholders’ Representative are occasionally referred to herein as the “parties.”

RECITALS

Whereas, Parent, Merger Sub and the Company intend to effect a merger (as that term is defined in the DGCL) whereby Merger Sub will merge with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent;

Whereas, the respective boards of directors of the Company, Parent and Merger Sub deem it advisable and in the best interests of their respective shareholders that the parties consummate the Contemplated Transactions, upon the terms and subject to the conditions provided for herein; and

Whereas, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Contemplated Transactions and also to prescribe various conditions to the Merger and the other Contemplated Transactions.

Now, Therefore, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Description of Transaction.

1.1.     The Merger; Effective Time; Closing; Surviving Corporation.

(a)     Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company, and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

(b)     Effective Time. As soon as practicable on the Closing Date, and subject to the conditions set forth in this Agreement, Parent will cause to be filed with the Secretary of State of the State of Delaware the Certificate of Merger in substantially the form attached hereto as Exhibit B and executed in accordance with the relevant provisions of the DGCL (collectively, the “Certificate of Merger”). The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company agree and specify in the Certificate of Merger (the “Effective Time”).

(c)     Closing. Subject to the satisfaction or waiver of all of the conditions to the Closing contained in Section 6, the closing of the Merger (the “Closing”) will take place as soon as practicable (but not later than three Business Days) after the satisfaction or waiver of the conditions to the Closing contained in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by the parties hereto (other than the Securityholders’ Representative). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” All proceedings to be taken, all documents to be executed and delivered by the parties, and all payments to be made and consideration to be delivered at the Closing will be deemed to have been taken and executed simultaneously.

(d)     Surviving Corporation.

(i)      At the Effective Time, the certificate of incorporation of the Company (the “Company Charter”) will be amended and restated so as to read in its entirety as the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation will not be amended, and, as so amended and restated, such Company Charter will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Legal Requirements.

(ii)     At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company will be amended and restated so as to read in their entirety as the bylaws of Merger Sub, and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(iii)     Effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist solely of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office until the earlier of his or her resignation, removal or death or until his or her successor is duly elected and qualified, as the case may be, in accordance with the Company Charter and the bylaws of the Surviving Corporation and applicable Legal Requirements.

(iv)     Effective as of, and immediately following, the Effective Time, the only officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time.

(v)      Effective as of, and immediately following, the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become subject to the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2.     Deposit with Paying Agent. To the extent that Parent is obligated hereunder to deposit amounts with the Paying Agent, such amounts will be paid by wire transfer of immediately available funds to the account of the Paying Agent designated on the Closing Consideration Spreadsheet (the “Exchange Fund”). The Exchange Fund will not be used for any purpose that is not expressly provided for in this Agreement.

1.3.     Closing Deliverables.

(a)     Parent Deliverables. Parent will, at or prior to the Closing, do or cause to be done each of the following:

(i)      deposit, or cause to be deposited, with the Paying Agent for the benefit of the Company Securityholders, as set forth in the Closing Consideration Spreadsheet, the portion of the Closing Cash Consideration payable to such Company Securityholders for their Company Shares, In-the-Money Warrants and Non-Withholding Options, for further distribution by the Paying Agent to such Company Securityholders, in each case as set forth in the Closing Consideration Spreadsheet;

(ii)     deposit, or cause to be deposited, with the Surviving Corporation for the benefit of the Company Securityholders, as set forth in the Closing Consideration Spreadsheet, by wire transfer of immediately available funds, the portion of the Closing Cash Consideration payable to such Company Securityholders for their Withholding Options, for further distribution through the Surviving Corporation’s payroll system to such Company Securityholders in accordance with Section 1.13(d), in each case as set forth in the Closing Consideration Spreadsheet;

(iii)     deposit cash in the amount equal to the Indemnity Escrow Amount and the WC Escrow Amount, by wire transfer of immediately available funds, with the Escrow Agent as set forth in Section 1.4(f);

(iv)     pay cash in the amount equal to the Specified Transaction Expenses (other than the Moelis Delayed Fees), by wire transfer of immediately available funds, to the payees of such Specified Transaction Expenses and in the amounts set forth in the Closing expense certificate prepared by the Company (the “Closing Expense Certificate”);

(v)     pay cash in the amount equal to the Company Funded Debt, by wire transfer of immediately available funds, to the payees of Company Funded Debt and in the amounts set forth in the Closing debt certificate prepared by the Company (the “Closing Debt Certificate”);

(vi)     pay cash in the amount equal to the Company Change in Control Payments, if any, by wire transfer of immediately available funds, to the Surviving Corporation for further distribution through the Surviving Corporation’s payroll system in accordance with Section 1.13(d) to the payees of the Company Change in Control Payments in the amounts set forth in the Closing Consideration Spreadsheet;

(vii)     deliver the Parent Closing Certificate referenced in Section 6.3(c), dated as of the Closing Date and executed on behalf of Parent by an officer of Parent;

(viii)     deliver the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Escrow Agent;

(ix)     deliver the Paying Agent Agreement, dated as of the Closing Date and executed by Parent and the Paying Agent; and

(x)     deposit, or cause to be deposited, cash in the amount equal to the Securityholders’ Representative Amount, by wire transfer of immediately available funds, with the Securityholders’ Representative as set forth in Section 1.4(g).

(b)     Company Deliverables. The Company will deliver to Parent, at or prior to the Closing, as applicable, each of the following:

(i)     the Closing Certificate referenced in Section 6.2(c), dated as of the Closing Date and executed on behalf of the Company by an officer of the Company;

(ii)     the Escrow Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative;

(iii)     resignations of each of the members of the board of directors of the Company and each officer of the Company, in each case effective as of the Closing to the extent required by Section 1.1(d)(iii) or 1.1(d)(iv);

(iv)     at least three Business Days prior to the Closing, the Closing Consideration Spreadsheet, which will include the Closing Expense Certificate and the Closing Debt Certificate;

(v)     a duly executed Option Termination Agreement, each dated as of the Closing Date, from holders of Company Options representing at least 90% of the Company Shares represented by then outstanding Company Options, and a duly executed termination agreement in the form attached hereto as Exhibit C-3 (a “Warrant Termination Agreement”), each dated as of the Closing Date, from the holders of Company Warrants representing at least 90% of the Company Shares represented by then outstanding Company Warrants;

(vi)     [Reserved];

(vii)     evidence reasonably satisfactory to Parent that the Company has terminated the Company Equity Incentive Plan;

(viii)     from each holder of Company Funded Debt, a payoff letter, in form and substance reasonably satisfactory to Parent, setting forth the total amount of outstanding Indebtedness of the types included in clause (a) or (b) of the definition of Indebtedness and due to such Person from the Company or a Company Subsidiary, including accrued interest and any prepayment fees or penalties, as of the Closing Date, and releases, in form and substance reasonably satisfactory to Parent, of the Encumbrances set forth on Schedule 1.3(b)(viii);

(ix)     a properly executed statement, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company following the Closing;

(x)     employment agreements, dated as of the date hereof and effective as of the Effective Time, executed by each of the individuals listed on Schedule 1.3(b)(x) (the “Key Employees”); and

(xi)     the Paying Agent Agreement, dated as of the Closing Date and executed by the Securityholders’ Representative.

1.4.        Merger Consideration; Consideration Spreadsheet.

(a)     Merger Consideration. Subject to the terms and conditions hereof, including Section 1.5 below, the merger consideration payable by Parent at Closing pursuant to this Agreement will be calculated as follows (the “Closing Merger Consideration”):

(i)       the Aggregate Closing Merger Consideration; plus

(ii)      the Aggregate Company Option Exercise Price Amount; plus

(iii)     the Aggregate Company Warrant Exercise Price Amount; plus

(iv)     the Estimated Company Cash; minus

(v)      the Company Debt Payoff Amount; minus

(vi)     the Specified Transaction Expenses (other than the Moelis Delayed Fees); minus

(vii)    the Company Change in Control Payments; plus

(viii)   the Estimated Adjustment Amount.

(b)     Consideration Spreadsheet. Attached hereto as Exhibit D is a form of spreadsheet (the “Consideration Spreadsheet”), which will provide for the following types of information: (a) the names of all Company Securityholders and their respective addresses and e-mail addresses (and such other information as the Paying Agent may reasonably request) as reflected in the records of the Company; (b) the amount and type of each Company Security held by each such Company Securityholder, and the correct certificate number (or other identifying number) with respect to each such Company Security; (c) the amount of the Closing Cash Consideration payable to each Company Securityholder in connection with the Closing; (d) the Pro Rata Portion of each Company Securityholder; (e) the manner in which any distribution of the Indemnity Escrow Amount and WC Escrow Amount will be distributed among the Company Securityholders if not in accordance with the Pro Rata Portion, and the manner in which each such distribution will be calculated; (f) the amount of Specified Transaction Expenses (including an itemized list of each such Specified Transaction Expense indicating the general nature of such expense (e.g., legal, accounting, etc.), and the Person to whom such expense is owed) and the wire transfer information of each such Person; (g) the Company Debt Payoff Amount, along with a breakdown by lender of the amount of Company Debt and, for Company Funded Debt, the wire transfer information of each lender; (h) the aggregate amount of Company Change in Control Payments, along with a breakdown by Person entitled to receive such payment; (i) the Aggregate Company Option Exercise Price Amount, the Aggregate Withholding Option Payment Amount, the Aggregate Non-Withholding Option Payment Amount, the Aggregate Company Warrant Exercise Price Amount, and the Aggregate Company Warrant Payment Amount, each as of the Closing; (j) the Indemnity Escrow Amount; (k) the WC Escrow Amount; and (l) the Securityholders’ Representative Amount.

(c)     Closing Consideration Spreadsheet. The Company will prepare and deliver to Parent, no less than three Business Days prior to the Closing, a Consideration Spreadsheet with all required information estimated as of the Closing (the “Closing Consideration Spreadsheet”); provided, that the Closing Consideration Spreadsheet may be updated by the Company to reflect reasonable adjustments to the Estimated Closing Date Net Working Capital and/or the Estimated Company Cash at any time prior to the Closing as contemplated by Section 1.5(a) without delaying the Closing Date. In no event will the aggregate amount payable by Parent set forth on the Closing Consideration Spreadsheet, or any update thereto, exceed the Aggregate Closing Merger Consideration, as adjusted by the Final Adjustment Amount.

(d)     Updated Consideration Spreadsheets. Promptly following reasonable notice from Parent in connection with (i) any scheduled distribution of any portion of the Indemnity Escrow Fund, the WC Escrow Fund or the Securityholders’ Representative Amount to the Company Securityholders, (ii) payment of any Payable Adjustment payable to the Company Securityholders pursuant to Section 1.5(d), or (iii) payment of any Earn-out Payments to the Company Securityholders, the Securityholders’ Representative will deliver to Parent (and to the Paying Agent and Escrow Agent, as appropriate) an updated Consideration Spreadsheet that reflects such contemplated distributions of the Indemnity Escrow Fund, the WC Escrow Fund or the Securityholders’ Representative Amount, any Payable Adjustment payable to the Company Securityholders pursuant to Section 1.5(d), or payment of any Earn-out Payments to Company Securityholders (and Moelis & Company for any Moelis Delayed Fee).

(e)     Accuracy of Consideration Spreadsheets. The Closing Consideration Spreadsheet is the sole responsibility of the Company, and each updated Consideration Spreadsheet is the sole responsibility of the Securityholders’ Representative, and the Company and the Securityholders’ Representative hereby agree that neither Parent, nor any of Parent’s Affiliates (including the Surviving Corporation following the Closing), will have any responsibility or liability for any errors, omissions or inaccuracies therein. Parent, its Affiliates (including the Surviving Corporation following the Closing), and Paying Agent will be entitled to rely on the accuracy of the Closing Consideration Spreadsheet, and any updated Consideration Spreadsheet in all respects, and Parent’s obligation to make any payments pursuant to this Section 1 will be deemed fulfilled to the extent that Parent makes such payments in accordance with the foregoing.

(f)     Indemnity Escrow Amount; WC Escrow Amount. At the Closing, (i) an amount in cash equal to $25,000,000 of the Closing Merger Consideration (the “Indemnity Escrow Amount”) will be withheld and deposited by Parent in a separate account (the “Indemnity Escrow Account” and the amount in the Indemnity Escrow Account, inclusive of any interest, dividends, distributions or other amounts earned thereon from time to time, the “Indemnity Escrow Fund”) with JPMorgan Chase Bank, National Association (the “Escrow Agent”) and (ii) an amount in cash equal to $500,000 of the Closing Merger Consideration (the “WC Escrow Amount”) will be withheld and deposited by Parent in a separate account (the “WC Escrow Account” and the amount in the WC Escrow Account, inclusive of any interest, dividends, distributions or other amounts earned thereon from time to time, the “WC Escrow Fund”) with the Escrow Agent. The Indemnity Escrow Amount and the WC Escrow Amount will be held and distributed as provided in the Escrow Agreement and as described herein. The Indemnity Escrow Amount and the WC Escrow Amount will be held solely for the purpose of securing the post-Closing obligations of the Company Securityholders expressly set forth in this Agreement. Subject to a reserve to the extent of any pending claims determined in accordance with Section 8.1(e)(ix), the terms and conditions of this Agreement and the Escrow Agreement will provide for (i) a partial release of an amount remaining in the Indemnity Escrow Account on the 15-month anniversary of the Closing Date (the “Preliminary Escrow Release Date”) such that the Indemnity Escrow Fund is equal to the lesser of (A) the then current Indemnity Escrow Fund balance and (B) $10,000,000 plus an amount equal to all unresolved claims on the Preliminary Escrow Release Date, and (ii) a final release of the Indemnity Escrow Account on the third anniversary of the Closing Date (the “Final Escrow Release Date”); provided, however, that no amounts subject to unresolved claims will be released until such claims are resolved in accordance with Section 8.1(e)(ix). The Escrow Agreement will also provide for the release of amounts in the WC Escrow Account as provided for in Section 1.5(d). Any release and payment of amounts remaining in the Indemnity Escrow Account or the WC Escrow Account to Company Securityholders will be made in accordance with the Consideration Spreadsheet, as updated in accordance with this Agreement. All fees, costs and expenses of the Escrow Agent with respect to the Indemnity Escrow Account, the WC Escrow Account, and of the Paying Agent with respect to the Exchange Fund will be paid 50% by the Company Securityholders (which amount will be a Specified Transaction Expense) and 50% by Parent. The Indemnity Escrow Amount and the WC Escrow Amount will be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Indemnity Escrow Amount and the WC Escrow Amount will be held as a trust fund and will not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and will be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. Receipt of the Required Stockholder Approval will constitute approval of the Escrow Agreement and all of the arrangements contemplated thereby, including the placement of the Indemnity Escrow Amount and the WC Escrow Amount in escrow.

(g)     Securityholders’ Representative Amount. At the Closing, an amount in cash equal to $500,000 of the Closing Merger Consideration (the “Securityholders’ Representative Amount”) will be deposited by Parent in an account designated in writing by the Securityholders’ Representative to Parent no less than three Business Days prior to the Closing Date (the “Securityholders’ Representative Account”). The Company Securityholders will not receive any interest or earnings on the Securityholders’ Representative Amount and irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders’ Representative will not be liable for any loss of principal of the Securityholders’ Representative Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative will hold the Securityholders Representative Amount separate from its corporate funds, will not use the Securityholders’ Representative Amount for its operating expenses or any other corporate purposes, and will not voluntarily make the Securityholders’ Representative Amount available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholders’ Representative’s responsibilities, the Securityholders’ Representative will deliver any remaining balance of the Securityholders’ Representative Amount to the Paying Agent (or the Surviving Corporation in respect of Withholding Options) for further distribution to the Company Securityholders (in accordance with an updated Consideration Spreadsheet). For tax purposes, the Securityholders’ Representative Amount will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(h)     Deemed Liquidation Provisions. Notwithstanding anything to the contrary herein, the merger consideration payable by Parent hereunder shall be allocated among the Company Securityholders to give effect to subsections 2.1 and 2.2 of the Certificate of Incorporation, after taking into account the determination of the board of directors of the Company as provided for in Section 2.3.4 of the Certificate of Incorporation, and the Company (with respect to the Closing Consideration Spreadsheet) and the Securityholders’ Representative (with respect to each other Consideration Spreadsheet) shall calculate each and every Consideration Spreadsheet in accordance therewith and this Agreement.

1.5.        Closing Date Adjustment.

(a)     The Company will deliver to Parent the Company’s good-faith estimate of (i) the Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and a good-faith estimate of the corresponding Adjustment Amount and (ii) the Company Cash (the “Estimated Company Cash”) no later than three Business Days prior to the Closing Date (the “Estimated Closing Date Net Working Capital Statement”). Such estimates will be based on the Company’s books and records, the good faith estimate of the management of the Company and other information then available. Parent will have the right to review the Estimated Closing Date Net Working Capital Statement and such supporting documentation or data of the Company as Parent may reasonably request. If Parent does not agree with the Estimated Closing Date Net Working Capital Statement, the Company and Parent will negotiate in good faith to mutually agree on an acceptable Estimated Closing Date Net Working Capital and Estimated Company Cash, and the Company will consider in good faith any proposed comments or changes that Parent may reasonably suggest; provided, however, that the failure to include in the Estimated Closing Date Net Working Capital and/or the Estimated Company Cash any comments or changes proposed by Parent, or the acceptance by Parent of the Estimated Closing Date Net Working Capital Statement, or the consummation of the Closing, will not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Closing Date Net Working Capital Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Closing Date Net Working Capital and/or Estimated Company Cash; provided, further, that the failure of Parent and the Company to reach such mutual agreement will not give any party the right to terminate this Agreement, delay or prevent the Closing, or otherwise fail to close the Contemplated Transactions, and the Estimated Closing Date Net Working Capital and/or the Estimated Company Cash (i) delivered by the Company or (ii) as agreed to by the Company and Parent will be the figures used for purposes of determining the Estimated Adjustment Amount and the Closing Merger Consideration.

(b)     The Adjustment Amount used for the calculation of the Closing Merger Consideration on the Closing Date (the “Estimated Adjustment Amount”) will be based on the Estimated Closing Date Net Working Capital. Parent and the Company acknowledge and agree that the exact Adjustment Amount and Company Cash may not be known as of the Closing Date and that the Adjustment Amount and Company Cash determined on the Closing Date may need to be adjusted subsequent to the Closing Date on the basis set forth herein. Accordingly, no later than 120 days after the Closing Date, Parent will prepare and deliver to the Securityholders’ Representative (i) an unaudited balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with GAAP applied in a manner consistent with the Company Balance Sheet, (ii) a determination of the Closing Date Net Working Capital and the Company Cash, and (iii) a statement setting forth the determination of the resulting Adjustment Amount and the Company Cash (the “Closing Date Net Working Capital Statement”), which will be accompanied by a description in reasonable detail of Parent’s differences with the Company’s determination of the Estimated Closing Date Net Working Capital and/or the Estimated Company Cash. If Parent fails to deliver the Closing Date Net Working Capital Statement within 120 days after the Closing Date, then, at the Securityholders’ Representative’s election or absent manifest error or fraud, the Adjustment Amount, the Closing Date Net Working Capital, and the Company Cash will be deemed to be the Estimated Adjustment Amount, the Estimated Closing Date Net Working Capital, and the Estimated Company Cash, respectively, as set forth in the Estimated Closing Date Net Working Capital Statement, and such amounts will be final and binding on the parties hereto and the Indemnified Persons for all purposes of this Agreement.

(c)     The Securityholders’ Representative and Parent will have the right to review all records, work papers and calculations that are reasonably necessary for the purpose of reviewing the Estimated Closing Date Net Working Capital Statement, the Closing Date Balance Sheet and the Closing Date Net Working Capital Statement. The Securityholders’ Representative will have 45 days after Parent delivers the Closing Date Net Working Capital Statement and all of the aforementioned requested records, work papers and calculations in which to notify Parent in writing (such notice, a “Closing Date Net Working Capital Dispute Notice”) of any discrepancy in, or disagreement with, the items reflected on the Closing Date Net Working Capital Statement (and specifying the amount in dispute and setting forth in reasonable detail the basis for such discrepancy or disagreement), and upon agreement by Parent regarding the adjustment requested by the Securityholders’ Representative, an appropriate adjustment will be made thereto. If the Securityholders’ Representative does not deliver a Closing Date Net Working Capital Dispute Notice to Parent during such 45 day period, the Closing Date Net Working Capital Statement will be deemed to be accepted in the form presented to the Securityholders’ Representative. If the Securityholders’ Representative timely delivers a Closing Date Net Working Capital Dispute Notice and Parent and the Securityholders’ Representative do not agree, within 15 days after timely delivery of the Closing Date Net Working Capital Dispute Notice, to resolve any discrepancy or disagreement therein, the discrepancy or disagreement will be submitted for review and final determination by the Independent Accounting Firm. The review by the Independent Accounting Firm will be limited to the discrepancies and disagreements set forth in the Closing Date Net Working Capital Dispute Notice, and the resolution of such discrepancies and disagreements and the determination of the Closing Date Net Working Capital and the resulting Adjustment Amount and Company Cash by the Independent Accounting Firm must be (i) in writing, (ii) made in accordance with GAAP applied in a manner consistent with the Company Balance Sheet, (iii) with respect to any specific discrepancy or disagreement, no greater than the higher amount calculated by Parent or the Securityholders’ Representative, as the case may be, and no lower than the lower amount calculated by Parent or the Securityholders’ Representative as the case may be, (iv) made as promptly as practical after the submission of such discrepancies and disagreements to the Independent Accounting Firm (but in no event later than 30 days after the date of submission), and (v) final and binding upon, and non-appealable by, the parties hereto, the Indemnified Persons and their respective successors and assigns for all purposes hereof, and not subject to collateral attack for any reason absent manifest error or fraud. The fees, costs and expenses of retaining the Independent Accounting Firm will be allocated between the Company Securityholders (which amount shall be funded first from the WC Escrow Fund and, if the WC Escrow Fund is exhausted, second from the Indemnity Escrow Fund) and Parent in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportion will be based on the amounts proposed by the Securityholders’ Representative and Parent and determined by the Independent Accounting Firm. Following the resolution of all objections of the Securityholders’ Representative regarding the manner in which any item or items are treated on the Closing Date Net Working Capital Statement, by mutual agreement or Independent Accounting Firm, Parent will prepare the final Closing Date Net Working Capital Statement reflecting such resolution and will deliver copies thereof to the Securityholders’ Representative and such final Closing Date Net Working Capital Statement will be the “Final Closing Date Net Working Capital Statement,” and, for the avoidance of doubt, the final Adjustment Amount set forth in the Final Closing Date Net Working Capital Statement will be the “Final Adjustment Amount” and the final Company Cash set forth in the Final Closing Date Net Working Capital Statement will be the “Final Company Cash”. The “Payable Adjustment” means the amount equal to (a) the Final Adjustment Amount minus the Estimated Adjustment Amount, plus (b) the Final Company Cash minus the Estimated Company Cash.

(d)     If the Payable Adjustment is positive, then, within five Business Days of the final determination of the Payable Adjustment, Parent will deposit the Payable Adjustment and the Escrow Agent will deposit the then-current balance of the WC Escrow Fund, in each case by wire transfer of immediately available funds, (i) with the Paying Agent for further distribution to the Company Stockholders, Company Warrantholders and former holders of Non-Withholding Options and (ii) with the Surviving Corporation for further distribution to the former holders of Withholding Options through the Surviving Corporation’s payroll system in accordance with Section 1.13(d), with the amount of such distribution to the Company Securityholders to be in accordance with an updated Consideration Spreadsheet prepared by the Securityholders’ Representative. If the Payable Adjustment is negative, then, within five Business Days of the final determination of the Payable Adjustment, Parent will receive the absolute value of the Payable Adjustment by wire transfer of immediately available funds first out of the WC Escrow Fund, and if the WC Escrow Fund is exhausted, second from the Indemnity Escrow Fund, in accordance with the terms and conditions of the Escrow Agreement, and any remaining available funds in the WC Escrow Fund will be deposited by the Escrow Agent by wire transfer of immediately available funds (i) with the Paying Agent for further distribution to the Company Stockholders, the Company Warrantholders, and former holders of Non-Withholding Options and (ii) with the Surviving Corporation for further distribution to the former holders of Withholding Options through the Surviving Corporation’s payroll system in accordance with Section 1.13(d), with the amount of such distribution to the Company Securityholders to be in accordance with an updated Consideration Spreadsheet prepared by the Securityholders’ Representative.

(e)     Except for fraud committed by one of the parties hereto, the process set forth in this Section 1.5 shall be the exclusive remedy of Parent and the Indemnified Persons for disputes related to the Estimated Closing Date Net Working Capital Statement, the Closing Date Balance Sheet, the Closing Date Working Capital Statement, the Closing Date Net Working Capital Dispute Notice, and any amounts set forth therein, and no Person shall have any right to seek Damages pursuant to Section 8 for matters contemplated or covered by this Section 1.5.

1.6.        Earn-out Payments.

(a)     In addition to the Closing Merger Consideration, Parent will pay an additional aggregate amount up to $325,000,000 (the “Earn-out Amount”) as determined in accordance with Schedule 1.6. The Earn-out Amount shall be payable in accordance with one or more Consideration Spreadsheets delivered by the Securityholders Representative. Any Moelis Delayed Fee that becomes due as a result of any Earn-out Payment hereunder shall only be deemed a Specified Transaction Expense at the time such Earn-out Payment is paid to the Company Securityholders, and Parent shall make such payment to Moelis & Company out of the applicable Earn-out Payment in accordance with the amount set forth in an updated Consideration Spreadsheet delivered by the Securityholders’ Representative in connection with the payment of such Earn-out Payment.

(b)     With respect to that portion of each Earn-out Payment payable to the Company Securityholders in respect of the Company Shares, the Company Warrants and the Non-Withholding Options, no more than 30 days after the applicable Earn-out Payment Date, Parent will deposit, or cause to be deposited with the Paying Agent by wire transfer of immediately available funds for the benefit of and distribution to such Company Securityholders within three Business Days thereafter, that portion of such Earn-out Payment payable to such Company Securityholders in respect of the Company Shares, the Company Warrants and the Non-Withholding Options, in each case as set forth in the updated Consideration Spreadsheet.

(c)     With respect to that portion of each Earn-Out Amount payable to the Company Securityholders in respect of the Withholding Options, no more than 30 days after the applicable Earn-out Payment Date, Parent will deliver cash in an amount equal to the portion of such Earn-out Payment payable to Company Securityholders in respect of such Withholding Options to the Surviving Corporation, by wire transfer of immediately available funds, for further distribution to such Company Securityholders through the Surviving Corporation’s payroll system in accordance with Section 1.13(d) no later than the first regular payroll date occurring at least three Business Days after such Earn-out Payment Date, in each case as set forth in the updated Consideration Spreadsheet.

(d)     Other than with respect to any Damages arising from any breach of, or inaccuracy in, Section 2.14, Parent will have the right to offset any Damages finally determined pursuant to the procedures and subject to the limitations set forth in Section 8 to be owed to Indemnified Persons, subject to the limitations contained in Section 8, against any Earn-out Payment (or any portion thereof) or portion of the Rollover Amount owed under this Section 1.6.

1.7.        Transfer Taxes. All transfer, documentary, recording and other similar fees payable in connection with the execution and delivery of this Agreement, the consummation of the Merger and the other Contemplated Transactions (“Transfer Taxes”) will be paid 50% by the Company Securityholders (which amount shall be treated exclusively as a Specified Transaction Expense hereunder) and 50% by Parent. The party required to do so under applicable Legal Requirements shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and provide the other parties with a complete and correct copy thereof.

1.8.        Treatment of Company Securities.

(a)     Conversion. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Securityholder, each Company Share outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive from Parent, and paid promptly (and in any event, within three (3) Business Days following the later to occur of (x) the surrender of the certificate representing such Company Share (each, a “Company Stock Certificate”) (or Lost Stock Affidavit) and a properly completed Letter of Transmittal and (y) the Effective Time), the consideration set forth on the Consideration Spreadsheet, as updated in accordance with this Section 1. Notwithstanding the foregoing, (i) no consideration will be paid with respect to any Company Share held in treasury of the Company and each Company Share owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, and (ii) each Dissenting Share will be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the DGCL. For purposes of calculating the amount of the Closing Merger Consideration payable to each Company Securityholder pursuant to this Section 1, all amounts payable in cash to such Company Securityholder will be aggregated and rounded up to the nearest whole cent (with $0.005 being rounded upward) and computed after aggregating the amounts payable for all shares of each class of Company Shares held by such Company Securityholder. From and after the Effective Time, the holders of Company Shares, Company Warrants and Company Options will cease to have any rights with respect to the Company Shares and Company Options represented thereby, other than the right to receive the amounts provided in this Section 1 or, with respect to the holders of Company Shares who properly perfect such Company Securityholders’ appraisal rights in accordance with Section 262 of the DGCL, the right to exercise their appraisal rights in accordance with Section 262 of the DGCL.

(b)     Each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation, and, as of the Effective Time, all such shares will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares will remain outstanding and evidence ownership of shares of common stock of the Surviving Corporation.

1.9.        Surrender of Company Stock Certificates.

(a)     At the Effective Time, holders of Company Stock Certificates representing the Company Shares will cease to have any rights as shareholders of the Company, and the stock transfer books of the Company will be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Shares will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and will be exchanged as provided in this Section 1.9.

(b)     Prior to the Closing, the Company will deliver to each Company Stockholder a letter of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”). At least two Business Days, but not more than five Business Days prior to the Closing, the Company will deliver to Parent properly completed and duly executed Letters of Transmittal, effective as of the Effective Time and executed by Company Stockholders holding no less than 90% of the voting power of the Company Shares as of the Closing (including each of the ten largest holders of Company Shares as of the Closing (it being agreed that for the purposes of such calculation each “holder of Company Shares” shall be determined by aggregating all Company shares held by all Affiliates of such holder)), together with the appropriate Company Stock Certificate (or a Lost Stock Affidavit in lieu thereof). Following the Effective Time, the holder of a Company Stock Certificate will be entitled to receive in exchange therefor payment of an amount equal to the applicable amount set forth on the Closing Consideration Spreadsheet, and the Company Stock Certificate so surrendered will be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate will be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender an amount equal to the applicable amount set forth on the Closing Consideration Spreadsheet. If any Company Stock Certificate is lost, stolen or destroyed, the owner of such lost, stolen or destroyed Company Stock Certificate may provide (in lieu of such Company Stock Certificate) a customary affidavit as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate (a “Lost Stock Affidavit”); provided, however, that the owner of any such Company Stock Certificate will not be required to deliver a bond.

(c)     Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Corporation, the Securityholders’ Representative, the Paying Agent, or the Escrow Agent will be liable to any Company Securityholder for any portion of the Aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any Aggregate Merger Consideration remaining undistributed to Company Securityholders immediately prior to such time as such Aggregate Merger Consideration payable to the Company Securityholders pursuant to this Section 1 would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

1.10.       Dissenting Shares.

(a)     Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are held by a Company Stockholder exercising such Company Stockholder’s right to demand appraisal in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive payment in accordance with Sections 1.8 and 1.9, and such Company Stockholders will be entitled only to such rights as may be granted to such Company Stockholders in Section 262 of the DGCL; provided, however, that if such Company Stockholder’s right of appraisal is not perfected, or if such Company Stockholder’s demand for payment is withdrawn pursuant to Section 262(k) of the DGCL, as of the later of the Effective Time or the time of the failure to perfect such status or the withdrawal of such demand, such shares will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) payment in accordance with Sections 1.8 and 1.9.

(b)     The Company will (i) give Parent prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. The Company will not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent has consented in writing to such payment or settlement offer, such consent not to be unreasonably withheld, delayed or conditioned.

1.11.     Withholding Rights. Parent, the Company, the Surviving Corporation, the Paying Agent and the Escrow Agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Securityholder such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that other than with respect to amounts paid as a bonus or in respect of Withholding Options or amounts related to a failure to provide the deliverable described in Section 1.3(b)(ix), Parent shall give the applicable Company Securityholder reasonable prior written notice of any intention to so withhold and the parties shall cooperate in good faith to take any necessary steps to minimize or eliminate any such withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Parent, the Company, the Surviving Corporation, the Paying Agent or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Company Securityholder in respect of which such withholding and payment was made.

1.12.     Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of Company Securities (other than the Withholding Options) six months following the final Earn-out Payment Date will, upon demand by Parent, be delivered to Parent, and any former holder of such Company Securities who has not previously complied with the document delivery provisions of this Section 1 will be entitled, after complying with such provisions of this Section 1, and subject to any escheat or similar laws, to receive from Parent payment of the applicable portion of such undistributed amount with respect to such Company Securities.

1.13.      Treatment of Company Options .

(a)     Company Options will not be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. Prior to the Closing, the Company’s board of directors will adopt appropriate resolutions and will take all other actions necessary and appropriate to cause each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, to become fully vested and be cancelled and converted into the right to receive (subject to the terms and conditions of this Agreement and the Option Termination Agreements) a cash payment with respect thereto equal to the amount set forth on the Consideration Spreadsheet, as updated in accordance with this Section 1, less any applicable withholding Taxes.

(b)     As of the Effective Time, all Company Options will become fully vested, cancelled and extinguished and automatically converted in exchange for such cancellation and extinguishment into the right to receive (i) promptly after the Effective Time, an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Company Option was exercisable immediately prior to the Effective Time, multiplied by (B) the difference between the per share amount of the Closing Cash Consideration payable in respect of a share of Company Common Stock minus the per share exercise price of such Company Option, (ii) a per Company Share amount of the release of any Indemnity Escrow Amount, any WC Escrow Amount or any Securityholders’ Representative Amount, (iii) a per Company Share amount of the Payable Adjustment payable to Company Securityholders, and (iv) the portion of each Earn-out Payment, if any, payable with respect to such Company Option in the manner provided in Section 1.6.

(c)     As a condition to payment of any Aggregate Merger Consideration to any holder of Company Options in respect of such holder’s Company Options, such holder will be required to sign a termination agreement in the form attached hereto as Exhibit C-1 (in respect of Withholding Options) or Exhibit C-2 (in respect of Non-withholding Options) (an “Option Termination Agreement”).

(d)     In accordance with this Agreement and the Option Termination Agreements: (i) as promptly as reasonably practicable in the ordinary course of business following the date that any portion of any amount payable hereunder becomes due (and, with respect to payments made as of the Closing, if any, no later than the first regular payroll date occurring at least three Business Days following the later to occur of (x) the execution and delivery of an Option Termination Agreement, and (y) the Effective Time), the Surviving Corporation, through the Surviving Corporation’s payroll system, will pay to the former holders of Withholding Options such amounts as such holders will be entitled to receive pursuant to this Section 1.13 in respect of such Withholding Options, reduced by applicable withholding Taxes; and (ii) within three (3) Business Days following the later to occur of (x) the execution and delivery of an Option Termination Agreement, and (y) the Effective Time, the Paying Agent will pay to the former holders of Non-Withholding Options such amounts as such holders will be entitled to receive pursuant to this Section 1.13 in respect of such Non-Withholdings Options.

(e)     In accordance with Section 1.15 below, any portion of the proceeds payable with respect to any Withholding Option that is held in the Indemnity Escrow Account will be subject to withholding for income and employment Taxes at such time as the amounts are paid to the former holders of such Company Options. Any portion of any Earn-out Payment that becomes payable with respect to any Withholding Option will be subject to withholding for income and employment Taxes as of the applicable Earn-out Payment Date.

1.14.      Securityholders’ Representative.

(a)     By voting in favor of the adoption of this Agreement, the approval of the Merger and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder hereby irrevocably constitutes and appoints Shareholder Representative Services LLC as his, her or its sole, exclusive, true and lawful agent and attorney-in-fact following the Closing (the “Securityholders’ Representative”), with full power of substitution to act in such Company Securityholder’s name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement, the Escrow Agreement or the Paying Agent Agreement following the Closing, and to act on such Company Securityholder’s behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement following the Closing, and to do or refrain from doing all such further acts and things, and execute all such documents, on such Company Securityholder’s behalf, as the Securityholders’ Representative deems necessary or appropriate in connection with the transactions contemplated by this Agreement, the Escrow Agreement or the Paying Agent Agreement following the Closing, including the power: (i) to execute and deliver this Agreement and any and all amendments, waivers or modifications hereof; (ii) to waive any condition to the obligations of such Company Securityholder to consummate the Contemplated Transactions; (iii) to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Company Securityholder that the Securityholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Escrow Agreement; (iv) to direct the Paying Agent or Escrow Agent to distribute (after payment of (A) any unpaid expenses chargeable to the Company Securityholders or the Company prior to the Closing in connection with the Contemplated Transactions, and (B) amounts payable by the Company Securityholders pursuant to Section 1.5), all amounts payable to such Company Securityholder under the terms of this Agreement or the Escrow Agreement; (v) with respect to any claims for indemnification made by an Indemnified Person hereunder, agree to, object to, negotiate, enter into settlements and compromises of, and demand litigation of and comply with orders and awards of courts with respect to such claims; and (vi) to do or refrain from doing any further act or deed on behalf of such Company Securityholder as is assigned, delegated or charged to the Securityholders’ Representative or that the Securityholders’ Representative otherwise deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, the Escrow Agreement or the Paying Agent Agreement, as fully and completely as such Company Securityholder could do if personally present. All such actions set forth or described in this Section 1.14(a) will be deemed to be facts ascertainable outside this Agreement and will be binding on the Company Securityholders.

(b)     The appointment of the Securityholders’ Representative is deemed coupled with an interest and will be irrevocable, and Parent, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Securityholders’ Representative on behalf of the Company Securityholders in all matters referred to herein. All notices delivered by Parent or the Company (following the Closing) to the Securityholders’ Representative (whether pursuant hereto or otherwise) for the benefit of the Company Securityholders will constitute notice to the Company Securityholders. The Securityholders’ Representative will act for the Company Securityholders on all of the matters set forth in this Agreement in the manner the Securityholders’ Representative believes to be in the best interest of the Company Securityholders as a whole and consistent with its obligations under this Agreement, but the Securityholders’ Representative will not be responsible to the Company Securityholders for any loss or damages it or they may suffer by reason of the performance by the Securityholders’ Representative of its duties under this Agreement, other than loss or damage arising from fraud by the Securityholders’ Representative.

(c)     If the Securityholders’ Representative resigns or is otherwise similarly unable to carry out its duties hereunder, then the Company Securityholders with an aggregate Pro Rata Portion (as calculated as of Closing) of at least 50.1% (the “Requisite Company Securityholders”) will, within five Business Days, appoint a new Securityholders’ Representative. The Requisite Company Securityholders may at any time, for any reason or no reason, remove the Securityholders’ Representative. If at any time there is not a Securityholders’ Representative and the Company Securityholders fail to designate in writing a successor Securityholders’ Representative within five Business Days after receipt of a written request delivered by Parent to the Requisite Company Securityholders requesting that a successor Securityholders’ Representative be designated in writing, then Parent may petition a court of competent jurisdiction to appoint a new Securityholders’ Representative hereunder.

(d)     All actions, decisions and instructions of the Securityholders’ Representative taken, made or given pursuant to the authority granted to the Securityholders’ Representative pursuant to this Section 1.14 will be conclusive and binding upon each Company Securityholder, and no Company Securityholder will have the right to object, dissent, protest or otherwise contest the same. By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder will be deemed to have approved, confirmed and ratified any action taken by the Securityholders’ Representative in the exercise of the power-of-attorney granted to the Securityholders’ Representative pursuant to this Section 1.14(d), which power-of-attorney, being coupled with an interest, is irrevocable and will survive the death, incapacity or incompetence of each such Company Securityholder.

(e)     The Securityholders’ Representative will not be liable to the Company Securityholders for any act done or omitted in connection with the Securityholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto unless caused by fraud by the Securityholders’ Representative. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders’ Representative will not have any fiduciary, agency or other duties to the Company Securityholders and its only obligations will be as expressly set forth in this Agreement. The Securityholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not liable for any of the obligations of the Company Securityholders hereunder, and Parent and the Company agree that they will not look to the underlying assets of the Securityholders’ Representative for the satisfaction of any obligations of the Company Securityholders (or any of them). The Company Securityholders will severally, in accordance with each such Company Securityholder’s Pro Rata Portion (and not jointly) indemnify and defend the Securityholders’ Representative and hold the Securityholders’ Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Securityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the funds in the Securityholders’ Representative Account, (ii) the amounts in the Indemnity Escrow Account at such time as remaining amounts would otherwise be distributable to the Company Securityholders and not otherwise subject to a General Unresolved Claim, and (iii) from the Earn-out Amount at such time as any such amount would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Securityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Securityholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement. In the event of any ambiguity or uncertainty hereunder, the Securityholders’ Representative may, in its sole and reasonable discretion, refrain from taking any action, unless the Securityholders’ Representative receives written instructions, signed by the Requisite Company Securityholders, that eliminate such ambiguity or uncertainty.

(f)     If (i) the Securityholders’ Representative elects (1) to assume and control the defense and/or management of any Third Party Claim at the expense of Company Securityholders in accordance with Section 8.1(f) hereof or (2) to take any other action under this Agreement or the Escrow Agreement that may require the payment of amounts out of the Securityholders’ Representative Amount, including for any attorneys, accountants, auditors or other advisors, and (ii) the Securityholders’ Representative’s good faith estimate of the reasonable expenses to be incurred by the Securityholders’ Representative in connection with any such action exceeds the balance of the Securityholders’ Representative Amount, the Securityholders’ Representative may refrain from taking any such action until such time as the Securityholders’ Representative, upon seven days’ notice to the Company Securityholders, receives written commitments signed by the Requisite Company Securityholders for payment of such expenses, in which case all Company Securityholders will pay their Pro Rata Portion of such estimated expenses. Any such initial notice by the Securityholders’ Representative to the Company Securityholders will include a statement of the balance of the Securityholders’ Representative Amount, the good faith estimate of the reasonable expenses to be incurred by the Securityholders’ Representative, the amount by which the estimated expenses to be incurred exceed the balance of the Securityholders’ Representative Amount, and each Company Securityholder’s Pro Rata Portion of such excess expense amount. Each Company Securityholder will deliver its Pro Rata Portion of any excess expense amount by wire transfer of immediately available funds, using the wire instructions identified in any such initial notice, no later than ten days following the date on which the Securityholders’ Representative gives such Company Securityholder notice of the receipt of commitments signed by the Requisite Company Securityholders for payment of such excess expenses; provided, however, that no Company Securityholder will be required to make any payments, individually or in the aggregate, pursuant to this Section 1.14(f) in excess of the Aggregate Merger Consideration previously received by such Company Securityholder. Any amounts thus paid will increase the balance of the Securityholders’ Representative Amount. The Securityholders’ Representative may invest the Securityholders’ Representative Amount as it determines in its discretion.

1.15.      Tax Treatment. Absent a determination within the meaning of Section 1313(a) of the Code, for U.S. federal income tax purposes, no party hereto shall take any action or filing position inconsistent with the following characterizations: (i) the portions of the Indemnity Escrow Amount and the Earn-out Amount allocable to the Company Stockholders are intended to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of non-U.S., state or local law, as appropriate, and (ii) the portions of the Indemnity Escrow Amount and the Earn-out Amount allocable to Company Optionholders are not intended to be compensation or wages, or subject to withholding as such, unless and until such portions (or any part thereof) are actually distributed to Company Optionholders.

1.16.      Treatment of Company Warrants.

(a)     Company Warrants will not be continued, assumed or substituted by the Surviving Corporation or Parent as part of the Merger. Prior to the Closing, the Company’s board of directors will adopt appropriate resolutions and will take all other actions necessary and appropriate to cause each Company Warrant that is outstanding immediately prior to the Effective Time, whether vested or unvested, to be cancelled and converted into the right to receive (subject to the terms and conditions of this Agreement) a cash payment with respect thereto equal to the amount set forth below at the time(s) described herein. “In-the-Money Warrant” means a Company Warrant with an exercise price per share that is less than the aggregate per share amount of merger consideration paid (including for purposes of the calculation as of the Effective Time the Indemnity Escrow Amount and the WC Escrow Amount) to a share of Company Common Stock under this Agreement through the applicable date.

(b)     As of the Effective Time, (x) all In-the-Money Warrants as of the Effective Time will be cancelled and converted into the right to receive (i) promptly after the Effective Time, an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Company Warrant was vested immediately prior to the Effective Time, multiplied by (B) the difference between the per share amount of the Closing Cash Consideration payable to a share of Company Common Stock minus the per share exercise price of such Company Warrant, (ii) a Pro Rata Portion of the release of any Indemnity Escrow Amount, any WC Escrow Amount or any Securityholders’ Representative Amount, (iii) a per Company Share amount of the Payable Adjustment payable to Company Securityholders, and (iv) the portion of each Earn-out Payment, if any, payable with respect to such Company Warrant in the manner provided in Section 1.6; and (y) all other Company Warrants that only become In-the-Money Warrants after the Effective Time will be cancelled at the Effective Time and converted into the right to receive an amount equal promptly after any such Company Warrant becomes an In-the-Money Warrant (the “Trigger Date”) to (i) an amount in cash, without interest, equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Company Warrant was vested immediately prior to the Effective Time, multiplied by (B) the difference between the per share amount of merger consideration paid to a share of Company Common Stock under this Agreement through the Trigger Date minus the per share exercise price of such Company Warrant, and, without duplication to the amount payable pursuant to clause (y)(i) above, (ii) the portion of each Earn-out Payment, if any, payable with respect to such Company Warrant in the manner provided in Section 1.6.

(c)     In accordance with this Agreement and the Warrant Termination Agreements, as promptly as reasonably practicable in the ordinary course of business following the date that any amounts are payable hereunder to Company Warrantholders, Parent will deposit, or cause to be deposited with the Paying Agent, cash in an amount equal to such amount by wire transfer of immediately available funds, for further distribution by the Paying Agent to the Company Warrantholders in accordance with the updated Consideration Spreadsheet.

2.           Representations and Warranties Regarding the Company. Except as disclosed in a disclosure schedule of even date herewith delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and, if and only if the Closing occurs, as of the Closing, that:

2.1.     Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Company’s current business requires such qualification, except where the failure to so qualify would not have a Company Material Adverse Effect. Each jurisdiction where the Company is qualified to do business is set forth in Section 2.1 of the Company Disclosure Schedule. The Company has posted in the Data Room true and correct copies of the Company Charter and bylaws of the Company, in each case as in effect as of the date of this Agreement.

2.2.     Company Subsidiaries. With the exception of the Subsidiaries set forth in Section 2.2 of the Company Disclosure Schedule (the “Company Subsidiaries”), the Company does not have any Subsidiaries. Each of the Company Subsidiaries is wholly owned by the Company, duly organized and validly existing under the laws of the jurisdiction of its organization, and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of such Company Subsidiary’s current business requires such qualification, except where the failure to so qualify would not have a Company Material Adverse Effect. The Company has posted in the Data Room true and correct copies of the organizational documents of each of the Company Subsidiaries, in each case as in effect as of the date of this Agreement.

2.3.     Power and Authority.

(a)     The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which the Company is a party or signatory, for the Company to consummate the Closing and the Contemplated Transactions and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and all Transaction Documents to which the Company is a party or signatory, and the consummation by the Company of the Closing and the other Contemplated Transactions, including the Merger, have been duly authorized and approved by the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions, other than the Required Stockholder Approval, which will be solicited prior to Closing pursuant to Section 5.7. The Required Stockholder Approval is the only vote of the holders of any class or series of Company Shares necessary to approve this Agreement and approve the Contemplated Transactions (to the extent stockholder approval is required). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)     The Company’s board of directors has (i) determined that the Merger is advisable to and in the best interests of the Company Stockholders, (ii) approved this Agreement, including the Certificate of Merger, (iii) resolved to recommend the adoption of this Agreement to the Company Stockholders and to seek such adoption as described in Section 5.7, and (iv) taken reasonably necessary action to prevent the application of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws or regulations of any jurisdiction or any anti-takeover provisions in the Company Charter or the Company’s bylaws to the Company, the Merger, this Agreement, or the Contemplated Transactions.

2.4.     Capitalization.

(a)     The authorized, issued and outstanding capital stock of the Company as of the date hereof is set forth in Section 2.4(a) of the Company Disclosure Schedule. The Company Securities constitute all of the issued and outstanding equity securities in the Company as of the date hereof. All outstanding Company Shares (a) are duly authorized, validly issued, fully paid and non-assessable, (b) are, to the Knowledge of the Company, free of any Encumbrances, and (c) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Company Charter or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. With the exception of the Company Options, and the Company Warrants set forth in Section 2.4(a) of the Company Disclosure Schedule and except as set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding as of the date hereof to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares or obligating the Company to grant, or enter into any option, warrant, call, right, commitment or agreement regarding Company Shares. Except for the Company Charter and the Company Equity Incentive Plan, and except as set forth in Section 2.4(a) of the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to the voting or the transfer of, or restrictions on or a requirement for the Company to purchase or sell, Company Shares (x) between or among the Company and any of the Company Securityholders; and (y) to the Knowledge of the Company, between or among any Company Securityholders.

(b)     All outstanding securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and all applicable “blue sky” laws. Any cancellation, re-grant or other re-pricing or amendment transaction, with respect to options or other rights to purchase Company Shares, was properly authorized and conducted in accordance with all applicable laws and regulations.

2.5.     Noncontravention. Subject to the Required Stockholder Approval and compliance with the HSR Act, and except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the Contemplated Transactions will not (with or without notice or lapse of time, or both) result in, (a) a breach or violation by the Company of, or a default by the Company under, any provision of the Company Charter or bylaws of the Company, as amended to date; (b) a termination, or breach or violation by the Company of, or an event of default by the Company or any Company Subsidiary under, or result in the loss of any benefit of the Company or any Company Subsidiary under, or give rise to any right of termination, cancellation, increased payments or acceleration of a third party under, or result in the creation of any Encumbrance on any asset or property owned by the Company or any Company Subsidiary, or require any consent of a third party under, any material Permit held by the Company or any Company Subsidiary or any Material Contract; or (c) a breach or violation by the Company or any Company Subsidiary of any Legal Requirement applicable to the Company, any Company Subsidiary, or any of its properties or assets. Other than as required to comply with the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company in order for the Company to execute and deliver this Agreement or for the Company to consummate the Closing or the Contemplated Transactions, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.6.     Governmental Authorizations. The Company and the Company Subsidiaries have at all times maintained each material federal, state, county, local or foreign Governmental Authority consent, license, permit, grant, approval or other authorization (“Permits”) required for the operation by the Company and the Company Subsidiaries of their respective businesses, and all of such Permits obtained by the Company or the Company Subsidiaries are in full force and effect. Neither the Company nor any of the Company Subsidiaries has received written notice from any Governmental Authority with respect to the revocation, material limitation or termination of any Permit. The Company and the Company Subsidiaries are in material compliance with the terms of all Permits.

2.7.     Financial Statements; Internal Controls.

(a)     Attached as Section 2.7 of the Company Disclosure Schedule are (i) the unaudited consolidated balance sheets, statements of income and shareholders’ equity and statements of cash flows of the Company as of and for the fiscal year ended December 31, 2017, (ii) the unaudited consolidated balance sheets and the unaudited consolidated statements of income and cash flows of the Company as of and for the fiscal year ended December 31, 2016, and (iii)(1) the unaudited consolidated balance sheet of Company (the “Company Balance Sheet”) as of May 31, 2018 (the “Company Balance Sheet Date”) and (2) the unaudited consolidated statements of income and cash flows for the five-month period ended on the Company Balance Sheet Date (collectively, the “Company Financial Statements”). The Company Financial Statements (A) are consistent in all material respects with the books and records of the Company; (B) have been prepared in accordance with GAAP (except that the unaudited Company Financial Statements do not contain footnotes and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered; and (C) fairly present in all material respects in accordance with GAAP the financial position, results of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates indicated therein, subject to normal year-end adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements. The statements of income included in the Company Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto. The books of account of the Company and the Company Subsidiaries accurately reflect in all material respects the Company’s and the Company Subsidiaries’ items of income and expense and all assets and liabilities and accruals that properly should have been reflected therein in accordance with GAAP consistently applied throughout the periods covered thereby except as disclosed in the Company Financial Statements. The Company and the Company Subsidiaries have provided or made available to Parent copies of all material written correspondence with their independent certified accountants since January 1, 2016.

(b)     Each of the Company and the Company Subsidiaries maintains a system of internal controls over financial reporting that provides reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, respectively; (ii) receipts and expenditures and other transactions are executed in accordance with the authorization of management; (iii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets and liabilities of the Company and the Company Subsidiaries, respectively; and (iv) there is prevention or timely detection of the unauthorized acquisition, use, or disposition of assets of the Company or the Company Subsidiaries that would affect the Company’s consolidated financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2017, nor has any such deficiency or weakness since been identified.

2.8.     Absence of Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or has incurred, any material liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise), except (a) as disclosed in the Company Disclosure Schedule; (b) as reflected, reserved against or otherwise accounted for on the Company Balance Sheet; (c) performance or payment obligations that are unmatured, unliquidated, or contingent pursuant to the contracts, commitments, instruments and other agreements and documents disclosed in the Company Disclosure Schedule or approved by Parent in writing after the date hereof in accordance with Section 4 or otherwise entered into in the ordinary course of business (other than any obligations arising from a breach or failure to comply by the Company with any obligations contained therein at any time prior to the Effective Time); (d) liabilities or obligations (other than obligations for borrowed money or in respect of capitalized leases entered into after the Company Balance Sheet Date) incurred after the Company Balance Sheet Date in the ordinary course of business (none of which are material in nature or amount); or (e) those incurred in connection with the execution of this Agreement, the other Transaction Documents and/or the Contemplated Transactions, including the Specified Transaction Expenses. In the event that a Third Party Claim involving the Company or any Company Subsidiary is brought following the Closing, the mere existence of such claim shall not, in and of itself, constitute a breach of this Section 2.8 on the grounds that the existence of such claim following the Closing means that the matters underlying such claim by definition constituted undisclosed, indirect, unmatured, unaccrued, unasserted, contingent or similar liabilities as of the Closing or any time prior thereto.

2.9.     Absence of Certain Developments. Except as set forth on Section 2.9 of the Company Disclosure Schedule, from December 31, 2017 until the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective business only in the ordinary course of business (other than actions taken in connection with the execution of this Agreement, the other Transaction Documents and/or the Contemplated Transactions); and (b) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, from December 31, 2017 until the date of this Agreement, neither the Company nor any of the Company Subsidiaries has taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 4.1.

2.10.     Inventory. Except as set forth on Section 2.10 of the Company Disclosure Schedule, the inventory of the Company and the Company Subsidiaries is in good and marketable condition and is usable and of a quantity and quality saleable in the ordinary course of business. The inventory of the Company and the Company Subsidiaries set forth in the Company Balance Sheet and reflected in the Closing Date Net Working Capital was valued at the lower of cost or market value (net realizable value) and its value is stated therein in accordance with GAAP. Adequate reserves have been reflected in the Company Balance Sheet for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with the GAAP. To the Knowledge of the Company, the inventory of the Company and the Company Subsidiaries constitutes sufficient quantities to conduct their respective business in the ordinary course of business. All inventory of the Company and the Company Subsidiaries is located at Leased Real Property.

2.11.     Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries have arisen from bona fide transactions in the ordinary course of business. None of the accounts receivable of the Company and the Company Subsidiaries (i) are subject to any setoffs or counterclaims; or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis, or subject to any other repurchase or return arrangement.

2.12.     Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no litigation, action, suit, proceeding, arbitration, or, to Knowledge of the Company, investigation, pending by or before a Governmental Authority or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries as of the date hereof, or to which the Company or any of the Company Subsidiaries is otherwise a party, nor, to the Knowledge of the Company, is there any reasonable basis for any such litigation, action, suit, proceeding, claim, arbitration or investigation against the Company or any Company Subsidiary. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is currently subject to any judgment, ruling, order, writ, decree, stipulation, injunction or determination or in breach or violation of any judgment, ruling, order, writ, decree, stipulation, injunction or determination, (ii) neither the Company nor any of the Company Subsidiaries is engaged in any legal action to recover monies due to it or for damages sustained by it, and (iii) since January 1, 2016, neither the Company nor any of the Company Subsidiaries has been party or subject to any adverse judgment or settlement of any Legal Proceeding in an amount exceeding $50,000 or that resulted in any material non-monetary relief. To the extent allowed pursuant to any applicable Legal Requirement, the Company has posted in the Data Room true, correct and complete copies of all court submissions material relating to active matters included in Section 2.12 of the Company Disclosure Schedule.

2.13.     Restrictions on Business Activities. Except as set forth in Section 2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the business of the Company or any of the Company Subsidiaries as currently contemplated by the Company or such Company Subsidiary absent the Contemplated Transactions.

2.14.      Intellectual Property.

(a)     Section 2.14(a) of the Company Disclosure Schedule provides a complete and accurate list of all patents, patent applications, copyright applications and registrations, domain name registrations, and trademark applications and registrations that constitute Owned Intellectual Property, and specifying as to each, as applicable: the title or mark; the owner; the applicable jurisdiction; the registration or application serial number; and the registration or application date (collectively, “Registered Intellectual Property”).

(b)     The Company or one of the Company Subsidiaries, respectively, owns all right, title and interest in and to all of the Owned Intellectual Property and exclusively owns all right, title and interest in and to, and is the owner of record of, all of the Registered Intellectual Property, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances) and free from any requirement of any past, present or future payments (other than maintenance and similar payments), charges or fees or conditions, rights or restrictions.

(c)     The Company and the Company Subsidiaries have valid rights to use all Intellectual Property that is not Owned Intellectual Property and that is used in or necessary for the conduct of the business of the Company and the Company Subsidiaries, respectively, as currently conducted, free and clear of any Encumbrances, other than Permitted Encumbrances and the terms of applicable IP Agreements listed on Section 2.16(a) of the Company Disclosure Schedule.

(d)     None of the conduct of the Company or any of the Company Subsidiaries, or any product or service rendered by the Company or any of the Company Subsidiaries, infringes upon, misappropriates, dilutes or otherwise violates, or, to the Knowledge of the Company, is alleged to infringe upon, misappropriate, dilute or otherwise violate, any Intellectual Property or other rights owned or held by any other Person.

(e)     The rights of the Company and the Company Subsidiaries, respectively, in and to all Owned Intellectual Property and, to the Knowledge of the Company, all Third Party Intellectual Property are valid and enforceable (other than applications), and no Owned Intellectual Property and, to the Knowledge of the Company, no Third Party Intellectual Property is subject to any outstanding judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any Governmental Authority restricting the use of such Intellectual Property, nor is there, or has there been, any pending or, to the Knowledge of the Company, threatened, legal, administrative or governmental action, suit, claim or proceeding relating to any Owned Intellectual Property or, to the Knowledge of the Company, Third Party Intellectual Property (including any proceeding contesting the rights of the Company to any Business Intellectual Property or the ownership, use, enforceability or validity of any Business Intellectual Property).

(f)     To the Knowledge of the Company, there is no infringement, misappropriation, dilution or other violation of any Business Intellectual Property by any Person.

(g)     The Company and the Company Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality of all trade secrets included in the Business Intellectual Property, and, to the Knowledge of the Company, all trade secrets included in the Business Intellectual Property have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

(h)     The Company and the Company Subsidiaries have not used any Open Source Software in a manner that does, will, or would reasonably be expected to, require the (A) disclosure or distribution of any Software of the Company in source code form; (B) license or other provision of any Software of the Company on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Business Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Software of the Company.

(i)     All current and former employees and independent contractors of the Company and the Company Subsidiaries who contributed to the creation or development of any Intellectual Property for the Company or the Company Subsidiaries during the course of their employment or engagement with the Company or the Company Subsidiaries, respectively, (i) have agreed in writing to an obligation of confidentiality to the Company or the Company Subsidiaries with respect to such Intellectual Property and (ii) with respect to such Intellectual Property, have duly executed and delivered agreements with the Company or the Company Subsidiaries assigning to the Company or the Company Subsidiaries all such Intellectual Property.

(j)     The consummation of the transactions contemplated under this Agreement will not result in the loss or impairment of the rights of the Company and the Company Subsidiaries, respectively, to own or use the Business Intellectual Property and will not entitle any Person to impose restrictions on or obtain rights to or receive compensation based on the Business Intellectual Property.

(k)     Except as set forth in Section 2.14(k) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority or university were used to develop or create, in whole or in part, any Owned Intellectual Property.

2.15.      Interested Party Transactions. Except as set forth in Section 2.15 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is indebted to any Company Securityholder, officer, director or employee of the Company or any of the Company Subsidiaries (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses, in each case as reflected in the Company’s and the Company Subsidiaries’ books and records), and no such Company Securityholder, officer, director or employee is indebted to the Company or any of the Company Subsidiaries. Except as set forth in Section 2.15 of the Company Disclosure Schedule, no Company Securityholder or any Affiliate thereof owns or has any interest in any property (real or person, tangible or intangible), used in or pertaining to the business of the Company or any of the Company Subsidiaries other than as a result of his, her or its ownership of, or interest in, Company Shares, Company Options, Company Warrants, or any other securities of the Company set forth in Section 2.15 of the Company Disclosure Schedule.

2.16.      Material Contracts.

(a)     Section 2.16(a) of the Company Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. The Company has posted in the Data Room, or made available to Parent or its Representatives, a complete and accurate copy of each such Material Contract (including, with respect to each oral contract that is a Material Contract, written summaries of all material terms thereof) and all amendments or modifications thereto that exist as of the date of this Agreement.

(b)     With respect to each Material Contract in effect as of the date of this Agreement: (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of the Company or one of the Company Subsidiaries and enforceable against the Company or such Company Subsidiary in accordance with its terms, and to the Knowledge of the Company constitutes a legal, valid and binding agreement of the counterparty thereto and enforceable against such counterparty in accordance with its terms, in each case subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); (ii) the Company or the Company Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract; and (iii) (A) neither the Company nor any Company Subsidiary, and, to the Knowledge of the Company no other party to such Material Contract, is in material breach or default of such Material Contract, and (B) to the Knowledge of the Company, no event has occurred that with notice or lapse of time would constitute a material breach or default thereunder by the Company, the Company Subsidiaries, or any other party thereto, or would permit the modification or premature termination of such Material Contract by any other party thereto absent the Contemplated Transactions. As of the date of this Agreement, no party to any Material Contract has made or asserted in writing any defense, set-off or counterclaim under such Material Contract or has exercised, or notified the Company or the Company Subsidiaries in writing of any intent to exercise, any right to cancel, terminate or shorten the term of or otherwise modify any such Material Contract.

(c)     “Material Contract” means any legally binding oral or written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, arrangement, understanding, undertaking, obligation, or commitment to which the Company or any of the Company Subsidiaries is a party (i) with a Top Customer or a Top Supplier; (ii) that requires payments to or performance by the Company or any of the Company Subsidiaries in an amount equal to or in excess of $100,000 per annum in the aggregate; (iii) with or for the benefit of any current or former officer or director, holder of any security, employee (if a current employee or an employee in the last twelve months), or consultant of the Company or any of the Company Subsidiaries (but excluding options and restricted stock agreements under the Company Equity Incentive Plan, and Company Employee Plans made available to employees in the ordinary course of business) under which the Company or any of the Company Subsidiaries has any obligations as of the date hereof and that is not terminable by the Company or the Company Subsidiaries without cause or penalty upon notice of 30 days or less; (iv) with any labor union or association representing any employee of the Company or any of the Company Subsidiaries; (v) with any Governmental Authority; (vi) that materially limits or restricts the ability of the Company or any of the Company Subsidiaries to compete or otherwise to conduct their business; (vii) for the purchase of any materials, supplies, equipment, merchandise or services that contains an automatic pricing escalation clause or that obligates the Company or any of the Company Subsidiaries to purchase all or substantially all of their requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier; (viii) that provides for the sale of any of the assets, properties or securities of the Company following the date hereof (except for options or restricted stock granted under the Company Equity Incentive Plan or warrants disclosed in Section 2.4(a) of the Company Disclosure Schedule) or any of the Company Subsidiaries, other than in the ordinary course of business, or for the grant to any Person of any option (except for options or restricted stock granted under the Company Equity Incentive Plan), right of first refusal or preferential or similar right to purchase any such assets, properties, or securities; (ix) evidencing Indebtedness; (x) that is a lease or similar contract with any Person under which (A) the Company or any of the Company Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company or any of the Company Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by Company or any of the Company Subsidiaries, respectively, in either case of (A) or (B) above, involving payments to or by the Company or any of the Company Subsidiaries in excess of $100,000 per annum in the aggregate for calendar year 2017, 2018, or 2019; (xi) obligating the Company or any of the Company Subsidiaries to deliver future products enhancements or containing a “most-favored nation” clause; (xii) establishes a joint venture, partnership or teaming agreement involving the Company or any of the Company Subsidiaries pursuant to which the Company or any of the Company Subsidiaries has ongoing service or payment obligations; (xiii) with customers or suppliers including provisions for material rebates, credits, or the sharing of fees (but excluding contracts containing such provisions relating only to (A) prompt payment of amounts due thereunder or (B) adjustments in the ordinary course of business to reflect good faith claims pursuant to service or warranty provisions); (xiv) for the acquisition by the Company or any of the Company Subsidiaries of any operating business or the capital stock of any other Person; (xv) that is an IP Agreement; or (xvi) that requires the payment of any royalty or similar sales-based or earnings-based payment; provided, that any offer letter with any current or former employee of the Company or any of the Company Subsidiaries, any non-exclusive license by the Company or any of the Company Subsidiaries entered into in the ordinary course of business and any agreement in which the Company or any of the Company Subsidiaries is the licensee that is not material to the operation of the Company and the Company Subsidiaries need not be scheduled or made available to Parent and its Representatives, but shall otherwise be considered a Material Contract for all other purposes herein.

2.17.      Customers and Suppliers. Section 2.17 of the Company Disclosure Schedule lists the current customers and suppliers of the Company that were the ten largest customers of the Company (the “Top Customers”) and ten largest product-related suppliers to the Company (the “Top Suppliers”) in terms of dollar volume of sold or purchased products or services for the period from January 1, 2017 until May 31, 2018, together with the following information with respect to each such customer and supplier: (a) the name of such party; and (b) the dollar volume of sales or purchases during such period (as applicable). The Surviving Corporation (and its Subsidiaries) will have full access to all information recorded by the Company in its customer and supplier database with respect to such parties (including notes and order histories) immediately following the Closing. Since January 1, 2017 and until the date hereof, the Company has not received any written notice from any customer or supplier listed in Section 2.17 of the Company Disclosure Schedule to the effect that any such customer or supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or selling products or services from or to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received written notice nor has any Knowledge that any customer or customers that, individually (together with its Affiliates) or in the aggregate, account for more than 5% of the revenue of the Company in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Company. The Company has not received notice or has any Knowledge that any supplier or suppliers that, individually or in the aggregate, account for more than 5% of the dollar amount of payments made by the Company in each of the last two fiscal years has plans or has threatened to stop or materially decrease the rate of business done with the Company. No supplier of goods or services to the Company is the sole source of such good or services available to the Company.

2.18.      Compliance with Laws.

(a)     The Company and each of the Company Subsidiaries is in, and has been since January 1, 2014, in compliance in all material respects, with all applicable Legal Requirements and with all instruments of record, easements, or other similar obligations, in each case, relating to their properties, assets, business or business practices (including relating to the development, manufacturing, marketing, sales and distribution of the products and services of the Company and the Company Subsidiaries, including Health Care Laws). Neither the Company nor any of the Company Subsidiaries is subject (nor has either of them been subject during the past three years until the date hereof) to any recall, action letter, penalty or assessment, or any inspection, audit or, to the Knowledge of the Company, investigation, by any Governmental Authority based upon or in connection with an allegation that the Company or any of the Company Subsidiaries (including any agent, representative, or broker acting on behalf of the Company or any of the Company Subsidiaries, respectively) violated any Legal Requirement or made a material false statement or omission to any such Governmental Authority.

(b)     The Company and the Company Subsidiaries have all Permits required to conduct their business as currently conducted and in material compliance with all applicable Legal Requirements, including applicable Health Care Laws. Each Permit is valid and subsisting in full force and effect. To the Knowledge of the Company, no Governmental Authority is considering limiting, suspending, or revoking any such Permit or changing the marketing classification or labeling of the products of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, there is no false or misleading information or material omission in any product application or other submission to any Governmental Authority. The Company and the Company Subsidiaries have fulfilled and performed their material obligations under each Permit, and to the Knowledge of the Company, no event has occurred or condition or state of facts exists that would constitute a material breach or default or would cause revocation or termination of any such Permit. To the Knowledge of the Company, any third party that is a manufacturer or contractor for the Company or any of the Company Subsidiaries is in compliance with all Permits insofar as they pertain to the manufacture of product components or products for the Company or any of the Company Subsidiaries.

(c)     The development, testing, investigation, manufacturing, storage, promotion, marketing, import, export, distribution, and sale of all of the Company’s and the Company Subsidiaries’ products, and any related record-keeping and reporting to any Governmental Authority, is, and has been conducted in the past five years, in material compliance with all Health Care Laws and analogous Legal Requirements in other jurisdictions, as applicable to the Company’s past and current operations. Neither the Company nor any of the Company Subsidiaries has received any written notice or communication in the past five years from any Governmental Authority alleging noncompliance with any Health Care Laws or analogous Legal Requirement in other jurisdictions. Neither the Company nor any of the Company Subsidiaries is the subject of any enforcement, regulatory or administrative proceeding by any Governmental Authority alleging noncompliance with Health Care Laws or analogous Legal Requirements in other jurisdictions, and, to the Knowledge of the Company, no such proceedings have been threatened in writing. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against the Company or any of the Company Subsidiaries. To the Knowledge of the Company, there is no act, omission, event, or circumstance that would reasonably be expected to lead to any such action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information or any such liability. Neither the Company nor any of the Company Subsidiaries has recalled, suspended, or discontinued any products, either at the request of any Governmental Authority or voluntarily. To the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert, or suspension of manufacturing relating to any product of the Company or any of the Company Subsidiaries; (ii) a change in the labeling of any product of the Company or any of the Company Subsidiaries; or (iii) a termination, seizure, or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any product of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received any written notice that any Governmental Authority has commenced or threatened to initiate, any action to withdraw approval or clearance of, place sales or marketing restrictions on, or request the recall, correction, suspension, import detention, or seizure of any product of the Company or any of the Company Subsidiaries, or that any Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of the products or product candidates of the Company or any of the Company Subsidiaries.

(d)     To the extent applicable, all manufacturing operations relating to the Company’s and the Company Subsidiaries’ products and product candidates conducted by or on behalf of the Company or any of the Company Subsidiaries have been conducted and are being conducted in material compliance with ISO standards, other applicable international standards, and current “Good Manufacturing Practices” established under Health Care Laws, as amended from time to time, and analogous Legal Requirements in other jurisdictions, as applicable to the Company’s past and current operations.

(e)     All products marketed by the Company or any of the Company Subsidiaries are and since January 1, 2014, have been labeled, promoted, and advertised in material accordance with Health Care Laws and analogous Legal Requirements in other jurisdictions, as applicable to the Company’s past and current operations.

(f)     None of the Company, the Company Subsidiaries or any of their respective officers, nor, to the Knowledge of the Company, no employee or agent of the Company or the Company Subsidiaries, in each case, in his or her capacity as such, has made any untrue statement of material fact or fraudulent statement to any Governmental Authority; failed to disclose a material fact required to be disclosed to any Governmental Authority; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for any Governmental Authority to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or analogous Legal Requirements in other jurisdictions.

(g)     Neither the Company nor any of the Company Subsidiaries has received any written complaints or notices of investigation (including inquiries or other communications from the Department of Health and Human Services Office for Civil Rights) from any Governmental Authority or other Person regarding the Company or its agents, employees or contractors’ uses or disclosures of, or security practices or incidents regarding, individually identifiable health-related information. With regard to individually identifiable information, there has not been any non-permitted use or disclosure, breach of a business associate or confidentiality agreement, security incident or breach (each as determined by reference to HIPAA or state law, as applicable) by, or involving the systems of, the Company, the Company Subsidiaries, or their respective agents, employees or contractors.

(h)     All preclinical testing and clinical trials relating to any of the Company’s or the Company Subsidiaries’ products have been and are being conducted in material compliance with experimental protocols, procedures and controls, accepted professional scientific standards, including good clinical practices, and applicable Legal Requirements. Each such study conducted by or on behalf of the Company or the Company Subsidiaries with respect to any products of the Company or the Company Subsidiaries has been conducted or is being conducted such that the resulting data was or will be acceptable for use in past or anticipated regulatory filings, and there is nothing included in such data currently in existence that would cause any such regulatory submission to be disallowed or delayed or that would indicate that the relevant product will not perform as intended.

(i)     None of the Company, the Company Subsidiaries, or any officer, director, employee, agent, or contractor of the Company or any of the Company Subsidiaries has been charged or convicted of any crime or engaged in any conduct or that has resulted in debarment, exclusion or other ineligibility for participation in a federally or state funded health care program under 21 U.S.C. § 335a, or any similar state or federal Legal Requirement or exclusion from participating in the federal health care programs under Section 1128 of the Social Security Act or any other similar state or federal Legal Requirement.

2.19.       Employees and Consultants.

(a)     Set forth in Section 2.19(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, containing (i) the names and titles of all current employees (including full-time, part-time, temporary employees, employees on leaves of absence, and all other employees), current independent contractors and current consultants of the Company and the Company Subsidiaries, (ii) their current respective annual base salaries, contract fees or commissions, fringe benefits, target incentive and/or bonus compensation eligibility, and outstanding options, (iii) their respective FLSA designations, and (iv) their work location (identified by street address). Except as provided in Section 2.19(a) of the Company Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than as required under such employee’s employment agreement with the Company, any of the Company Subsidiaries, or applicable Legal Requirements, and (ii) the Company’s or the Company Subsidiaries’ relationships with all Persons who act as contractors or other service providers to the Company or any of the Company Subsidiaries, respectively, can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Set forth on Section 2.19(a) of the Company Disclosure Schedule is a true and accurate list of all employees of the Company and the Company Subsidiaries whose employment has terminated either voluntarily or involuntarily in the past twelve (12) months.

(b)     Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, each Company Employee employed in the United States is (i) a United States citizen, (ii) a lawful permanent resident of the United States, or (iii) an alien authorized to work in the United States either specifically for the Company or for any United States employer. The Company is in compliance in all material respects with applicable Legal Requirements in the United States with respect to employee work status, has completed a Form I-9 (Employment Eligibility Verification) for each Company Employee, and each such Form I-9 has been updated as required by applicable Legal Requirements and is materially correct and complete as of the date hereof. With respect to each Company Employee, an authorized official of the Company or an authorized person of any applicable professional employer organization has reviewed the original documents relating to the identity, employment eligibility and authorization of such Company Employee to be employed in the United States in compliance with applicable Legal Requirements and such documents appeared, to such official or other authorized person, to be genuine on their face. Each Company Employee not employed in the United States is authorized to work in the applicable jurisdiction either specifically for the Company, any of the Company Subsidiaries, or for any employer in such jurisdiction, and the Company and each of the Company Subsidiaries is in material compliance with applicable Legal Requirements in such jurisdictions with respect to work status.

(c)     The Company and the Company Subsidiaries have, or will have no later than the Closing Date, paid all applicable accrued salaries, earned bonuses, fees, commissions, wages, severance, accrued vacation pay, contractual payments, reimbursement expenses, and benefits of the Company Employees and any other amounts due to be paid to the Company Employees through the Closing Date. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements governing employment and labor, including all contractual commitments and all such Legal Requirements relating to hiring of employees, background checks, wages, hours, affirmative action, meals and rest breaks, collective bargaining, employment discrimination, harassment, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), as amended (“FLSA”), the Americans with Disabilities Act, as amended, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), the Occupational Safety and Health Act, as amended, the Family and Medical Leave Act (29 U.S.C. 2601, et seq.), as amended, the National Labor Relations Act of 1935, as amended, Executive Order 11246 and any other Executive Orders or regulations governing affirmative action, EEO-1, VETS-100 and 100A reporting obligations, the Immigration Nationality Act (8 U.S.C. 1324a, et seq.), as amended, and all similar applicable Legal Requirements (collectively, the “Labor Laws”). The Company and the Company Subsidiaries have, since January 1, 2016, conducted their businesses in compliance with all applicable Labor Laws in all material respects. Since January 1, 2016, the Company and the Company Subsidiaries have withheld all amounts required by Legal Requirement or contract to be withheld from the wages or salaries of their employees and is not liable for the payment of any arrears of wages or other penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing. Since January 1, 2016, the Company and the Company Subsidiaries have maintained required legally-compliant records regarding each nonexempt Company Employee, including records of working time, meal and rest breaks, and overtime. Since January 1, 2016, the Company and the Company Subsidiaries have properly classified their employees pursuant to the FLSA and analogous Legal Requirements in foreign jurisdictions. All individuals classified as consultants or independent contractors of the Company or the Company Subsidiaries are properly classified as independent contractors under all applicable Legal Requirements. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has been a federal, state, local or foreign government contractor.

(d)     Section 2.19(d) of the Company Disclosure Schedule contains a true and compete list, as of the date hereof, of any and all employment, change in control, severance, retention, termination, non-competition, non-solicitation, confidentiality, assignment of inventions, temporary service, and other similar employment contracts, arrangements or policies, whether written or oral, between the Company or any of the Company Subsidiaries, on the one hand, and any current Company Employee, consultant, temporary employee, or independent contractor, on the other hand (other than at-will employment arrangements, but including all contracts, with at-will Company Employees).

(e)     There has been no “mass layoff” or “plant closing” (as defined by WARN and/or other applicable Legal Requirements) with respect to the Company or any of the Company Subsidiaries within the six months prior to the date of this Agreement. As of the date of this Agreement, no current Company Employee has given notice in writing to the Company or any of the Company Subsidiaries that such Company Employee intends to terminate his or her employment with the Company or any of the Company Subsidiaries, respectively. Neither the Company nor any of the Company Subsidiaries has delivered a notice of termination to any current Company Employee in the past ninety (90) days.

(f)     Except as set forth on Section 2.19(f) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract and there are no labor or collective bargaining agreements to which the Company or the Company Subsidiaries and the current employees of the Company or the Company Subsidiaries are subject or to which the Company or any of the Company Subsidiaries has been subject to since January 1, 2016, with respect to any former employee of the Company or the Company Subsidiaries, respectively, when such former employee was employed by the Company or any of the Company Subsidiaries, nor does the Company or any of the Company Subsidiaries have Knowledge of any activities or proceedings of any labor union or similar organization to organize the employees of the Company or any of the Company Subsidiaries as of the date of this Agreement.

(g)     There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; (ii) material grievances or other labor disputes pending; or (iii) petitions for union organization or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries. There are no material “Unfair Labor Practice” (as defined in the National Labor Relations Act) charges, grievances or complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by or on behalf of any current or former employee or group of employees of the Company or any of the Company Subsidiaries, respectively.

(h)     There are no material complaints, charges or claims against the Company or any of the Company Subsidiaries that are pending or, to the Knowledge of the Company, have been threatened in writing during the three-year period preceding the date of this Agreement that would reasonably be expected to be brought or filed, with any Governmental Authority based on, arising out of, or in connection with the employment or termination of employment of or failure to employ, any individual.

(i)     Except as set forth on Section 2.19(i) of the Company Disclosure Schedule, no employees, temporary employees, consultants, or independent contractors of the Company or any of the Company Subsidiaries are employed through a human resources outsourcing entity, professional employer organization, or other similar vendor or provider.

2.20.      Title to Property. The Company and the Company Subsidiaries have good and valid title to, or a valid and binding exclusive leasehold interest in, all of the tangible properties and assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances of any kind or character, except for the following (collectively, “Permitted Encumbrances”): (a) liens for current Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, however, that with respect to such contested amounts, an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP; (b) statutory or common law Encumbrances arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) statutory or common law liens arising in the ordinary course of business that are not material to the businesses of the Company and the Company Subsidiaries in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that are not yet delinquent or contested; and (d) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All such tangible properties and assets of the Company and the Company Subsidiaries are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate for the uses and purposes for which they are currently used.

2.21.      Real Estate.

(a)     Owned Real Property. Neither the Company nor any of the Company Subsidiaries does own any real property.

(b)     Leased Real Property.

(i)      Section 2.21(b) of the Company Disclosure Schedule lists all Leased Real Property. All leases and subleases for Leased Real Property (each, a “Lease” and, collectively, the “Leases”) to which the Company or any of the Company Subsidiaries is a party are listed on Section 2.21(b) of the Company Disclosure Schedule, are in full force and effect and are valid, binding and enforceable against the Company or the Company Subsidiaries and, to the Knowledge of the Company, against the lessors thereof, except as such enforceability could be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, if any such proceeding were to be brought in the future. The Leases constitute all interests in Leased Real Property currently directly used, occupied or directly held for use by the Company or any of the Company Subsidiaries. True and correct copies of the Leases, as amended or modified through the date hereof, have been posted in the Data Room.

(ii)     All rent and other sums and charges payable by the Company and the Company Subsidiaries under the Leases are current. No termination event or condition or uncured default on the part of the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any lessor exists under any Lease except as set forth in Section 2.21(b) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have a valid, binding and enforceable leasehold interest in each parcel of real property leased by either of them, free and clear of all Encumbrances, except (i) those reflected or reserved against in the Company Balance Sheet and (ii) Taxes and general and special assessments not in default and payable without penalty and interest.

(iii)    Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither the terms of this Agreement nor anything provided to be done hereunder will violate the terms of any Lease or require the consent of any lessor.

(c)     No part of any improvement on any Leased Real Property encroaches on any real property not included in the Leased Real Property, and there are no buildings, fixtures or other improvements primarily situated on adjoining property that encroach on any part of the Leased Real Property. There is no existing or, to the Knowledge of the Company, proposed plan to modify or realign any street or highway or any existing, proposed or, to the Knowledge of the Company, threatened eminent domain or other proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use of any Leased Real Property as heretofore used in the conduct of the businesses of the Company and the Company Subsidiaries. The Leased Real Property, collectively, is sufficient and adequate for the current business use of the Company and the Company Subsidiaries.

(d)     To the Knowledge of the Company, all utility services (including electrical) necessary for the use and operation by the Company or the Company Subsidiaries of any Leased Real Property are, or are expected to be when needed, available to the Company or the Company Subsidiaries, and arrangements in respect thereof have been made on commercially reasonable terms.

(e)     To the Knowledge of the Company, all of the Leased Real Property and the buildings, fixtures, and improvements thereon are in good operating condition without structural defects (ordinary wear and tear excepted), all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections. To the Knowledge of the Company, none of the improvements located on the Leased Real Property constitute a legal non-conforming use or otherwise requires any special dispensation, variance or special Permit under any laws. To the Knowledge of the Company, the current use and occupancy of the Leased Real Property and the improvements located thereon are not in violation of any recorded or unrecorded covenants, conditions, restrictions, reservations, easements, agreements or other contracts affecting such property, and neither the Company nor any of the Company Subsidiaries has received any written notice related thereto as of the date hereof.

2.22.       Environmental Matters.

(a)     The Company and the Company Subsidiaries are, and since January 1, 2014, have been, in compliance in all material respects with all Environmental Laws relating to their businesses, the Leased Real Property, and any other properties or facilities leased, owned, or occupied by the Company or any of the Company Subsidiaries, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”).

(b)     To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company, any of the Company Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries, or any property to which the Company, any of the Company Subsidiaries, or any of their predecessors arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to liability of the Company or any of the Company Subsidiaries under Environmental Laws. As of the date hereof, no civil, criminal or administrative action, proceeding or, to the Knowledge of the Company, investigation is pending against the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, is being threatened against the Company or any of the Company Subsidiaries, with respect to Hazardous Materials or Environmental Laws.

(c)     No proceeding is pending, or to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries relating to any Environmental Law or Environmental Permit.

(d)     The transactions contemplated by this Agreement do not require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of the Company Subsidiaries with respect to environmental matters.

(e)     The Data Room contains true, correct and complete copies of all Environmental Permits and, if in the Company’s possession or control as of the date hereof, all environmental audits, studies, reports, analyses, and results of investigations that have been commissioned or obtained by the Company or the Company Subsidiaries with respect to the currently or previously owned, operated or leased properties of the Company, any of the Company Subsidiaries, or any of their predecessors and any material documents related to unresolved, threatened, material legal proceedings or material environmental costs and liabilities.

2.23.       Taxes. Except as set forth in Section 2.23 of the Company Disclosure Schedule:

(a)     The Company and the Company Subsidiaries have filed all income Tax Returns and all other material Tax Returns that they were required to file (taking into account all applicable extensions to file any such Tax Return) and paid all Taxes shown on such filed Tax Returns as owing (except to the extent that such amounts are being contested in good faith by appropriate proceedings by the Company or any of the Company Subsidiaries and are properly reserved for on the Company Financial Statements). All income and material other Taxes of the Company and the Company Subsidiaries due on or before the date hereof (taking into account applicable extensions) by or on behalf of the Company or any of the Company Subsidiaries have been timely paid, or to the extent that such Taxes are not due and payable on or before the Closing Date, have been properly accrued on the Closing Date Balance Sheet. The Company and the Company Subsidiaries have complied with all applicable requirements relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid. The Company has made available to Parent accurate and complete copies of all U.S. federal income and all other material Tax Returns filed by the Company or any of the Company Subsidiaries during the four preceding calendar years.

(b)     Neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority any written notice regarding any contemplated or pending audit, examination or other administrative or court proceeding involving Taxes imposed thereon.

(c)     No extension of time with respect to any date on which a Tax Return was required to be filed by the Company or any of the Company Subsidiaries that extends such date beyond the date hereof is in force, and no waiver or agreement by the Company or any of the Company Subsidiaries is in force or has been requested for the extension of time for the payment, collection or assessment of any Taxes beyond the date hereof (other than customary extensions not exceeding six months or otherwise in connection with extensions of time for filing Tax Returns that are set forth in Section 2.23(c) of the Company Disclosure Schedule).

(d)     Neither the Company nor any of the Company Subsidiaries has received from any Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed any Tax Return any written claim that the Company or any of the Company Subsidiaries is subject to taxation by that jurisdiction. Neither the Company nor any of the Company Subsidiaries has been notified in writing by any Governmental Authority regarding any proposed, asserted or assessed deficiency for any Tax imposed on the Company or any of the Company Subsidiaries that was not settled or paid.

(e)     There are no Encumbrances for Taxes on any asset of the Company or any of the Company Subsidiaries other than Encumbrances for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and are properly reserved for on the Company Financial Statements or the Closing Date Balance Sheet or that are otherwise not material.

(f)     Neither the Company nor any of the Company Subsidiaries is a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than an agreement, such as a lease, the principal purpose of which is not the sharing or allocation of Taxes). Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any third party under Treasury Regulation §1.1502-6 or any corresponding or similar provision of state, local or foreign income Tax law, as a transferee or successor, by contract, or otherwise.

(g)     The Company has not distributed stock of another Person, or had its stock distributed by another Person, (i) in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (ii) in a distribution that could otherwise constitute part of a “plan’” or “series of transactions” (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.

(h)     Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions that occurred on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business.

(i)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(j)     Section 2.23(j) of the Company Disclosure Schedule sets forth a list of each national and state jurisdiction in which the Company is subject to income Tax, is engaged in business, or has a permanent establishment, and a list of each national and state jurisdiction in which each Company Subsidiary is subject to income Tax, is engaged in business, or has a permanent establishment.

(k)     Neither the Company nor any of the Company Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(1) and 1.6011-4(c)(3) and has complied with the disclosure requirements of Code Section 6011 and the Treasury Regulations promulgated thereunder or under any corresponding or similar provision of state, local or foreign income Tax law.

(l)     The Company and each of its Subsidiaries has been at all times in substantial compliance with Code Section 482 and the Treasury Regulations promulgated thereunder (and similar provisions of non-U.S. Law). Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreements or similar agreements with any Governmental Authority.

(m)     Except Exosome Diagnostics GmbH which is and has been since formation a “controlled foreign corporation” as defined in Section 957 of the Code, neither the Company nor any of its Subsidiaries is and never has been (i) a “controlled foreign corporation”, a “specified foreign corporation” as defined in Section 965 of the Code or a “United States shareholder”, as that term is defined in Code Section 951(b), of a “controlled foreign corporation” or “specified foreign corporation”, (ii) a “surrogate foreign corporation” as defined in Section 7874 of the Code, or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code nor a shareholder, directly or indirectly, of a “passive foreign investment company.”

(n)     Except with respect to the amount of liability disclosed in Section 2.23(n) of the Company Disclosure Schedule, each of the Company, the Company’s Subsidiaries, and each Company Securityholder have either (i) timely paid in full or (ii) are not required and could not be required to include any amounts in income as a result of the application of Section 965 of the Code (as modified by Section 14103 of the “Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018,” as enacted by the United States Congress on December 22, 2017). The Company has not made an election under Section 965(h)(1) of the Code.

2.24.     Employee Benefit Plans.

(a)     Section 2.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Company Employee Plan. For purposes of this Agreement, a “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, housing, hospitalization or other medical plan, but excluding regular wages and salary, which is currently in effect and sponsored, maintained, contributed to, or required to be contributed to by the Company or any of the Company Subsidiaries, and, with respect to any such plans that are subject to Section 401(a) of the Code, any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any Person who performs or who has performed services for the Company or any of the Company Subsidiaries and with respect to which the Company, any of the Company Subsidiaries, or any ERISA Affiliate has any material liability or obligation (collectively, the “Company Employee Plans”).

(b)     The Company has delivered to Parent or its Representatives (or made available for review by Parent or its Representatives) true and complete copies to the extent currently effective of each of the Company Employee Plans and related plan documents to which it is a party, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, material participant agreements, employee booklets, administrative service agreements, summary plan descriptions, and compliance and nondiscrimination tests for the last three plan years. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has made available for review by Parent or its advisors copies of the Form 5500 reports filed for the last three plan years. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has made available for review by Parent or its advisors the most recent determination or opinion letter from the Internal Revenue Service

(c)     Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Legal Requirements (including ERISA and the Code). Neither the Company nor any of the Company Subsidiaries nor any ERISA Affiliate is in material default under or material violation of, and, to the Knowledge of the Company, there has not been any material default or material violation by any other party to, any of the Company Employee Plans. There has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, that could reasonably be expected to subject any Company Employee Plan or associated trust, or the Company, to any material Tax or penalty. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code or can rely on a favorable opinion letter from the Internal Revenue Service. The Company does not have any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

(d)     The Company has not, at any time, established, maintained, participated in or contributed to, nor does it have any current liability with respect to, any “defined benefit plan” (as defined in Section (3)(35) of ERISA), any “multi-employer plan” (as defined in Section 3(37) of ERISA), any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any “multiple employer plan” (as defined in Section 413(c) of the Code), an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I or Title IV of ERISA or Section 412 of the Code, or a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code. Except as set forth on Section 2.24(d) of the Company Disclosure Schedule, no Company Employee Plan is sponsored by a human resources or benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(e)     There are no pending or, to the Knowledge of the Company, threatened in writing claims by or on behalf of any Company Employee Plan, any employee or beneficiary covered under any Company Employee Plan, any Governmental Authority, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

(f)     All contributions, payments, premiums, expenses and reimbursements for all periods ending prior to or as of the Closing Date for each Company Employee Plan will have been made or, if not yet required to be made, will have been properly accrued on the Financial Statements. No Company Employee Plan has any unfunded liability that is not reflected on the Financial Statements.

(g)     No Company Employee Plan obligates the Company or any of the Company Subsidiaries to provide medical, surgical, hospitalization, life, death or other welfare benefits (whether or not insured) for employees or former employees or directors of the Company or any of the Company Subsidiaries, respectively, for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Legal Requirements, including Section 601 et. seq. of ERISA or Section 4980B of the Code, or (ii) death benefits under any “employee pension plan” as defined under Section 3(2) of ERISA.

(h)     With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Employee Plan has at all times since January 1, 2005, been in compliance in all material respects with, and (ii) such Company Employee Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with, Section 409A of the Code. The Company does not have any obligation under or with respect to any Company Employee Plan to reimburse any employee for any income or excise Tax under Section 409A of the Code.

(i)     Except as provided in Section 2.24(i) of the Company Disclosure Schedule or as provided in this Agreement, the consummation of the Closing, either alone or in combination with any other event, will not (i) entitle any current or former employee or other service provider of the Company or any of the Company Subsidiaries to severance benefits or any other compensatory payment (including golden parachute, bonus or benefits under any Company Employee Plan); or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due to any such employee or service provider. No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan in connection with the transactions contemplated by this Agreement or as a result of or arising under this Agreement is reasonably expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Subject to employee consent with respect to any employment agreement or offer letter, no condition exists that would prevent the Company or any of the Company Subsidiaries from amending or terminating any Company Employee Plan that is sponsored and maintained solely by the Company without liability to the Company or the Company Subsidiaries, respectively (other than for benefits accrued at the time of termination). The Company and the Company Subsidiaries have made no representations (whether orally or in writing) that would fail to reserve the right to amend, modify or terminate any Company Employee Plan that is sponsored and maintained solely by the Company, or any portion of it.

2.25.     Insurance. Section 2.25 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all policies of liability, general liability, errors and omissions and other similar forms of insurance that are held and maintained by the Company and the Company Subsidiaries (other than any insurance policies that are also Company Employee Plans), which list includes for each policy the type of policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles, premiums, and all claims made under such policy since January 1, 2016. As of the date of this Agreement, there is no claim pending under any of the insurance policies of the Company or the Company Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and such policies are in full force and effect. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of such policies. As of the date of this Agreement, there has been no written notice of the termination of, or material premium increase with respect to, any of such policies. The Company and the Company Subsidiaries have maintained commercially reasonable insurance coverage for all prior periods.

2.26.       Foreign Corrupt Practices Act; No Anti-Bribery Law Violations.

(a)     Neither the Company nor any of the Company Subsidiaries nor any Company Employee (nor any of the Company’s or the Company Subsidiaries’ officers, directors, or employees, or to the Knowledge of the Company, the Company’s or the Company Subsidiaries’ representatives, agents, consultants, or distributors, in each case, in his or her capacity as such) has, directly or indirectly: (i) used or is using any funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) used or is using any funds for any direct or indirect unlawful payment to any foreign or domestic Government Official or employee; (iii) violated or is violating any provision of, or any rule or regulation issued under, (A) the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., (B) the U.S. Travel Act, 18 U.S.C. § 1952, (C) any applicable Legal Requirement enacted in any applicable jurisdiction in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (D) any other law, rule, regulation, or other legally binding measure of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”); (iv) failed to maintain complete and accurate books and records as required by applicable Anti-Bribery Laws; (v) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (vi) made, offered to make, promised to make, ratified or authorized the payment or giving, directly or indirectly, of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment, gift or anything of value to a foreign or domestic Government Official or employee to secure or attempt to secure any improper business advantage (within the meaning of such term under any applicable Anti-Bribery Law) or to obtain or retain business in violation of applicable Anti-Bribery Laws; or (vii) otherwise taken any action that has caused, or would reasonably be expected to cause the Company or any of the Company Subsidiaries to be in violation of any applicable Anti-Bribery Law.

(b)     The Company and the Company Subsidiaries have instituted and maintained policies and procedures designed to reasonably ensure compliance with Anti-Bribery Laws to which the Company and the Company Subsidiaries are subject.

2.27.      Warranties. All products manufactured or sold, and all services provided by the Company or any of the Company Subsidiaries have materially complied, and are in material compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental or regulatory specifications therefor or applicable thereto. The terms of the product and service warranties and product return, discount, demo sales and credit policies of the Company and the Company Subsidiaries have been made available to Parent prior to the date hereof.

2.28.      Product Liability Claims. To the Knowledge of the Company, there are no defects in design, specifications, processing, manufacture, material or workmanship in the products that have been sold, manufactured or distributed by the Company or any of the Company Subsidiaries, nor is there any uninsured or insured Product Liability with respect to the Company or any of the Company Subsidiaries. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received a written claim based upon alleged Product Liability. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations required to be set forth on a balance sheet prepared in accordance with GAAP with respect to any Product Liability that has been asserted, or for any product recalls that have been instituted, are planned or are contemplated and that are related to products manufactured, distributed or sold by the Company or any of the Company Subsidiaries.

2.29.     OFAC / Export Control Provisions. Neither the Company nor any of the Company Subsidiaries nor any of their officers or directors, is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or, to the Knowledge of the Company, acting for the benefit of or on behalf of any Sanctions Target. The Company and the Company Subsidiaries have at all times since January 1, 2016 complied, and are in compliance, in all material respects with all national and international laws, statutes, orders, rules, regulations and requirements promulgated by any governmental or other authorities with regard to the exportation of goods, commodities, technology or software, and have held, and currently hold, all necessary licenses with respect to the foregoing. Specifically, but without limitation of the foregoing, neither the Company nor any of the Company Subsidiaries has exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), and any OFAC Sanctions Program.

2.30.     Brokers’ and Finders’ Fee. Except as set forth on Section 2.30 of the Company Disclosure Schedule, no act of the Company, any of the Company Subsidiaries, or any Company Securityholder has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder’s fee, financial advisory fee, investment banking fee or other like payment in connection with the transactions contemplated herein.

2.31.     Powers of Attorney. There are no powers of attorney executed by or on behalf of the Company or any of the Company Subsidiaries and there is no other authority (express or implied) outstanding by which any person may enter into any contract or commitment on behalf of the Company or any of the Company Subsidiaries.

2.32.     Books and Records. The minute books and stock record books of the Company and the Company Subsidiaries, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices for a company of comparable size and stage as the Company. The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all material meetings, and material actions taken by written consent of, the owners, the boards of directors and any committees of the board of directors of the Company, and no material meeting, or material action taken by written consent, of any such owners, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and the Company Subsidiaries.

2.33.     Bank Accounts; Safe Deposit Boxes. Section 2.33 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of each account with any bank, trust company, securities broker or other financial institution with which the Company or any of the Company Subsidiaries has any account, and all safe deposit boxes maintained by the Company or any of the Company Subsidiaries, the identifying numbers or symbols thereof, and the name of each Person authorized to draw thereon or to have access thereto.

2.34.     Indebtedness and Guarantees. Section 2.34 of the Company Disclosure Schedule lists all Indebtedness of the Company and the Company Subsidiaries, all guarantors of Indebtedness of the Company and the Company Subsidiaries and all obligations of others guaranteed by the Company or any of the Company Subsidiaries, in each case as of the date hereof. Neither the Company nor any of the Company Subsidiaries is in default of its obligations under their Indebtedness or under any guarantee.

2.35.     Vote Required. The Required Stockholder Approval is the only vote of the Company Stockholders necessary to approve this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

2.36.     Board Recommendation. The Company’s board of directors has (i) determined that this Agreement, the Merger, and the other Contemplated Transactions, are advisable and in the best interests of Company and the Company Stockholders, (ii) approved and adopted this Agreement, the Merger, and the other Contemplated Transactions, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and the Merger to the Company Stockholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

2.37.     Disclaimer of Other Representations and Warranties. Except as otherwise expressly set forth in this Section 2, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Company or any Company Subsidiary and their respective businesses and affairs. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum, or similar materials made available by the Company, any Company Subsidiary and its or their representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company or any Company Subsidiary, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Contemplated Transactions. Notwithstanding the foregoing, nothing contained in this Section 2.37 shall prevent or preclude Parent from asserting a claim for fraud or intentional misrepresentation against the Company, any Company Subsidiary, or the Company Securityholders.

3.          Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Company, as of the date hereof and, if and only if the Closing occurs, as of the Closing, that:

3.1.     Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own its properties and to carry on its business as now being conducted. There is no pending or, to the knowledge of Parent, threatened, action for the dissolution, liquidation or insolvency of Parent. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger, and has not (a) engaged in any business activities or owned any properties or assets, other than in connection with the Merger, (b) conducted any operations, other than in connection with the Merger, or (c) incurred any liabilities, other than in connection with the Merger.

3.2.     Authorization and Binding Obligation of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all documents contemplated hereby to which Parent or Merger Sub (as applicable) is a party or signatory, for Parent and Merger Sub to consummate the Closing and the other Contemplated Transactions and to perform its obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub (as applicable) of this Agreement and all Transaction Documents to which Parent or Merger Sub (as applicable) is a party or signatory, and the consummation of the Closing and the other Contemplated Transactions, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub (as applicable), and no other authorization or consent of Parent, Merger Sub or their respective shareholders is necessary. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.3.     Noncontravention. Neither the execution and delivery by Parent or Merger Sub of this Agreement, nor the consummation by Parent or Merger Sub of any of the Contemplated Transactions, will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent and Merger Sub; (b) require on the part of Parent or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Authority, except for (i) to the extent applicable, the filing by Parent of such reports and information with the SEC under the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement; (ii) the notification requirements under the HSR Act, or filings or notifications related to other Antitrust Laws, if applicable; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iv) any registration, declaration, filing, permit, order, authorization, consent or approval that if not made or obtained would not reasonably be expected to prohibit or have a material and adverse effect, delay, or restriction on Parent’s or Merger Sub’s ability to execute and deliver this Agreement or consummate the Closing or the other Contemplated Transactions (a “Parent Material Adverse Effect”); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Parent is a party or by which Parent is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Parent Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in a Parent Material Adverse Effect; (d) violate any Legal Requirement applicable to Parent or any of its properties or assets, except for any violation that would not reasonably be expected to have a Parent Material Adverse Effect; or (e) render Parent insolvent or unable to pay its debts as they become due.

3.4.     Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger or the other Contemplated Transactions based upon arrangements made by or on behalf of Parent or its Affiliates, except those for which Parent will be solely responsible.

3.5.     Financing. Parent will have at the Effective Time sufficient cash and currently-available funds on hand to enable it to pay the Closing Merger Consideration in accordance with the terms of this Agreement.

3.6.     Compliance with Laws; Litigation. Parent and its Subsidiary are in compliance with all applicable Legal Requirements, except for any non-compliance that would not reasonably be expected to result in a Parent Material Adverse Effect. There is no litigation, action, suit, proceeding, arbitration or, to knowledge of Parent, investigation, pending by or before a Governmental Authority or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or to which Parent or its Subsidiaries is otherwise a party, that would reasonably be expected to result in a Parent Material Adverse Effect.

3.7.     Inspection; No Other Representations. Each of Parent and Merger Sub acknowledges that (a) the Company, the Company Subsidiaries and the Company Securityholders, and their respective representatives, do not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries, (ii) any other information or documents made available to Parent or Merger Sub or their counsel, accountants or advisors with respect to the Company or any Company Subsidiaries, or any of its businesses, assets, liabilities or operations (including in the Data Room, any management presentations or in any other form in expectation or, or in connection with, the transactions contemplated hereby), except as expressly set forth in Section 2 hereof and in the Letters of Transmittal, Option Termination Agreements, and Warrant Termination Agreements delivered in connection with the Contemplated Transactions, or (iii) the completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub or their representatives, and (b) neither Parent nor Merger Sub has relied or will rely upon any of the information described in subclauses (i), (ii) and (iii) of clause (a) above or any other information, representation or warranty, except those representations or warranties set forth in Article II hereof and in the Letters of Transmittal, Option Termination Agreements, and Warrant Termination Agreements delivered in connection with the Contemplated Transactions, in negotiating, executing, delivering, and performing this Agreement and the Contemplated Transactions. Parent and Merger Sub understand and agree that they are acquiring the Company through the Merger in the condition the Company and the Company Subsidiaries are in at the Effective Time based upon Parent’s and Merger Sub’s own inspection, examination and determination of all matters related thereto, and without reliance upon any express (except those representations or warranties set forth in Section 2 hereof and in the Letters of Transmittal, Option Termination Agreements, and Warrant Termination Agreements delivered in connection with the Contemplated Transactions) or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company, the Company Subsidiaries, the Securityholders’ Representative or any Company Securityholder, or any representative thereof. Notwithstanding the foregoing, nothing contained in this Section 3.7 shall prevent or preclude Parent from asserting a claim for fraud or intentional misrepresentation against the Company, any Company Subsidiary, or the Company Securityholders.

4.           Conduct Prior to the Closing Date.

4.1.     Conduct of Business of Company. During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), except (i) as expressly provided in this Agreement or set forth on Schedule 4.1, or (ii) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause the Company Subsidiaries to, (1) conduct their business in the ordinary course of business, (2) use commercially reasonable efforts to preserve intact their present business organization, operations and goodwill, and (3) use commercially reasonable efforts to preserve their relationships with customers, suppliers, distributors, licensors, licensees and others to whom the Company and the Company Subsidiaries have material contractual obligations. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or set forth on Schedule 4.1, during the Pre-Closing Period the Company will not, and the Company will cause the Company Subsidiaries not to, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(a)     amend the Company Charter or the bylaws of the Company or any of the organizational documents of any of the Company Subsidiaries;

(b)     transfer, issue, sell, pledge, encumber or dispose of any Company Shares or other securities of, or ownership interests in, the Company or any of the Company Subsidiaries, or otherwise change the capitalization of the Company and the Company Subsidiaries as it exists on the date hereof, or issue, grant or sell any options, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any Company Shares or any securities of any of the Company Subsidiaries, or any securities or obligations convertible into, or exercisable or exchangeable for, any Company Shares or any securities of any of the Company Subsidiaries, in each case, except for (i) processing any transfer (or any pledge or encumbrance) of Company Shares by any Company Stockholder that the Company is not contractually entitled to refuse to process in its sole discretion, (ii) issuing Company Shares upon the exercise of Company Options that are outstanding on the date hereof, or (iii) issuing Company Shares upon the exercise of Company Warrants that are outstanding on the date hereof;

(c)     (i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Company Subsidiaries, or amend the terms of any outstanding securities of the Company or any of the Company Subsidiaries or the underlying agreements related thereto; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company, except for repurchases of shares of Company capital stock upon the termination of service of Company Employees pursuant to existing contractual rights of the Company or a Company Subsidiary;

(d)     spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year) in excess of $100,000, whether individually or in the aggregate;

(e)     enter into or amend any agreement pursuant to which the Company or any of the Company Subsidiaries grants or receives rights in or to any Intellectual Property other than in the ordinary course of business;

(f)     fail to take any action or pay any fee required in connection with the renewal, continuation, or continued prosecution of any Owned Intellectual Property;

(g)     except in the ordinary course of business, (i) grant or announce any increase in the salary, severance or other direct or indirect compensation or benefits payable or to become payable to any employee or consultant (except as required by law or under any Company Employee Plan existing on the date hereof); (ii) grant any bonus other than a bonus that is a Company Change in Control Payment, benefit or other direct or indirect compensation to any employee or consultant not required by any of the existing Company Employee Plans as in effect on the date hereof; (iii) loan or advance any money or other property to any employee or consultant (except advancement of expenses as required by any of the existing Company Employee Plans as in effect on the date hereof in the ordinary course of business); or (iv) except as required by applicable Legal Requirements, amend, terminate, modify, extend, or materially increase the rate or terms of benefits provided under any Company Employee Plan or enter into, grant, or adopt any arrangement that would be an Company Employee Plan if in effect on the date hereof;

(h)     sell, assign, lease, transfer or license to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of their properties or assets, other than in the ordinary course of business;

(i)     form any Subsidiary or acquire any interest in any other Person (except for short-term investments in the ordinary course of business);

(j)     incur, create or assume any Indebtedness for borrowed money or amend, modify or make any changes to the terms of any Indebtedness for borrowed money, except in an amount not to exceed $50,000, whether individually or in the aggregate;

(k)    acquire or agree to acquire by merging with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any Person or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate to the business of the Company or any of the Company Subsidiaries other than in the ordinary course of business;

(l)     amend, modify or change any of their accounting policies, practices or procedures, except as required by GAAP;

(m)     amend, modify or make any changes in the standardized or other sales terms and conditions of the Company or any of the Company Subsidiaries, other than in the ordinary course of business;

(n)     delay or postpone any payment of any accounts payable or other payables or expenses, or accelerate the collection of accounts receivable or cash collections of any type, other than in the ordinary course of business;

(o)     enter into any contract or agreement that would be a Material Contract if it had been in existence on the date hereof, or amend, modify, elect not to renew or terminate any Material Contract, except, in each case, in the ordinary course of business;

(p)     amend, modify, terminate or make any changes to the coverage levels of any insurance coverage provided by existing insurance policies, other than in the ordinary course of business;

(q)     institute any legal proceeding or claim, or compromise, settle, or fail to defend any pending legal proceeding or any claim, except for settlements or compromises in an amount less than $50,000, whether individually or in the aggregate, for which the Company receives a full release (other than legal proceedings or claims to enforce rights under this Agreement);

(r)     communicate with any Governmental Authority regarding the businesses of the Company and the Company Subsidiaries with respect to any matter that would, or would reasonably be expected to, have a Company Material Adverse Effect or result in the institution of any investigation or legal proceeding against the Company;

(s)     waive any right of material value outside of the ordinary course of business;

(t)     make, amend, modify, revoke or change any election in respect of Taxes, amend, modify, adopt or change (or make a request to change) any accounting method in respect of Taxes, enter into any Tax sharing, Tax indemnity or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, voluntarily surrender any claim for a refund of Taxes, file any Tax return other than one prepared in the ordinary course of business, file any amended Tax return or consent to any extension or waiver of the limitation period applicable to any Tax return, Tax claim or assessment in respect of Taxes;

(u)     knowingly enter into any commitment or transaction that would constitute a material breach of the representations, warranties or agreements contained in this Agreement, or knowingly take any action or fail to take an action or, to the extent within the Company’s control, permit to occur any event that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect (provided, that in the event any matter would constitute both a violation of this subsection (u) and a breach of any of the Company’s representations and warranties set forth in Section 2, any indemnification claim for such matter must be brought on the grounds of a breach of representation or warranty (and not a breach of covenant or agreement) and subject to the associated limitations on liability set forth in Section 8); or

(v)     agree or commit, whether in writing or otherwise, to take any of the actions described in Sections 4.1(a) through 4.1(u).

5.           Additional Agreements.

5.1.     Access to Information. During the Pre-Closing Period, the Company will, and the Company will cause the Company Subsidiaries to: (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company and the Company Subsidiaries; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and the Company Subsidiaries as Parent or any of its Representatives may reasonably request (provided, that nothing herein shall require any such Person to prepare any additional materials that are not otherwise prepared by the Company absent entering into this Agreement, except as expressly set forth herein); and (c) instruct the Representatives of the Company and the Company Subsidiaries to cooperate with Parent in its investigation of the Company and the Company Subsidiaries as necessary to comply with the Company’s obligations hereunder; provided, however, that any such investigation will be conducted during normal business hours upon reasonable advance notice to the Company under the supervision of the Company’s or the Company Subsidiaries’ personnel and in such a manner as not to materially interfere with the normal operations of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Subsidiaries will not be required to disclose any information to Parent if such disclosure would, in the reasonable judgment of the Company: (i) jeopardize any attorney-client or other privilege, or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding agreement entered into prior to the date of this Agreement, in each case so long as the Company and the Company Subsidiaries have reasonably cooperated with Parent to permit such inspection of, or to disclose such, information on a basis that does not jeopardize such privilege or contravene any such Legal Requirement, fiduciary duty, or binding agreement. No information received pursuant to an investigation made under this Section 5.1 will be deemed to (i) qualify, modify, waive, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Legal Requirements arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 6 hereof.

5.2.     Public Disclosure; Confidentiality.

(a)     The parties (other than the Securityholders’ Representative) will consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby without the prior written consent of the Parent and the Company (prior to the Closing) or the Securityholders’ Representative (following the Closing). Notwithstanding the foregoing, Parent may include disclosures relating to this Agreement and the transactions contemplated herein in Parent’s filings with the SEC, and otherwise as required by the SEC and Nasdaq, without seeking approval from, or consulting with, any other parties hereto; provided, that Parent will make good faith efforts to provide the Company and, after the Closing, the Securityholders’ Representative with written notice of any such disclosures, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by Parent. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following execution hereof, the Securityholders’ Representative shall be permitted to, after the public announcement of the Merger, publicly announce that it has been engaged to serve as the Securityholders’ Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

(b)     The terms of that certain Mutual Nondisclosure Agreement, dated January 24, 2017, between the Company and Parent (the “Confidentiality Agreement”) are hereby incorporated herein by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate; provided, that notwithstanding anything to the contrary herein, the parties and its representatives may make such disclosures as required by the terms of this Agreement without being in breach of the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(c)     From and after the date hereof, the Securityholders’ Representative will not, and will cause its directors, officers, employees, Representatives and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than to the Company Securityholders and its and their directors, partners, managers, officers, employees, Representatives and Affiliates), or use or otherwise exploit for their own benefit or for the benefit of anyone, any Confidential Information (as that term is defined in the Confidentiality Agreement). The Securityholders’ Representative will not have any obligation to keep confidential (or cause its directors, officers, employees, Representatives and Affiliates to keep confidential) any Confidential Information if and to the extent that disclosure thereof is specifically required by applicable Legal Requirements or such information is otherwise publicly available; provided, however, that in the event that disclosure is required by applicable Legal Requirements, the Securityholders’ Representative will, to the extent permitted by applicable Legal Requirements, provide Parent and the Company with prompt notice of such requirement prior to making any disclosure so that the applicable party may seek an appropriate protective order; provided further, disclosure may be made or information used only to the extent any information is reasonably necessary for enforcing the rights of the Company Securityholders or Securityholders’ Representative arising out of this Agreement or defending against assertions by Parent or any other Indemnified Person as disclosed to any Governmental Authority or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection with any dispute resolution proceedings involving a dispute between Parent, on the one hand, and the Company Securityholders or the Securityholders’ Representative, on the other hand, arising out of the transactions contemplated by this Agreement.

5.3.     Efforts; Government Approvals and Further Assurances.

(a)     Parent, Merger Sub, and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the Closing and the other transactions contemplated hereby. Subject to Section 5.3(b), each of Parent, Merger Sub, and the Company will execute and deliver such further instruments of conveyance and transfer and take such additional actions as any other party may reasonably request to effect, consummate, confirm, or evidence the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent, Merger Sub, and the Company will: (i) make any filings and give any notices required to be made or given by such party in connection with the execution and delivery of this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (ii) use reasonable best efforts to obtain any consent required to be obtained by such party in connection with this Agreement, the consummation of the Closing and the other transactions contemplated hereby. Each of Parent and the Company will pay 50% of any filing fee under the HSR Act and other Antitrust Laws. Each of Parent, Merger Sub, and the Company will promptly deliver to the other a copy of each such filing made (other than filings made pursuant to the HSR Act), each such notice given and each such consent obtained during the Pre-Closing Period, it being understood that delivery of such filings, notices and consents exclusively to the outside counsel of such other party will be deemed to be in compliance with the requirements of this Section 5.3(a). The initial filings pursuant to the HSR Act will be made by Parent and the Company within five Business Days following the Agreement Date and the parties agree to file for early termination of the waiting period under the HSR Act.

(b)     The Company will use its reasonable best efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of its obligations pursuant to, this Agreement. Each of Parent and the Company will use their reasonable best efforts to (i) file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby, and (ii) to submit promptly any additional information requested by any such Governmental Authority. Notwithstanding any provision of this Agreement or otherwise to the contrary, each of Parent, Merger Sub, and the Company hereby covenants and agrees to use its reasonable best efforts to secure prompt termination of any waiting periods imposed by the HSR Act and other Antitrust Laws and to comply at the earliest practicable date with any request under the HSR Act to provide information, documents or other materials requested by any Governmental Authority. Each of the Company and Parent will (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Authority with respect to this Agreement, the consummation of the Closing and the other transactions contemplated hereby; and (B) keep the other party informed as to the status of any such legal proceeding. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to national security matters.

(c)     For the purposes of this Section 5.3, “reasonable best efforts” of Parent will not require (nor will anything in this Section 5.3 or otherwise in this Agreement require) Parent or any of its Subsidiaries to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent, its Subsidiaries or the Company or the Company Subsidiaries of any portion of the business or assets of Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, or compel Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, to dispose of, hold separate or license any portion of the business, assets or Intellectual Property of Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries, respectively, in each case as a result of the transactions contemplated by this Agreement. In no event will Parent, the Company, any of the Company Subsidiaries, or any of Parent’s Subsidiaries be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree or hold separate order, to make any divestiture or to accept any operational restriction or limitation. With regard to any Governmental Authority, the Company will not, and will cause the Company Subsidiaries not to, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter its business or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of Parent’s, the Company’s, or the Company Subsidiaries’ respective businesses, product lines or assets or otherwise receive the full benefits of this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent has the unilateral right to determine whether or not the parties will litigate with any Governmental Authority to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the Closing. The parties hereto acknowledge and agree that the obligations of Parent, its Subsidiaries and Merger Sub hereunder will not include any requirement to defend any proceeding challenging this Agreement or the consummation of the Closing beyond the Outside Date.

(d)     Without limiting the foregoing, Parent shall use best efforts to obtain the MA License as promptly as possible following the date hereof, and the Company shall reasonably cooperate with all efforts of Parent to obtain the MA License.

5.4.     Tax Matters.

(a)     Cooperation on Tax Matters. Parent and the Securityholders’ Representative will cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of (i) any Tax Return or amended Tax Return with respect to any taxable period beginning before the Closing Date, (ii) audit, or (iii) litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Surviving Corporation and the Securityholders’ Representative will, as applicable, (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Parent or the Surviving Corporation, as the case may be, will allow the other parties to take possession of such books and records. Parent and the Securityholders’ Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of the Company, the Surviving Corporation, the Company Subsidiaries or Parent that could be imposed (including with respect to the Contemplated Transactions).

(b)      Tax Returns.

(i)     Pre-Closing Tax Returns. The Company and the Company Subsidiaries will prepare and file all Tax Returns relating to the Company and the Company Subsidiaries, respectively, that are required to be filed on or before the Closing Date, which Tax Returns will be prepared in accordance with past practices and customs. The Company will provide Parent with copies of such Tax Returns that are income or other material Tax Returns.

(ii)     Post-Closing Tax Returns. Parent will prepare and file (or cause the Surviving Corporation to prepare and file) all Tax Returns relating to the Company and the Company Subsidiaries that are required to be filed after the Closing Date, which Tax Returns to the extent relating to any Pre-Closing Tax Period will be prepared in accordance with the Company’s and the Company Subsidiaries’ past practices and customs except as otherwise required by applicable Legal Requirement. In the event that the Taxes reflected on such Tax Returns are reasonably likely to form the basis for a claim of indemnification pursuant to Section 8.1(b), Parent will provide such Tax Returns relevant to such claim of indemnification to the Securityholders’ Representative for review and comment at least 35 days prior to the due date for filing such Tax Returns, will make reasonable changes consistent with all applicable Legal Requirements to such Tax Returns as requested by the Securityholders’ Representative, and will not file any such Tax Returns without the consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed. With respect to a Tax Return for a taxable period ending on or before the Closing Date but required to be filed after the Closing Date by Parent pursuant to this section, Parent and the Securityholders’ Representative shall provide joint written instructions to the Escrow Agent to pay on or before five days from the due date of such Tax Return all amounts shown as due and payable on such Tax Return (except to the extent (on a dollar for dollar basis) such amounts were taken into account in calculating Closing Date Net Working Capital or Company Change in Control Payments, in each case, as finally determined hereunder). The parties hereto acknowledge and agree that (i) to the extent applicable Tax laws so permit, the parties will treat or elect to treat the taxable year of the Company and its Subsidiaries as terminating on the Closing Date, (ii) any income Tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments funded with the Aggregate Merger Consideration or made by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement shall be allocable to the taxable period (or portion thereof) ending on or prior to the Closing Date (or the portion of the period ending on the Closing Date with respect to a Straddle Period), and (iii) the Company and its Subsidiaries shall make a timely election under Revenue Procedure 2011- 29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any expenses that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f).

(c)      Tax Audits and Contests.

(i)     Unless Parent has previously received notice from the Securityholders’ Representative of the existence of any Tax Contest (as defined below), Parent will, or will cause the Company to, promptly notify the Securityholders’ Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Company or any of the Company Subsidiaries or the Company Securityholders may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Contest”); provided, however, that no failure to give such notice will relieve the Company Securityholders of any liability hereunder except to the extent, if any, that the rights of the Company Securityholders with respect to such claim are materially and actually prejudiced thereby. Except with respect to income Tax Returns (or information Tax Returns related to income Taxes) for taxable periods of the Company ending on or before the Closing Date, Parent will have the authority to represent the interests of the Company and will have control of the defense, compromise or other resolution of any Tax Contest; provided, however, that the Securityholders’ Representative will be entitled to participate in such Tax Contest at the Company Securityholders’ expense and Parent will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax liability of the Company, the Company Subsidiaries, or the Company Securityholders for any Pre-Closing Tax Period or to form the basis for an indemnification claim pursuant to Section 8 without the written consent of Securityholders’ Representative, which consent will not be unreasonably withheld, delayed or conditioned. The Securityholders’ Representative will have the authority, at the Company Securityholders’ expense, to represent the interests of the Company, the Company Subsidiaries, and the Company Securityholders and will have control of the defense, compromise or other resolution of any Tax Contest to the extent that such Tax Contest involves Tax Returns (or information Tax Returns) related to income Taxes or Taxes in the nature of Taxes on net income for taxable periods of the Company or any of the Company Subsidiaries ending on or before the Closing Date; provided, however, that Parent will be entitled to participate in such Tax Contest at its own expense and the Securityholders’ Representative will not settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax liability of the Company or Parent for any taxable period (or portion thereof) occurring after the Closing Date without the written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned.

(ii)     If Parent or the Securityholders’ Representative elects, by written notice to the other party, not to control the defense of a Tax Contest that it has authority to control, the other party may assume control of the defense of such Tax Contest. In such event, the party electing not to control the defense of such Tax Contest (the “Non-Controlling Party”) will be given the opportunity to participate in, but not direct or conduct, any defense of such Tax Contest, unless such participation would affect any privilege of the party controlling the defense of such Tax Contest (the “Controlling Party”). The Non-Controlling Party’s participation under such circumstances will be subject to the Controlling Party’s right to control such defense. The Controlling Party will not settle any such Tax Contest without the consent of the Non-Controlling Party, which consent will not be unreasonably withheld, delayed or conditioned. The Controlling Party will (i) keep the Non-Controlling Party advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and will consider in good faith recommendations made by the Non-Controlling Party with respect thereto and (ii) make available to the Non-Controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). The Non-Controlling Party will furnish the Controlling Party with such information as it may have with respect to such Tax Contest (including copies of any summons, complaints or other pleadings that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Tax Contest.

(d)     Post-Closing Actions. Unless otherwise required by applicable Legal Requirements or with prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, Parent, the Company and its Affiliates shall not, with respect to the Company or any of its Subsidiaries (i) make (or cause to be made) any Tax election that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date, (ii) amend (or cause to be amended) any Tax Return of the Company or any of its Subsidiaries relating to any taxable period (or portion thereof) ending on or before the Closing Date and (iii) initiate or file any voluntary disclosure or similar agreements with any Tax authority relating to any taxable period (or portion thereof) ending on or before the Closing Date. Notwithstanding the foregoing, Parent, the Company and its Affiliates shall not, with respect to the Company or any of its Subsidiaries make an election under Sections 336 or 338(g) of the Code with respect to the transactions pursuant to this Agreement.

(e)     Straddle Periods. For purposes of this Agreement, the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of Taxes that are either: (A) based upon or related to income or receipts; (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), or (C) withholding Taxes, deemed equal to the amount that would be payable if the taxable period ended with (and included) the Closing Date; and (ii) in the case of any other Taxes, such as ad valorem taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of this Agreement, the taxable year of a Company Subsidiary that is a “controlled foreign corporation” or a “specified foreign corporation” for U.S. federal income tax purposes shall be treated as ending on the Closing Date. With respect to a Tax Return for a Straddle Period required to be filed after the Closing Date by Parent pursuant to Section 5.4(b)(ii), Parent and the Securityholders’ Representative shall provide joint written instructions to the Escrow Agent to pay on or before five days from the due date of such Tax Return all amounts that are attributable to a Pre-Closing Tax Period determined in accordance with this section (except to the extent (on a dollar for dollar basis) such amounts were taken into account in calculating Closing Date Net Working Capital).

5.5.       Indemnification of Directors and Officers of Company.

(a)     Prior to or as of the Closing, the Company will cause coverage to be extended under the director and officer insurance policy (or policies) maintained by the Company as of the date of this Agreement with respect to any actions or omissions by any current or former officers or directors of the Company or any of the Company Subsidiaries (the “D&O Indemnified Parties”) occurring at or prior to the Closing, by obtaining a related “tail” policy that has an effective term of six years from the Closing Date, with coverage in amount and scope at least as favorable as the Company’s existing coverage. The cost of such tail policy will be treated as a Specified Transaction Expense of the Company. Parent will not, or will cause the Surviving Corporation to not, cancel or change such insurance policies in any respect.

(b)     In addition, for a period of six years following the Effective Time, Parent and the Surviving Corporation agree to indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all D&O Indemnified Parties to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by Company or any such Company Subsidiary as of the Agreement Date, whether pursuant to applicable documents (including the certificate of incorporation or bylaws (or equivalent governing documents) of any Subsidiary), individual indemnification agreements, by Legal Requirement or otherwise, for acts or omissions or matters which occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any D&O Indemnified Party’s rights to indemnification, exculpation, or expense advancement with respect to any such matters, acts, or omissions is commenced before or after the Closing); provided that no D&O Indemnified Party may seek indemnification, reimbursement, exculpation, or advancement of expenses from Parent or the Surviving Corporation for amounts such D&O Indemnified Party owes or may owe to any Parent or the Surviving Corporation in such D&O Indemnified Party’s capacity as Company Securityholder under the provisions set forth in Section 8. Any claims for indemnification made under this Section 5.5 on or prior to the sixth anniversary of the Effective Time shall survive until the final resolution thereof.

(c)     The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) in any legal action brought by such person that is successful to enforce the obligations of Parent, the Surviving Corporation, or its successors under this Section 5.5. The obligations of Parent, the Surviving Corporation, and its successors under this Section 5.5 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

5.6.        Parachute Payments. As soon as reasonably practicable following the date of this Agreement, but in no event later than five Business Days prior to the Closing Date, the Company will solicit Company Stockholder approval (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) of the right of any individual who is or would reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) and who has executed a waiver as described in the following sentence to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code). In addition, the Company will use its reasonable best efforts to (a) ensure that the payments and benefits that would otherwise constitute a “parachute payment” be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code and (b) take all actions necessary to so exempt any such payments and benefits (including to obtain any necessary consents from such disqualified individuals to waive such “parachute payments” to the extent such Company Stockholder approval is not obtained).

5.7.        Stockholder Action.

(a)     The Company’s board of directors has declared this Agreement, the Merger and the other Contemplated Transactions, advisable and approved a resolution recommending approval of this Agreement, the Merger and the other Contemplated Transactions by the Company Stockholders (the “Board Recommendation”).

(b)     Promptly following the execution and delivery of this Agreement, the Company will, in accordance with and pursuant to Section 251 of the DGCL, take all action necessary to seek and obtain, as soon as practicable, written consents from all Company Stockholders, in the form attached hereto as Exhibit F (the “Stockholder Written Consents”). No amendment or supplement (including any incorporated by reference) to the Stockholder Written Consents or any of such related information will be made without the approval of Parent. As soon as practicable following the Company’s receipt of Stockholder Written Consents, the Company will deliver to Parent copies of such Stockholder Written Consents, certified as true and complete by the secretary of the Company.

(c)     Within one Business Day after the date hereof, the Company will deliver to Parent Stockholder Written Consents, duly executed by Company Stockholders holding sufficient Company Shares to provide the Required Stockholder Approval.

(d)     Following receipt of the Required Stockholder Approval, the Company will promptly deliver to each holder of Company Shares a notice of the approval of the Merger and this Agreement by written consent of the holders of Company Shares pursuant to the applicable provisions of the DGCL, which notice must include the required notice to holders of Company Shares required by applicable Legal Requirements that appraisal rights may be available to holders of Company Shares in accordance with the DGCL. Prior to the delivery of such notice to the Company Stockholders, the Company must have given Parent and its counsel a reasonable opportunity (but in no event fewer than five Business Days prior to delivery to the Company Stockholders) to review and comment on the proposed notice and all related information proposed to be provided in connection therewith. If the Company determines it is commercially reasonable to exercise its rights under Section 3.2 of the Voting Agreement, the Company shall use its best efforts to enforce the requirements of Section 3.2 of the Voting Agreement and require the Company Stockholders subject thereto to deliver all required consents and documentation thereunder and to take (or refrain from taking) such actions specified therein.

5.8.        Notification of Certain Matters.

(a)     During the Pre-Closing Period, the Company will, upon becoming aware of any of the following, promptly notify Parent (i) if any representation or warranty made by the Company in this Agreement was, when made, or at any time thereafter became (or would have become, but for any limitation set forth in such representation or warranty as to the date on which such representation or warranty is, was, or will be made), untrue or inaccurate in any respect that would reasonably be expected to result in the condition set forth in Section 6.2(a) to not be satisfied; (ii) if the occurrence or non-occurrence of any event, fact, change, condition or circumstance has caused or would reasonably be expected to cause any condition to the obligations of Parent to effect the Contemplated Transactions not to be satisfied; (iii) of the failure of the Company or any of the Company Subsidiaries to comply with or satisfy any covenant or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in the condition set forth in Section 6.2(b) to not be satisfied; or (iv) of the institution or written threat of any legal proceeding against the Company or any of the Company Subsidiaries related to this Agreement or the Contemplated Transactions (the events, facts and circumstances and failures described in clauses (i) – (iv), individually and collectively, the “Post-Signing Events”).

(b)     The delivery of any notice pursuant to this Section 5.8 will not be deemed to modify the representations and warranties in Section 2 for purposes of Section 6.2; provided, however, that if a Post-Signing Event is disclosed to Parent in writing in accordance with this Section 5.8, such Post-Signing Event constitutes or would constitute a failure of a condition contained in Section 6.2(a) or 6.2(b) to be met, and Company notifies Parent in writing that, as a result of such Post-Signing Event, there is a failure of a condition contained in Section 6.2(a) or 6.2(b), Parent will have a right to terminate this Agreement pursuant to Section 7.1(d) after complying with the procedures therein.

(c)     For clarity, unintentional failure to give notice under Section 5.8(a) shall not be deemed to be a breach of covenant under this Section 5.8 and shall constitute only a breach of the underlying representation, warranty, covenant, agreement or condition, as the case may be. For clarity, any breach or violation of the notification required under the parenthetical clause in Section 5.8(a)(i) will not result in any monetary or other liability of the Company or Company Securityholders.

5.9.       Termination of Company Options. During the Pre-Closing Period, the Company will take all actions necessary and sufficient in accordance with applicable Legal Requirements, and, as applicable, the Company Equity Incentive Plan and each Company Option (in each case, including obtaining all of the Option Termination Agreements with respect to outstanding Company Options and other necessary consents, and obtaining approval of its board of directors) (a) to give effect to the actions contemplated by Section 1.13, including taking such action, if any, as is required to cause all outstanding Company Options to the extent then unvested, to become fully vested and exercisable, and to cancel all outstanding Company Options upon payment as contemplated by Section 1.13, effective immediately following the Effective Time; and (b) to automatically terminate, as of the Effective Time, the Company Equity Incentive Plan and all Company Options (including any underlying agreements relating to the Company Options), such that at the Effective Time and upon the payments contemplated by Section 1.13, no Person will have any right to purchase or receive any equity or payment interest, or right convertible into or exercisable for any equity or payment interest, of the Company.

5.10.       Letters of Transmittal and Other Agreements. During the Pre-Closing Period, the Company will use commercially reasonable efforts to obtain and deliver to Parent (a) Letters of Transmittal from each of the Company Stockholders; (b) Option Termination Agreements from each of the Company Optionholders; and (c) Warrant Termination Agreements from each holder of a Company Warrant, and the Company and Parent will use commercially reasonable efforts to obtain and deliver to the other party such other agreements and instruments necessary to satisfy the conditions to Closing hereunder.

5.11.       No Solicitation or Negotiation.

(a)     The Company acknowledges that neither it, nor its Representatives, is engaged in any discussions or negotiations with any Person with respect to an Acquisition Proposal and confirms that the Company has complied with, and is in current compliance with, the exclusivity obligations under that certain letter agreement, dated May 10, 2018, between Parent and the Company, as amended. The Company will not, and will not authorize or permit its Representatives to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Section 7: (i) solicit, initiate, facilitate or knowingly encourage an Acquisition Proposal; or (ii) (A) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal; (B) negotiate or engage in discussions with any Person with respect to an Acquisition Proposal; or (C) enter into or amend or grant any waiver or release under any Contract (whether or not binding) or agreement in principle with respect to an Acquisition Proposal.

(b)     The Company’s board of directors will not: (i) withdraw, amend, or modify, or propose to withdraw, modify, or qualify in a manner adverse to Parent or Merger Sub, the Board Recommendation; (ii) approve, recommend, or fail to recommend against, or propose to approve or recommend, any Acquisition Proposal; (iii) make any statement inconsistent with its recommendation that the Company Stockholders approve and adopt this Agreement and the Merger; or (iv) enter into any contract (whether or not binding) or agreement in principle with respect to any Acquisition Proposal.

(c)     The Company will promptly (and in any event within one Business Day after receipt thereof by such party or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or that would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.12.       Affiliate Agreements. During the Pre-Closing Period, the Company will take all actions necessary and sufficient to cause to be terminated at the Effective Time the agreements set forth on Schedule 5.12.

5.13.       Data Room. At or prior to the Closing, the Company will deliver to Parent, one or more flash drives or DVDs that contain the true, correct and complete contents of the Data Room.

5.14.       Notice of Dissenting Shares. During the Pre-Closing Period, the Company will give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any Company Shares under the DGCL and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

5.15.       Audited Financial Statements. The Company shall and shall cause its independent auditor to prepare the audited consolidated balance sheet and the related audited consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 in accordance with GAAP and deliver them together with all working papers in connection therewith (the “Audited Financials”) to Parent as promptly as practicable after the date hereof.

5.16.       Employee Matters.

(a)     From the Closing Date until six (6) months thereafter, unless otherwise agreed to by the Senior Managers, Parent shall cause the Surviving Corporation to provide to each employee of the Company who continues employment with the Surviving Corporation at the Effective Time (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate (as applicable) that is at least equal to that provided to the Continuing Employee immediately prior to (or at in the case of Key Employee) the Effective Time, (ii) an annual cash incentive opportunity and commission opportunity that is at least equal to that provided to the Continuing Employee immediately prior to (or at in the case of Key Employee) the Effective Time, and (iii) other compensation and employee benefits, including long-term incentives and employee health, welfare, retirement and severance benefits (other than defined benefit pension or retiree medical benefits), that are substantially similar in the aggregate to those provided to the Continuing Employee immediately prior to the Effective Time.

(b)     Parent shall use, or shall cause the Surviving Corporation to use, commercially reasonable efforts to ensure that, as of the Effective Time, each Continuing Employee receives full credit for purposes of eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits for service with the Company (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees are eligible to participate; provided, however, that the foregoing shall not apply (i) with respect to any defined benefit pension plan or retiree medical benefits, or (ii) to the extent that its application would result in a duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent or the Surviving Corporation for the benefit of Continuing Employees, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (x) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (y) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Corporation, as applicable, for the plan year in which the Effective Time occurs.

(c)     Except as provided for in this Section 5.16, nothing in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Employee Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance their terms, (iii) create a right in any employee to employment with the Company, Parent, or the Surviving Corporation (under Section 5.16(a) or otherwise), or (iv) create any third-party beneficiary rights in any employee of the Company with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or under any benefit plan which Parent, the Company or the Surviving Corporation may maintain. The Securityholders’ Representative (on behalf of the Company Securityholders) has the right to enforce this Section 5.16 from the Closing Date until the end of the Second Measurement Period.

6.       Conditions to the Closing.

6.1.       Conditions to Obligation of Each Party. The respective obligations of each party to this Agreement to consummate the Merger will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the agreement of Parent and the Company, and (ii) by proceeding with the Closing, Parent, Company Securityholders and the Company will be deemed to have waived any of such conditions that remain unsatisfied):

(a)     Required Stockholder Approval. The Required Stockholder Approval must have been obtained.

(b)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority will have been issued and remain in effect, nor will there be any Governmental Authority statute, rule, regulation or other Legal Requirement enacted or deemed applicable to the execution and delivery of this Agreement or the consummation of the Closing, the Merger, and the other Contemplated Transactions, that prohibits or makes such transactions illegal.

(c)     Antitrust Laws Compliance. All required filings under the HSR Act applicable to the transactions to be consummated at the Closing shall have been completed, and all applicable waiting periods (and any extension thereof), if any, under the HSR Act and such other Antitrust Laws shall have expired or been terminated, and any approvals or clearances required thereunder must have been obtained.

(d)     No Pending Governmental Litigation. Except for any pending or threatened legal proceeding directly or indirectly initiated by the party asserting its right not to consummate the transactions contemplated by this Agreement pursuant to this Section 6.1(d), there must not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Authority that challenges or seeks to restrain or prohibit the consummation of the Merger or any other Contemplated Transaction.

(e)     Massachusetts Clinic Laboratory License. Written approval from the Massachusetts Department of Health Clinical Laboratory Licensing Unit regarding change of ownership of the Company (the “MA License”). For avoidance of doubt, such written approval includes issuance of a new license.

6.2.       Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Closing and the Merger will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived only in writing by Parent):

(a)     Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect must be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement that are not so qualified must be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)     Performance of Covenants. All covenants contained in this Agreement to be complied with by the Company on or before the Closing must have been complied with in all material respects.

(c)     Closing Certificate. Parent must have received a certificate executed on behalf of the Company by an officer of the Company (the “Closing Certificate”) representing and warranting on behalf of the Company that the conditions applicable to the Company set forth in Sections 6.2(a), 6.2(b), and 6.2(f) have been satisfied.

(d)     Receipt of Closing Deliverables. Parent must have received each of the agreements, instruments and other documents as set forth in Section 1.3(b).

(e)     Appraisal Rights. Company Stockholders collectively holding in excess of 2.0% of the outstanding Company Shares will not have exercised, or have continuing rights to exercise, appraisal rights under the DGCL with respect to the Merger and Parent must have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer to such effect.

(f)     No Company Material Adverse Effect. There must not have occurred a Company Material Adverse Effect since the date hereof that is continuing.

(g)     Good Standing Certificate. The Company must have delivered to Parent a certificate of corporate good standing with respect to the Company issued by the Secretary of State of the State of Delaware, authenticating the Company Charter, certified as of a date not more than 10 days prior to the Closing Date.

(h)     Required Consents. The Company must have delivered to Parent copies of each of the consents and authorizations described on Schedule 6.2(h) (collectively, the “Required Consents”), which must be in full force and effect.

(i)     Absence of Claims. There must not be pending before any court of competent jurisdiction any legal proceeding brought by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

(j)     Termination of Agreements. Each of the agreements set forth on Schedule 5.12 must have been terminated, effective as of the Closing, and be of no further force or effect thereafter and the Company must have delivered to Parent written evidence, satisfactory to Parent, in its reasonable discretion, of each such termination.

(k)     Audited Financials. Three Business Days shall have elapsed following the day on which the Company delivers the Audited Financials to Parent.

6.3.        Additional Conditions to Obligation of Company. The obligations of the Company to consummate the Closing and the Merger will be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived only in writing by the Company):

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect must be true and correct in all respects, and all other representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified must be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and in each case, except where any failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result in a Parent Material Adverse Effect.

(b)     Performance of Covenants. Parent and Merger Sub must have complied with and performed in all material respects all of its respective covenants under this Agreement required to be complied with or performed by Parent and Merger Sub, as applicable, at or prior to the Closing.

(c)     Parent Closing Certificate. The Company must have received a certificate executed on behalf of Parent by an officer of Parent (the “Parent Closing Certificate”) representing and warranting that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)     Receipt of Closing Deliverables. The Company must have received each of the agreements, instruments and other documents set forth in Section 1.3(a), and Parent must have satisfied its Closing payment obligations set forth herein.

7.       Termination.

7.1.        Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(e), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

(a)     by the mutual written consent of Parent and the Company;

(b)     by Parent or the Company if the Closing has not been consummated by September 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c)     without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by the Company if (i) there is a material breach of any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a material breach by Parent or Merger Sub of any of its respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) the Company has delivered to Parent a written notice of such breach, and (iii) at least twenty Business Days have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured);

(d)     without limiting the right of Parent or the Company to terminate this Agreement pursuant to Section 7.1(b), by Parent if (i) there is a material breach of any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a material breach by the Company of any of their covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Parent has delivered to the Company a written notice of such breach, and (iii) at least twenty Business Days have elapsed since the delivery of such notice without such breach having been cured (provided, however, that no such cure period will be available or applicable to any such breach that by its nature cannot be cured); or

(e)     by Parent, if within one Business Day after the date of this Agreement, Parent has not received the Required Stockholder Approval; provided, that if the Required Stockholder Approval is provided prior to Parent terminating this Agreement, Parent’s termination right under this clause (e) will be terminated and have no further force and effect.

7.2.       Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will be of no further force or effect, and there will be no liability on the part of Parent or the Company or their respective officers, directors, shareholders or members, except to the extent that such liability results from any prior willful and material breach by a party of any of its covenants, agreements or representations and warranties set forth in this Agreement; provided, however, that the provisions of Section 1.14(e), Section 9, and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement.

8.       Escrow and Indemnification.

8.1.        Indemnification.

(a)     Expiration of Representations, Warranties, and Covenants. All representations and warranties made by the Company, Parent or Merger Sub in this Agreement (and the right to bring a claim for breach thereof) will survive the Closing until the 15 month anniversary of the Closing Date, at which time such representations and warranties will expire and terminate and be of no further force and effect; provided, however, that the representations and warranties (and the right to bring a claim for breach thereof) contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Company Subsidiaries), Section 2.3 (Power and Authority), Section 2.4 (Capitalization), Section 2.23 (Taxes) (solely with respect to income tax matters), Section 2.30 (Brokers’ and Finders’ Fee), Section 3.1 (Organization, Standing and Power), Section 3.2 (Authorization and Binding Obligation of Parent), Section 3.4 (Brokers), and Section 3.5 (Financing) (collectively, the “Fundamental Representations”), and the corresponding representations in or incorporated by reference into any Option Termination Agreement, Warrant Termination Agreement or Letter of Transmittal, will survive the Closing until the 30th day after expiration of the applicable statute of limitations, at which time they (and such right, subject to clause (A) below) will expire and terminate and be of no further force and effect; provided, further that the representations and warranties (and the right to bring a claim for breach thereof) contained in Section 2.14 (Intellectual Property) will survive the Closing until the third anniversary of the Closing Date (the date of expiration of any representation or warranty in this Agreement being a “Representation Termination Date”). The covenants or agreements contained in this Agreement (i) that contemplate performance on or before the Closing will continue in full force and effect after the Closing until the 15-month anniversary of the Closing Date and (ii) that contemplate performance after the Closing will continue in full force and effect after the Closing in accordance with their terms until fully performed (the applicable date of expiration of any covenant in this Agreement being a “Covenant Termination Date”). No claim for a breach of any representation or warranty contained in this Agreement may be made after the expiration of the Representation Termination Date of such representation or warranty, and no claim for a breach of any covenant contained in this Agreement may be made after the expiration of the Covenant Termination Date of such covenant, and no claim pursuant to clauses (iii)-(vii) of Section 8.1(b) may be made after the fifth anniversary of the Closing Date, in each case except (A) for claims of which a party has received written notification (each, an “Indemnification Claim Notice”) prior to such expiration setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim) and (B) any claim that is brought by the indemnifying party as a counterclaim to a claim brought in accordance with the prior clause (A). If a party has sent an Indemnification Claim Notice to another party within the time period prescribed by this subsection (a), such claim will not be extinguished by the passage of such time period and will survive until such claim has been fully and finally resolved. The Company and the Company Securityholders waive any statute of limitations to the extent shorter than the claim periods specified in this subsection (a). The parties acknowledge that the time periods set forth in this Section 8.1(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b)     Indemnification for Company Representations and Covenants. Subject to the limitations set forth in Section 8.1(a), this Section 8.1(b), Section 8.1(e), Section 8.1(f), Section 8.1(g), and Section 8.1(h), from and after the Closing, each Company Securityholder will severally, in accordance with their respective Pro Rata Portion (and not jointly), indemnify, defend and hold harmless Parent and its Affiliates and their respective directors, officers, employees, agents, Representatives, successors in interest and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from, against and in respect of, and will compensate and reimburse the Indemnified Persons for, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from, or in connection with: (i) any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement or in any certificate delivered hereunder by the Company in connection with the Closing; (ii) the breach of any covenant of the Company set forth in this Agreement to be performed at or prior to the Closing; (iii) any claim by a Company Securityholder regarding the distribution of payments hereunder among Company Securityholders; (iv) demands by Company Securityholders asserting appraisal rights or any similar claim that result in payment to such Company Securityholder and associated defense costs in the aggregate in excess of the applicable portion of the Aggregate Merger Consideration they would have otherwise received under this Agreement for his, her or its Company Shares; (v) claims by Company Securityholders relating to breaches of fiduciary duties of the board of directors of the Company; (vi) Pre-Closing Taxes; and (vii) Unpaid Company Debt, Unpaid Specified Transaction Expenses, and Unpaid Company Change in Control Payments.

(c)     Indemnification for Company Securityholder Representations and Covenants. In addition to the indemnification obligations of the Company Securityholders set forth in Section 8.1(b), but subject to the limitations set forth in Section 8.1(a), this Section 8.1(c), Section 8.1(e), Section 8.1(f), Section 8.1(g), and Section 8.1(h), from and after the Closing, each Company Securityholder will severally, in accordance with their respective Pro Rata Portion (and not jointly), indemnify, defend and hold harmless the Indemnified Persons from, against and in respect of, and will compensate and reimburse the Indemnified Persons for, any and all Damages imposed on, sustained, incurred or suffered by any Indemnified Person, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from, or in connection with: (i) any breach of, or inaccuracy in, any representation or warranty made by such Company Securityholder set forth in any Letter of Transmittal, any Warrant Termination Agreement and/or any Option Termination Agreement to which such Company Securityholder is a party; and (ii) the breach of any covenant of such Company Securityholder set forth in any Letter of Transmittal, any Warrant Termination Agreement and/or any Option Termination Agreement to which such Company Securityholder is a party.

(d)     Indemnification for Parent and Merger Sub Representations and Covenants. From and after the Closing Date, Parent will indemnify, defend and hold harmless each Company Securityholder and its directors, officers, employees, representatives, agents, successors in interest and assigns from, against and in respect of, and will compensate and reimburse such Persons for, any and all Damages imposed on, sustained, incurred or suffered by any of them, directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from, or in connection with (i) any breach of, or inaccuracy in, any representation or warranty of Parent and Merger Sub set forth in Section 3 of this Agreement or in any certificate delivered hereunder, and (ii) the breach of any covenant of Parent and Merger Sub set forth in this Agreement.

(e)      Limitations of Liability.

(i)     Sole and Exclusive Remedy. Except as provided in Sections 1.5, 1.6(d), 8.1(e)(vi), and 9.6, the right of the parties and other indemnified Persons to be indemnified pursuant to this Section 8 will be the sole and exclusive remedy with respect to all monetary Damages under this Agreement (and with respect to a particular Company Securityholder, under any Letter of Transmittal, any Warrant Termination Agreement and/or any Option Termination Agreement to which such Company Securityholder is a party). For clarity, this means (a) that the survival periods and liability limits set forth in this Section 8 shall control notwithstanding any statutory or common law provisions or principles to the contrary, (b) all applicable statutes of limitations or other claims periods with respect to claims shall be shortened or lengthened to the applicable claims periods and survival periods set forth herein, and (c) Parent and the Indemnified Persons irrevocably waive any and all rights they may have to make claims against any Company Securityholders under statutory and common law as a result of any Damages and any and all other damages incurred by them with respect to this Agreement (and with respect to a particular Company Securityholder, under any Letter of Transmittal, any Warrant Termination Agreement and/or any Option Termination Agreement to which such Company Securityholder is a party) whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 8. Notwithstanding the foregoing, nothing in this Section 8 will limit any party’s or indemnified party’s right to seek and obtain specific performance or injunctive relief to which any party may be entitled or to seek any remedy on account of any party’s fraud or criminal actions (for clarity, the dollar liability limit of any Company Securityholder with respect to any such fraud committed by the Company will be limited to the Upper Cap).

(ii)     Deductible. Subject to Sections 8.1(e)(vi) and without limiting the effect of any other limitation contained in this Agreement, the indemnification obligations of the Company Securityholders provided for in Section 8.1(b)(i) will not apply, and the Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement, unless and until the aggregate amount of the Damages against which such Indemnified Persons would otherwise be entitled to be indemnified under Section 8.1(b)(i) exceeds $1,000,000 (the “Deductible”), after which the Indemnified Persons shall be entitled to indemnification for all of their Damages in excess of the Deductible; provided, however, that the Deductible will not apply to any Excluded Matters.

(iii)     Mini-Basket. Subject to Sections 8.1(e)(vi) and without limiting the effect of any other limitation contained in this Agreement, the indemnification obligations of the Company Securityholders provided for in Section 8.1(b)(i) and Section 8.1(c) will not apply, and the Indemnified Persons will not be entitled to exercise any indemnification rights under this Agreement for any single claim (or series of related claims or claims arising from similar facts and circumstances), unless and until the Damages from such single claim (or series of related claims or claims arising from similar facts and circumstances) against which such Indemnified Persons would otherwise be entitled to be indemnified under Section 8.1(b)(i) and Section 8.1(c) exceeds $25,000 (the “Mini-Basket”), after which the Indemnified Persons shall be entitled to indemnification for all of their Damages with respect to such claim (or series of related claims or claims arising from similar facts and circumstances) (including the Mini-Basket), in each case subject to the other limitations provided for herein; provided, however, that the Mini-Basket will not apply to any Excluded Matters.

(iv)     Cap. Subject to Sections 8.1(e)(vi) and without limiting the effect of any other limitation contained in this Agreement, the Company Securityholders’ indemnity obligations under Section 8.1(b)(i) and Section 8.1(c) will be limited, in the aggregate, to $25,000,000 (the “Cap”); provided, however, that the Cap will not apply to any Excluded Matters. Subject to Sections 8.1(e)(vi) and without limiting the effect of any other limitation contained in this Agreement, each Company Securityholder’s indemnity obligations with respect to the Excluded Matters (other than under Section 8.1(e)(vi)) will be limited, in the aggregate, to the amount of the Aggregate Merger Consideration actually received by such Company Securityholder (inclusive of the Indemnity Escrow Amount, WC Escrow Amount, and Securityholders’ Representative Amount attributable to such Company Securityholder) (the “Upper Cap”).

(v)       Materiality. For purposes of determining the failure of any representations or warranties to be true and correct and calculating Damages hereunder, any reference to materiality or Company Material Adverse Effect in the representations and warranties will be disregarded.

(vi)     Fraud and Criminal Actions. Nothing in this Agreement will limit any remedy any party hereto or any Company Securityholder with respect to fraud or intentional material criminal actions personally committed by such Person, and only in the case of fraud or intentional material criminal actions will a Company Securityholder be liable for more than his, her or its Upper Cap.

(vii)     Applicability of Limitations. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted at any time, or any knowledge acquired, capable of being acquired, or that is alleged the other party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (except as provided for in Section 3.7). The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(viii)    Calculation of Damages. Any claim for Damages will be calculated: (i) as to actual losses and out-of-pocket costs and expenses incurred by Parent or any other Indemnified Person, without regard to reductions or diminutions in value, lost opportunities or other speculative damages; (ii) without regard to any punitive, exemplary, special, incidental, or consequential damages unless (x) any such punitive, exemplary, special, incidental, or consequential damages are actually awarded to a third party by a Governmental Authority or (y) in the case of special or consequential damages only, any such special or consequential damages are reasonably foreseeable under an objective standard; and (iii) such that costs and expenses (including those incurred in investigating, defending or resolving any applicable third-party claim) shall constitute Damages if and solely to the extent that such underlying claim is indemnifiable hereunder (without taking into account such costs and expenses when determining whether such underlying claim is indemnifiable hereunder).

(ix)      Primacy of Indemnity Escrow Account; General Unresolved Claims. Amounts of Damages owed by a Company Securityholder to an Indemnified Person under Section 8, other than Section 8.1(c), that have been resolved in favor of an Indemnified Person shall be recovered, first, from the Indemnity Escrow Fund, and, only after the Indemnity Escrow Fund has been exhausted in full, then pursuant to Section 1.6(d) and then, only if Section 1.6(d) is no longer applicable, directly from the Company Securityholders. At least two Business Days prior to the Preliminary Escrow Release Date, Parent shall provide the Securityholders’ Representative with its good faith summary of all General Unresolved Claims as of such date, and only such amounts as Parent and the Securityholders’ Representative agree in good faith are reasonably necessary to satisfy such General Unresolved Claims shall be retained in the Indemnity Escrow Fund. Following the Preliminary Escrow Release Date, if a General Unresolved Claim that was made prior to the Preliminary Escrow Release Date is finally resolved, then Parent and the Securityholders’ Representative shall within five Business Days after the final resolution of such General Unresolved Claim (or all General Unresolved Claims) instruct the Escrow Agent to release from the Indemnity Escrow Fund the appropriate amounts from the Indemnity Escrow Fund to the Paying Agent and the Surviving Corporation for further distribution to the Company Securityholders.

(x)      Other Limitations. Any claim for indemnification under Section 8 other than Section 8.1(c), and any offer to compromise or settle such claim, must be made on a pro rata basis to each Company Securityholder (based on his, her or its respective Pro Rata Portion).

(xi)     Tax Matters. Notwithstanding any other provision of this Agreement, the Company Securityholders shall not have any liability or indemnification obligation for any Taxes of Company or any of its Subsidiaries (i) resulting from any election made under Section 336 or 338 of the Code with respect to the Merger, (ii) that are not Pre-Closing Taxes, (iii) resulting from any action taken by the Company or any of its Subsidiaries out of the ordinary course of business on the Closing Date or after the Closing, or (iv) based on the ability of Parent, the Surviving Corporation or any of their Affiliates to utilize any net operating loss, net capital loss, Tax basis, investment Tax credit, foreign Tax credit, charitable deduction or other credit or Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) in any Tax period or portion thereof (including any Straddle Period).

(xii)     No Liability for Others. Notwithstanding any other provision of this Agreement, in no event will any Company Securityholder be liable for any other Company Securityholder’s breach of such other Company Securityholder’s representations, warranties, covenants, or agreements contained in any Letter of Transmittal, any Warrant Termination Agreement and/or Option Termination Agreement, or other ancillary agreement hereto to which such other Company Securityholder is a party.

(xiii)     Pre-Closing Period. For the avoidance of doubt, in the event a matter arises between the date hereof and the Closing Date (other than as a result of fraud by the Company under this Agreement) and thereby results in a failure of a representation or warranty of the Company contained in this Agreement or in the certificate described in Section 6.2(c), such failure shall not be deemed to be fraud with respect to such representation or warranty (for example, because the Company may not legally effectively update the Company Disclosure Schedule), unless and to the extent actions of the Company or any Company Subsidiaries relating to any such matter would otherwise constitute fraud.

(xiv)     Rescission. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of an Indemnified Person after the consummation of the Merger to rescind this Agreement or any of the Contemplated Transactions.

(f)       Control of Defense; Conditions. Except as otherwise provided in Section 5.4(c), which will apply to all Tax Contests, in the event that Parent or another Indemnified Person becomes aware of a third party claim (any such claim, a “Third Party Claim”) that Parent believes may result in a claim for indemnification pursuant to this Section 8 by or on behalf of an Indemnified Person, Parent will promptly notify the Securityholders’ Representative of such Third Party Claim. Notwithstanding the foregoing, no delay in providing such notice prior to the applicable Representation Termination Date will affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Securityholders are materially prejudiced thereby. Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Damages that may be indemnifiable. The obligations of the Company Securityholders under this Section 8 with respect to Damages arising from any Third Party Claim will be governed by the following additional terms and conditions:

(i)     The Securityholders’ Representative, at its option and at the expense of the Company Securityholders, will be entitled to assume control of the defense of any Third Party Claim at any time within 30 days of receiving written notice of the Third Party Claim from Parent and may appoint as lead counsel of such defense any legal counsel selected by the Securityholders’ Representative and reasonably acceptable to Parent; provided that the Securityholders’ Representative will not be entitled to assume control of the defense of any Third Party Claim without Parent’s express written consent in the event (A) the named parties to any such Third Party Claim (including any impleaded parties) include both the Company Securityholders and the Indemnified Person and, in the opinion of counsel to the Securityholders’ Representative and the Indemnified Person, there is an actual conflict of interest between the Securityholders’ Representative and the Indemnified Person, (B) the Indemnified Person determines in good faith that there is a reasonable probability that such Third Party Claim seeks material non-monetary relief (in which case, the portion of the Third Party Claim unrelated to monetary relief may be controlled by Parent), (C) the Indemnified Person determines in good faith that an adverse determination of such claim could be materially detrimental to Indemnified Person’s business, (D) the indemnifying party has failed or is failing to vigorously prosecute or defend such claim, or (E) the claim relates to or arises in connection with any potential criminal liability or regulatory violation of Parent, the Surviving Corporation or the Company (in which case, the portion of the Third Party Claim unrelated to monetary relief may be controlled by Parent) (each, an “Assumable Claim”). In the event that the Securityholders’ Representative assumes control of the defense of any Third Party Claim, the Securityholders’ Representative will keep Parent informed of all material events and developments, including promptly providing copies of any correspondence and court filings, with respect to such Third Party Claim.

(ii)     Notwithstanding Section 8.1(f)(i) above, the Indemnified Person will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Person’s own expense unless the indemnifying party is otherwise liable for such amounts as Damages hereunder. The Indemnified Person will have the right, by notice to the Securityholders’ Representative, to assume the defense of an Assumable Claim and the reasonable fees and expenses of the Indemnified Person’s counsel incurred in connection with such Assumable Claim will be included in Damages if it is ultimately determined pursuant to the procedures hereunder that the Indemnified Person is entitled to indemnification pursuant to this Section 8 with respect to such Assumable Claim; provided, however, that if it is ultimately determined by agreement of the Securityholders’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to such Assumable Claim, such fees and expenses will not be Damages.

(iii)     In connection with a Third Party Claim, the Indemnified Person claiming indemnification shall reasonably cooperate with the indemnifying party and make available to the indemnifying party all pertinent information under its control (provided that all Confidential Information shall be subject to the terms of the Confidentiality Agreement). Without limiting the generality of the foregoing, Parent will, and will cause employees of the Company and the Company Subsidiaries to, reasonably cooperate fully with the Securityholders’ Representative in connection with any matter for which Company Securityholders are the indemnifying party. Such cooperation may include, without limitation, (a) assisting in the collection and preparation of discovery materials, (b) meeting with (and making employees available to meet with) the Securityholders’ Representative and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (c) providing to the Securityholders’ Representative and/or its counsel all information under the control of the Company or any of its Subsidiaries that is deemed necessary by the Securityholders’ Representative and/or its counsel for the defense or prosecution of such matter (subject to the attorney-client privilege). Notwithstanding anything to the contrary in the foregoing, in no event will the Indemnified Person be required to waive any attorney-client privilege in connection with such cooperation. All costs incurred by the Indemnified Person and reasonable fees and expenses of the Indemnified Person’s counsel incurred by the Indemnified Person in connection with the cooperation required under this Section 8.1(f)(iii) will be included in Damages in the event that it is ultimately determined pursuant to the procedures hereunder that the Indemnified Person is entitled to indemnification pursuant to this Section 8 with respect to such Third Party Claim provided, however, that if it is ultimately determined by agreement of the Securityholders’ Representative and the Indemnified Person or by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified hereunder with respect to the Third Party Claim, such costs, fees and expenses will not be Damages.

(iv)     Neither the Securityholders’ Representative nor the Indemnified Person may consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall be reasonable for the Securityholders’ Representative to withhold such consent if the Securityholders’ Representative believes in good faith that there is not any underlying basis for indemnification with respect to such settlement or compromise).

(g)       Insurance, Third Party Indemnities, and Tax Benefits. The amount of any Damages payable under this Section 8 will be net of amounts actually received by the Indemnified Person under its applicable insurance policies issued by insurance companies or amounts recovered from third parties under indemnification rights (other than the indemnities contemplated by this Section 8) with respect to such Damages (determined after giving effect to any deductible associated therewith, any increase in premiums (including retropremium obligations) resulting therefrom). If an Indemnified Person receives any amounts under applicable insurance policies issued by insurance companies or indemnification proceeds subsequent to its receipt of an indemnification payment by the indemnifying parties, then such Indemnified Person will, without duplication, promptly reimburse the indemnifying parties (net of costs and expenses of such recovery and resulting premium increases) for any payment made by such indemnifying parties up to the amount received by the Indemnified Person; provided, that the aggregate amount of reimbursement payments to the indemnifying parties in respect of any such Damages will not in any event exceed the aggregate indemnification payment received by the Indemnified Person from the indemnifying parties with respect to such Damages. The Indemnified Persons shall use commercially reasonable efforts to seek, when applicable, recovery under director and officer tail insurance policy purchased pursuant to Section 5.5(a) covering any Damage against such insurers. Nothing in this Section 8.1(g) will be construed to require any Person to obtain or maintain any insurance coverage (provided that Parent will not cancel any prepaid insurance coverage obtained by the Company prior to the Closing or exclude the Company from any group or umbrella insurance policies of Parent that cover subsidiaries of Parent similarly situated to the Company). In calculating amounts payable to the Indemnified Persons pursuant to this Section 8, the amount of any Damages shall be computed net of any Loss Tax Benefit. For purposes hereof, “Loss Tax Benefit” means the net Tax savings, refunds or benefits realized in the year of the Loss or the following taxable year by the Indemnified Persons or their Affiliates actually received on a last deduction basis that is attributable to any deduction, loss, credit, refund, or other reduction in Tax resulting from or arising out of such Damages.

(h)     No Duplication of Recovery. Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any Damages resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Closing Date Net Working Capital, or on the Company Balance Sheet, or otherwise taken into account in the calculation of the Aggregate Merger Consideration, (A) no Indemnified Person may recover such Damages through a claim pursuant to Section 8 or otherwise and (B) such Damages will not be included in the determination of whether all Damages, in the aggregate, exceed the Deductible or the Cap and (ii) no Indemnified Person may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement, any Letter of Transmittal, any Warrant Termination Agreement and/or Option Termination Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement, any Letter of Transmittal, any Warrant Termination Agreement and/or any Option Termination Agreement.

8.2.       Exercise of Remedies by Indemnified Persons other than Parent. No Indemnified Person (other than Parent) will be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent consents to the assertion of such indemnification claim or the exercise of such other remedy.

8.3.       Savings Clause. The parties intend that the provisions of this Section 8 substantially comply with the requirements set forth in Section 3.3 of the Voting Agreement. If the Company exercises the rights under Section 3.2 of the Voting Agreement, in the event that any provision of this Section 8, or the application thereof, does not, or is declared by a court of competent jurisdiction to not, substantially comply with the requirements set forth in Section 3.3 of the Voting Agreement, then all other terms of this Section 8 will nevertheless remain in full force and effect, and such term automatically will be amended so that it complies with the requirements set forth in Section 3.3 of the Voting Agreement, but in a manner as close to the parties’ original intent as is permissible. Notwithstanding the foregoing, the parties agree that for purposes of compliance with Section 3.3 of the Voting Agreement, any Earn-Out Payment that is earned pursuant to Section 1.6 hereof shall be deemed to be an “escrow” (as that term is used in Section 3.3 of the Voting Agreement) to give effect to the provisions set forth in Section 1.6(d).

8.4.     Treatment of Indemnification Payments. The parties agree that any amount paid to an Indemnified Person pursuant to this Section 8 will be treated as a reduction in the consideration payable hereunder for Tax purposes.

9.       General Provisions.

9.1.     Notices. All notices and other communications hereunder must be in writing and will be deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by nationally recognized commercial overnight courier service, with confirmation of receipt, or (iii) upon transmission if sent via facsimile with confirmation of receipt (or, if such facsimile is not sent on a Business Day, then on the next succeeding Business Day), or (iv) by electronic mail when sent, provided that either (x) receipt of the email is confirmed by the recipient or (y) such notice is also sent within one Business Day by reliable overnight delivery service (with proof of service), hand delivery, facsimile (with confirmation of transmission) or certified or registered mail (return receipt requested and first-class postage prepaid), to the parties at the following addresses (or at such other address for a party as may be specified upon like notice):

(a)          if to Parent and/or Merger Sub, to:

Bio-Techne Corporation
614 McKinley Place NE
Minneapolis, MN 55413
Attention: General Counsel
Facsimile: (612) 656-4514

with a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Melodie Rose; Ryan Brauer
Facsimile: 612-492-7077
Email: mrose@fredlaw.com; rbrauer@fredlaw.com

(b)          if to the Company, to:

Exosome Diagnostics, Inc.
266 Second Ave., Suite 200
Waltham, MA 02451
Attention: Chief Executive Officer
Email: jboyce@exosomedx.com

with a copy prior to Closing to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Michael Bison; Jason Breen
Facsimile: 617-321-4370
Email: mbison@goodwinlaw.com; jbreen@goodwinlaw.com

(c)          if to Securityholders’ Representative or after the Closing, to the Company Securityholders, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294

9.2.      Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.3.      Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, the Company Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (including any letter of intent), among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and will survive any termination of this Agreement until the Closing; (b) are not intended to confer upon any other person any rights or remedies hereunder (other than the D&O Indemnified Parties, who are intended third party beneficiaries of Section 5.5 and the indemnified persons under Section 8); and (c) may not be assigned by Parent, on the one hand, or by Company or the Securityholders’ Representative, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto; provided, however, that Parent, Merger Sub or the Surviving Corporation may, without the consent of any other party, (i) assign this Agreement to any Affiliate or to a third party in connection with the sale of all or substantially all of the business to which this Agreement relates, and (ii) collaterally assign their rights under this Agreement to their lenders or the lenders of any of their Affiliates. This Agreement will be binding upon, and will inure to the benefit of, each party and its successors and permitted assigns.

9.4.       Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

9.5.       Expenses. Other than as set forth in this Agreement, the parties agree that all fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby will be borne by the party incurring such fees and expenses, including all fees of counsel and accountants.

9.6.      Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled (in addition to any other remedies available to them (as limited by the terms in Section 8 following the Closing)) to the remedies of specific performance (which will include the right to obtain an order compelling a party’s counterparty hereto to close the transactions contemplated by this Agreement) and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7.        Governing Law; Dispute Resolution.

(a)     This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, will be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute; provided, that the parties agree that Section 8106(c) of Title 10 of the Delaware Code shall not apply to any matter governed by the statute of limitations under Delaware law), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction.

(b)     Any judicial proceeding brought with respect to this Agreement must be brought in any federal or state court of competent jurisdiction located in the State of Delaware, and, by execution and delivery of this Agreement, each party (i) accepts and consents to, generally and unconditionally, the jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

(c)     Service of process, summons, notice or other document by mail to such party’s address set forth herein will be effective service of process for any suit, action or other proceeding relating to this Agreement or the transactions contemplated hereby. Each of Parent, the Company (both before and after giving effect to the Closing), each Company Securityholder and the Securityholders’ Representative irrevocably and unconditionally waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

9.8.        Rules of Construction.

(a)     The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)     For purposes of this Agreement, whenever the context requires: the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders.

(c)     As used in this Agreement, (i) the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation,” (ii) the words “hereby,” “herein,” “hereunder” and “hereto” will be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement, and (iii) all references to “$” mean United States dollars.

(d)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)     The words “will” and “shall” when used in this Agreement will be interpreted to have the same meaning. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

9.9.       Time is of the Essence. Time is of the essence of this Agreement.

9.10.     Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent, the Company and the Securityholders’ Representative. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion will not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term of condition hereof (whether or not similar).

9.11.     Headings. The article and section headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

9.12.     Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Company Securityholders have retained Goodwin Procter LLP (“Goodwin”) to act as their counsel in connection with the Contemplated Transactions. Parent and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Parent and its Affiliates, on the one hand, and the Securityholders’ Representative and the Company Securityholders, on the other hand, Goodwin may represent the Securityholders’ Representative and/or the Company Securityholders in such dispute even though the interests of the Securityholders’ Representative and/or the Company Securityholders may be directly adverse to Parent and its Affiliates, and even though Goodwin may have represented the Company or a Company Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries. Parent and Merger Sub further agree that, as to all communications among Goodwin, the Company, the Securityholders’ Representative and/or any Company Securityholder that relate in any way to the Contemplated Transactions or a similar transaction prior to the Closing (the “Privileged Information”), the attorney-client privilege and the expectation of client confidence belongs to the Securityholders’ Representative and the Company Securityholders and may be controlled by the Securityholders’ Representative and the Company Securityholders and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation or any of its Affiliates. Prior to the Closing, the Company may delete all Privileged Information from the Company’s and/or Company Subsidiary’s systems, books, and records; provided, that if the Company fails to so delete any Privileged Information, (i) Parent, the Surviving Corporation, and their respective Subsidiaries acknowledge that such failure shall not waive such privilege of the Securityholders’ Representative and/or Company Securityholders, (ii) Parent shall promptly notify the Securityholders’ Representative of the existence of such Privileged Information, (iii) Parent shall provide a copy of any such Privileged Information to the Securityholders’ Representative, and (iv) Parent shall delete such Privileged Information from its and its Affiliates’ systems, books and records. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation and its Affiliates, on the one hand, and a third party other than the Securityholders’ Representative or a Company Securityholder, on the other hand, Parent, the Surviving Corporation, and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent, the Surviving Corporation, or its Affiliates may waive such privilege without the prior written consent of the Securityholders’ Representative.

 [Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent, Merger Sub, and the Securityholders’ Representative have caused this Agreement to be executed and delivered by each of them or any of their respective officers, all as of the date first written above.

BIO-TECHNE CORPORATION

By:
Name:
Title:

Exosome DIAGNOSTICS, INC.

By:
Name:
Title:

Enzo merger sub, inc.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely

in its capacity as the Securityholders’ Representative

By:

Name:
Title:

Signature page to Agreement and Plan of Merger

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2020 EBITA” has the meaning set forth in Schedule 1.6.

“2020 EBITA Milestone” has the meaning set forth in Schedule 1.6.

“2022 Non-Shahky EBITA” has the meaning set forth in Schedule 1.6.

“2022 Non-Shahky EBITA Milestone” has the meaning set forth in Schedule 1.6.

“2022 Shahky Associated EBITA” has the meaning set forth in Schedule 1.6.

“2022 Shahky Associated EBITA Milestone” has the meaning set forth in Schedule 1.6.

“Acquisition Proposal” means a proposal, inquiry or offer from, or indication of interest by, any Person (other than Parent and its Subsidiaries, including Merger Sub) for any (a) direct or indirect acquisition of assets of the Company and the Company Subsidiaries equal to 15% or more of the fair market value of the Company’s and the Company Subsidiaries’ assets or to which 15% or more of the Company’s and the Company Subsidiaries’ net revenues or net income are attributable (which, for the avoidance of doubt, shall not include acquisitions of inventory of the Company and the Company Subsidiaries in the ordinary course of business); (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company; (c) tender offer or exchange offer that if consummated would result in any such Person beneficially owning 15% or more of the voting equity interests of the Company; (d) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such Person would own 15% or more of the of the fair market value of assets, net revenues or net income of the Company and the Company Subsidiaries; or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Adjustment Amount” means the positive or negative number that is equal to (i) the Closing Date Net Working Capital minus (ii) the Baseline Working Capital.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event shall a Company Securityholder’s Affiliates include any current or future portfolio company of such Company Securityholder, its controlling Person or any of its or its controlling Person’s Affiliates. With respect to Parent, the Surviving Corporation will be an Affiliate from and after the Closing.

“Aggregate Closing Merger Consideration” means $250,000,000.

“Aggregate Company Option Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all Company Options.

“Aggregate Company Option Payment Amount” means the amount obtained by aggregating the Company Option Payment Amount payable with respect to all Company Options.

“Aggregate Company Warrant Exercise Price Amount” means the amount obtained by aggregating the exercise prices of all In-the-Money Warrants.

“Aggregate Company Warrant Payment Amount” means the amount obtained by aggregating the Company Warrant Payment Amount payable with respect to all In-the-Money Warrants.

“Aggregate Merger Consideration” means the Aggregate Closing Merger Consideration plus the amount of each Earn-out Payment earned and payable to the Company Securityholders pursuant to Section 1.6 of this Agreement.

“Aggregate Withholding Option Payment Amount” means the amount obtained by aggregating the Company Option Payment Amounts payable with respect to all Withholding Options.

“Agreement” has the meaning set forth in the introductory paragraph.

“Anti-Bribery Law” has the meaning set forth in Section 2.26(a).

“Antitrust Laws” means all statutes, regulations, or requirements of a Governmental Authority (including those outside of the United States) that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or the lessening of competition, including the HSR Act.

“Applicable Per Share Amount” means, as of the applicable date, the amount per Company Share payable on such date, plus any amounts per Company Share that have been previously paid, with respect to each Company Share as set forth in the Consideration Spreadsheet, as the same may be updated in accordance with Section 1, adjusted in accordance with the terms and conditions of this Agreement.

“Assumable Claim” has the meaning set forth in Section 8.1(f)(i).

“Baseline Working Capital” means negative $1,800,000.

“Board Recommendation” has the meaning set forth in Section 5.7(a).

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in the State of Minnesota.

“Business Intellectual Property” means all Owned Intellectual Property and all Third Party Intellectual Property.

“Cap” has the meaning set forth in Section 8.1(e)(iv).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) personal property (and for the avoidance of doubt, not real property), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Incorporation” means the Fifth Amended and Restated Certificate of Incorporation of the Company filed with the State of Delaware Secretary of State on June 21, 2017.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Cash Consideration” means (a) the Closing Merger Consideration, minus (b) the Indemnity Escrow Amount, minus (c) the Securityholders’ Representative Amount, minus (d) the WC Escrow Amount.

“Closing Certificate” has the meaning set forth in Section 6.2(c).

“Closing Consideration Spreadsheet” has the meaning set forth in Section 1.4(c).

“Closing Date” has the meaning set forth in Section 1.1(c).

“Closing Date Balance Sheet” has the meaning defined in Section 1.5(b).

“Closing Date Net Working Capital” means, as of the 11:59 p.m. Boston time on the Business Day immediately preceding the Closing Date, the sum of the consolidated current assets of the Company and the Company Subsidiaries, less the sum of the consolidated current liabilities of the Company and the Company Subsidiaries, each determined in accordance with GAAP applied in a manner consistent with the Company Balance Sheet, subject to the following adjustments:

(a)     the Company’s and the Company Subsidiaries’ current assets will exclude (to the extent otherwise included in the Company’s and the Company Subsidiaries’ current assets) the Company Cash, the Aggregate Company Warrant Exercise Price Amount and the Aggregate Company Option Exercise Price Amount; and

(b)     the Company’s and the Company Subsidiaries’ current liabilities will exclude (to the extent otherwise included in the Company’s and the Company Subsidiaries’ current liabilities) (1) all liabilities of the Company and the Company Subsidiaries for deferred Taxes, (2) all Company Debt set forth on the Closing Debt Certificate, (3) all Specified Transaction Expenses set forth in the Closing Expense Certificate, (4) all Company Change in Control Payments set forth in the Consideration Spreadsheet, and (5) the Aggregate Company Option Payment Amount and the Aggregate Warrant Option Exercise Price Amount set forth in the Consideration Spreadsheet.

A sample calculation of Closing Date Net Working Capital based on the Company Balance Sheet is attached hereto as Exhibit G.

“Closing Date Net Working Capital Dispute Notice” has the meaning set forth in Section 1.5(c).

“Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(b).

“Closing Debt Certificate” has the meaning set forth in Section 1.3(a)(v).

“Closing Expense Certificate” has the meaning set forth in Section 1.3(a)(iv).

“Closing Merger Consideration” has the meaning set forth in Section 1.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph.

“Company Balance Sheet” has the meaning set forth in Section 2.7.

“Company Balance Sheet Date” has the meaning set forth in Section 2.7.

“Company Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries (plus the amount of all uncleared deposits of the Company and the Company Subsidiaries outstanding, and less the amount of all uncleared checks or withdrawals of the Company and the Company Subsidiaries outstanding), measured as of immediately prior to the Closing and determined in accordance with GAAP applied in a manner consistent with the Company Balance Sheet (which, for the avoidance of doubt, shall include any security deposits under any Lease).

“Company Change in Control Payments” means any payments to any current or former employee, independent contractor, director, or shareholder of the Company or any Company Subsidiary under any Company Employee Plan or otherwise, including bonus payments, and any employment or payroll Taxes payable in connection with the foregoing, that remain payable after the Effective Time and/or become payable, directly or indirectly, in each case, as a result of the Company entering into this Agreement or the consummation of the Merger or any other Contemplated Transactions; provided, however, that Company Change in Control Payments shall exclude (i) any payments and obligations relating to the Company Securities, including the payment of any Aggregate Merger Consideration hereunder, (ii) any payments and obligations due as a result of any action required or requested by Parent, and (iii) any payments pursuant to any agreement entered into with or at the request of Parent or any of its Subsidiaries that becomes effective at or following the Closing. For clarity, any “double trigger” payments contingent on the occurrence of both the events described in the immediately preceding sentence and a subsequent event (e.g., termination of employment without cause) that do not actually come payable (e.g., because such subsequent event does not actually occur) will not constitute Company Change in Control Payments hereunder.

“Company Charter” has the meaning set forth in Section 1.1(d)(i).

“Company Common Stock” means shares of common stock of the Company.

“Company Debt” means all outstanding and unpaid Indebtedness of the Company and the Company Subsidiaries, determined as of immediately prior to the Closing.

“Company Debt Payoff Amount” means the amount necessary to pay off in full all amounts due under the Company Debt.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Employee” means any person employed by or providing services to the Company or any of the Company Subsidiaries in the capacity of an employee, consultant, independent contractor, advisor, director or any similar capacity.

“Company Employee Plans” has the meaning set forth in Section 2.24(a).

“Company Equity Incentive Plan” means any stock option, equity incentive or similar plan of the Company, including the Company’s Amended and Restated 2009 Equity Incentive Plan, as each may be amended from time to time.

“Company Financial Statements” has the meaning set forth in Section 2.7.

“Company Funded Debt” means all Company Debt which is of the type included in clause (a) or (b) of the definition of Indebtedness.

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) on the Company or the Company Subsidiaries that, individually or taken together with all other Effects is, or would reasonably likely to be, materially adverse to the overall financial condition, material assets (including intangible assets), liabilities (taken together), business (as currently conducted by the Company) or results of operations of the Company and the Company Subsidiaries, taken as a whole, regardless of whether such Effect is durationally significant or would substantially threaten the Company’s and the Company Subsidiaries’ earnings power; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, will be, or reasonably likely to be, a Company Material Adverse Effect: (a) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) (i) attributable to the announcement, pendency, or entering into this Agreement or any of the Contemplated Transactions, or (ii) arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which the Company and the Company Subsidiaries operate in general (except that such conditions in this clause “(ii)” will be taken into account to the extent that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (b) the taking of (or the failure to take) any action reasonably required to cause compliance with the terms of this Agreement or the failure to take any action prohibited by this Agreement or any action taken or failure to take any action which Parent has consented to or requested; (c) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement; (d) the taking of any action by Parent or Merger Sub or any of their Affiliates; (e) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (except that such conditions in this clause “(e)” will be taken into account to the extent that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (f) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date of this Agreement (except that such conditions in this clause “(f)” will be taken into account to the extent that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); (g) changes in general economic conditions affecting the industry in which the Company and the Company Subsidiaries operate (except that such conditions in this clause “(g)” will be taken into account to the extent that they have adversely affected the businesses of the Company and the Company Subsidiaries to a substantially greater degree than they have affected the businesses of other comparable companies in the same industry sectors as the Company and the Company Subsidiaries); or (h) any failure by the Company and the Company Subsidiaries to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations, in and of itself (but not, in each case, the underlying cause of such failure, unless such cause would otherwise be excepted from this definition).

“Company Option” means each outstanding option, whether or not then vested, to purchase Company Shares under the Company Equity Incentive Plan.

“Company Option Payment Amount” means, with respect to a particular Company Option, the product of (i) the amount, if any, by which (x) the Applicable Per Share Amount for a share of Company Common Stock exceeds (y) the per share exercise price of such Company Option, multiplied by (ii) the number of Company Shares that were subject to such Company Option as of immediately prior to the Effective Time.

“Company Optionholder” means each holder of a Company Option, and following the Effective Time, the holders of Company Options immediately prior to the Closing.

“Company Preferred Stock” means shares of Series A, Series B, Series B-2, and Series C of preferred stock of the Company.

“Company Securities” means Company Shares, Company Options, and Company Warrants.

“Company Securityholders” means, collectively, the Company Stockholders, the Company Optionholders, and the Company Warrantholders.

“Company Shares” means, collectively, the shares of the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” has the meaning set forth in Section 1.8(a).

“Company Stockholder” means each holder of Company Shares, and following the Effective Time, the holders of Company Shares immediately prior to the Closing (including pursuant to the exercise of a Company Warrant).

“Company Subsidiaries” has the meaning set forth in Section 2.2.

“Company Warrant” means each outstanding warrant to purchase Company Shares.

“Company Warrant Payment Amount” means, with respect to a particular Company Warrant, the product of (i) the amount, if any, by which (x) the Applicable Per Share Amount for a share of Company Common Stock exceeds (y) the per share exercise price of such Company Warrant, multiplied by (ii) the number of Company Shares that were subject to such Company Warrant as of immediately prior to the Effective Time.

“Company Warrantholder” means each holder of a Company Warrant.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consideration Spreadsheet” has the meaning set forth in Section 1.4(b).

“Contemplated Transactions” means all transactions and actions to be effected pursuant to this Agreement (including the Merger) and the other Transaction Documents.

“Continuing Employee” has the meaning set forth in Section 5.16(a).

“Controlling Party” has the meaning set forth in Section 5.4(c)(ii).

“Covenant Termination Date” has the meaning set forth in Section 8.1(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.5(a).

“Damages” means any damages, liabilities, losses, settlements, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable legal, expert and consultant fees and expenses, costs of investigation, defense and resolution, the cost of enforcing any right to indemnification hereunder (regardless of whether or not the same relate to any third-party claims) and the cost of pursuing reimbursement from any insurance providers.

“Data Room” means virtual data site maintained on behalf of the Company at www.rrdvenue.com containing certain documents relating to the Company and its business available for review by Parent or its Representatives on and as of the date of this Agreement.

“Deductible” has the meaning set forth in Section 8.1(e)(ii).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning set forth in Section 1.10(a).

“Earn-out Payment” means either of the First Earn-out Payment or the Second Earn-out Payment.

“Earn-out Payment Date” means the date of delivery of the final Earn-Out Statement for the relevant Measurement Period.

“EBITA” means the operating earnings of the Surviving Corporation before deducting interest, taxes, and amortization of the Surviving Corporation determined in a manner consistent with the past practices of the Company; provided that EBITA will not include any earnings attributable to businesses acquired by Parent of the Surviving Corporation after the Closing.

“Effective Time” has the meaning set forth in Section 1.1(b).

“Encumbrance” or “Encumbrances” in respect of any property or assets, means any encumbrance or title defect of whatever kind or nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Legal Requirement, including any lien, mortgage, charge, pledge, security interest, title retention, lease, option, easement, servitude, right-of-way, conditional sales contract, encroachment, restrictive covenant, right of first refusal, right of use or any other similar right (or any agreement to grant or furnish any of the foregoing) that affects ownership or possession of, or title to, or any interest in, or the right to use or occupy such property or assets.

“Environmental Laws” means any applicable, federal, state, local, or foreign governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

“Environmental Permits” has the meaning set forth in Section 2.22(a).

“ERISA” has the meaning set forth in Section 2.24(a).

“ERISA Affiliate” has the meaning set forth in Section 2.24(a).

“Escrow Agent” has the meaning set forth in Section 1.4(f).

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit H to be executed and delivered in accordance with the terms set forth in this Agreement.

“Escrow Release Date” means either the Preliminary Escrow Release Date or the Final Escrow Release Date, as applicable.

“Estimated Adjustment Amount” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 1.2.

“Excluded Matters” means the Fundamental Representations, Section 8.1(e)(vi), and any matters described in Section 8.1(b)(ii) – Section 8.1(b)(vii).

“Final Adjustment Amount” has the meaning set forth in Section 1.5(c).

“Final Closing Date Net Working Capital Statement” has the meaning set forth in Section 1.5(c).

“Final Company Cash” has the meaning set forth in Section 1.5(c).

“Final Escrow Release Date” has the meaning set forth in Section 1.4(f).

“First Earn-out Payment” has the meaning set forth in Schedule 1.6.

“First Measurement Period” has the meaning set forth in Schedule 1.6.

“FLSA” has the meaning set forth in Section 2.19(c).

“fraud” means actual fraud under the Legal Requirements of the State of Delaware (and not constructive fraud or similar theories).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared (so long as the Company Financial Statements are compliant with generally accepted accounting principles in the United States).

“General Unresolved Claim” means any asserted, but unresolved indemnification claim made in good faith by an Indemnified Person to the Securityholders’ Representative in accordance with Section 8 prior to the applicable Escrow Release Date and for which Parent has provided written notice to the Securityholders’ Representative of its good faith determination of the amount necessary to satisfy such claim.

“Goodwin” has the meaning set forth in Section 9.12.

“Government Official” means any (a) officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any fully or partially state-owned or controlled enterprise, institution or healthcare facility), or any officer, employee or other individual acting in an official capacity for a public international organization or (b) political party or official thereof or any candidate for any political office.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or union thereof (including the European Union), or any department, agency or instrumentality or fully-owned or partially-owned enterprise of such government or political subdivision or union, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant” or “contaminant.” The term “Hazardous Materials” includes any “hazardous substances,” as defined, listed, designated or regulated under CERCLA and similar terms defined, listed, designated or regulated under analogous Legal Requirements in other jurisdictions, any “hazardous wastes” or “solid wastes,” as defined, listed, designated or regulated under RCRA and similar terms defined, listed, designated or regulated under analogous Legal Requirements in other jurisdictions, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any oil, including petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes or hydrocarbonic substance, fraction, distillate or by-product.

“Health Care Laws” means any Legal Requirement relating to health care regulatory matters or to the payment for any such items or services rendered, provided, dispensed or furnished by healthcare providers, manufacturers, distributors, or suppliers., including (i) 42 U.S.C. §§ 1320a-7 through , 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”, and all regulations promulgated thereunder, (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law”, and all regulations promulgated thereunder, (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”, and all regulations promulgated thereunder, (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which is commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” or “HIPAA” (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, in each case, solely to the extent applicable to medical devices and in vitro diagnostic medical devices, (vi) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder, (vii) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (viii) the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), (ix) analogous state laws and regulations to those identified above, including state anti-kickback, fee-splitting and patient brokering laws, (x) state information privacy and security laws, (xi) other federal and state laws, regulations and binding guidance governing the licensure, certification, accreditation, qualification and operation of clinical laboratories; and (xi) analogous Legal Requirements in other jurisdictions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Warrant” has the meaning set forth in Section 1.16(a).

“Indebtedness” means, as of any date of determination, (without duplication) with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to similar cash advances (including all obligations pursuant to any sale or financing of receivables); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even when the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) any direct or indirect guarantee by such Person of Indebtedness of others; (g) all Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person in respect of any letter of credit, banker’s acceptance or similar credit transaction, but only to the extent drawn; (i) all obligations in respect of any swap, forward, cap, future, hedge or derivative transaction; and (j) renewals, extensions and refundings of any such Indebtedness. The Indebtedness of any Person includes the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to any amounts payable as a result of the Merger, the maximum liability upon the occurrence of the Merger unless otherwise included in a payoff letter delivered in connection with the repayment of such Indebtedness; provided, however, that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (ii) Indebtedness will not include any liability for Taxes.

“Indemnification Claim Notice” has the meaning set forth in Section 8.1(a).

“Indemnified Person” or “Indemnified Persons” has the meaning set forth in Section 8.1(b).

“Indemnity Escrow Account” has the meaning set forth in Section 1.4(f).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.4(f).

“Indemnity Escrow Fund” has the meaning set forth in Section 1.4(f).

“Independent Accounting Firm” means Ernst & Young LLP.

“Intellectual Property” means all intellectual property and associated rights that may exist or be created under the laws of any jurisdiction in the world, including all of the following: (a) Patents; (b) trademarks, service marks, trade dress, logos, trade names, design rights and other similar designations of source, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof; (c) works of authorship, copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof; (d) mask work rights and registrations and applications for registration thereof; (e) trade secrets and confidential information; (f) internet domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and URLs; (g) software and firmware, including source code, object code and database rights; and (h) any other proprietary rights recognized in any jurisdiction worldwide.

“IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property (other than agreements relating to commercially-available, non-customized off-the-shelf software that is (i) licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (ii) not incorporated into any of the products or services of the Company or any of the Company Subsidiaries, and (iii) is generally available on standard terms for less than $20,000): (a) to which the Company or any of the Company Subsidiaries is a party; or (b) under which the Company or any of the Company Subsidiaries is a licensor or licensee.

“Key Employees” has the meaning set forth in Section 1.3(b)(x).

“Knowledge of the Company,” “Company’s Knowledge” or similar term means the actual knowledge (following a reasonable inquiry of his or her direct reports with operational responsibility for the fact or matter in question) of any of the following individuals: John Boyce; Johan Skog; William Kelly; Raaj Venkatesan; or Tom McLain.

“Labor Laws” has the meaning set forth in Section 2.19(c).

“Lease” or “Leases” has the meaning set forth in Section 2.21(b)(i).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that the Company or any of the Company Subsidiaries possess and/or use.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments, and decrees issued by a Governmental Authority that legally binding on the applicable Person (or to any of its assets, properties or businesses).

“Letter of Transmittal” has the meaning set forth in Section 1.9(b).

“Loss Tax Benefit” has the meaning set forth in Section 8.1(g).

“Lost Stock Affidavit” has the meaning set forth in Section 1.9(b).

“Material Contract” has the meaning set forth in Section 2.16(c).

“Measurement Period” means each of the First Measurement Period and the Second Measurement Period.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Moelis Delayed Fee” means any amounts owed to Moelis & Company under its engagement letter in effect as of the date hereof (without amendment, waiver or other modification after the date hereof without the express written consent of the Securityholders’ Representative) that only become payable as a result of any Earn-out Payment hereunder.

“Non-Controlling Party” has the meaning set forth in Section 5.4(c)(ii).

“Non-Shahky Earn-out Payment” has the meaning set forth in Schedule 1.6.

“Non-Shahky EBITA” means all EBITA that is not Shahky Associated EBITA.

“Non-Withholding Option” means a Company Option for which the payment contemplated by Section 1 does not trigger a Tax withholding obligation on the part of the Company.

“OFAC” has the meaning set forth in Section 2.29.

“OFAC Regulations” has the meaning set forth in Section 2.29.

“Open Source Software” means any Software that meets one or more of the following criteria: (a) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of law or otherwise, (b) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed, (c) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license), or (d) subject to, distributed, transmitted, licensed or otherwise made available under any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

“Option Termination Agreement” has the meaning set forth in Section 1.13(c).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Parent” has the meaning set forth in the introductory paragraph.

“Parent Closing Certificate” has the meaning set forth in Section 6.3(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 3.3.

“Patents” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, inter partes reviews, post grant reviews, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Payable Adjustment” has the meaning set forth in Section 1.5(c).

“Paying Agent” means JPMorgan Chase Bank, National Association, as paying agent for the payment of the aggregate amount due to the Company Securityholders with respect to the Company Shares, the In-the-Money Warrants, and the Non-Withholding Options held by them pursuant to Section 1, or such other entity as the Company and Parent may agree prior to the Closing.

“Paying Agent Agreement” means the Paying Agent Agreement substantially in the form attached hereto as Exhibit I to be executed and delivered in accordance with the terms set forth in this Agreement.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” has the meaning set forth in Section 2.20.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Signing Events” has the meaning set forth in Section 5.8(a).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and with respect to any Straddle Period, all Taxes that relate to the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any Taxes (A) of the Company, or any Company Subsidiary, in each case, with respect to any Pre-Closing Tax Period, (B) which are the responsibility of the Company Securityholders pursuant to Section 1.7, (C) of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or any Company Subsidiary is or was a member prior to the Closing, (D) of any Person (other than the Company or any Company Subsidiary) for which the Company or any Company Subsidiary is liable (x) under Treasury Regulations Section 1.1502-6 (or similar provisions of state, local or foreign applicable Tax Laws) or (y) as a transferee or successor, by contract, or otherwise, to the extent the events or transactions giving rise to such Taxes occurred prior to Closing, and (E) of the Company or any Company Subsidiary attributable to any “subpart F income” (including any increase thereto under Section 965 of the Code) or “global intangible low-taxed income” required to be included by Parent, Merger Sub or their Affiliates (including, after the Closing, the Company and its Subsidiaries) in income in a taxable period beginning after the Closing Date or, with respect to a Straddle Period, the portion thereof beginning after the Closing Date solely to the extent such subpart F income or “global intangible low-taxed income” is attributable to income or earnings of the Company or its Subsidiaries for a Pre-Closing Tax Period (determined in accordance with the principles set forth in Section 5.4(e)) and ignoring any events or transactions taking place after the Closing.

“Preliminary Escrow Release Date” has the meaning set forth in Section 1.4(f).

“Privileged Information” has the meaning set forth in Section 9.12.

“Pro Rata Portion” means, with respect to a Company Securityholder, a fraction measured as of the time of determining such Company Securityholder’s Pro Rata Portion, the numerator of which is the amount of Aggregate Merger Consideration paid to such Company Securityholder as of such determination date in accordance with Sections 1.4, 1.5, 1.6, and 1.13 and the denominator of which is the Aggregate Merger Consideration paid to all Company Securityholders as of such determination date in accordance with Sections 1.4, 1.5, 1.6, and 1.13.

“Product Liability” means any liability, claim or expense (including attorneys’ fees) arising in whole or in part out of a breach of any product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product, negligent provision of services, product recall, or any other liability, claim or expense arising from the manufacturing, packaging, labeling (including instructions for use), marketing, distribution or sale of products (whether for clinical trial purposes, commercial use or otherwise).

“Registered Intellectual Property” has the meaning set forth in Section 2.14(a).

“Representation Termination Date” has the meaning set forth in Section 8.1(a).

“Representatives” means, with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Required Consents” has the meaning set forth in Section 6.2(h).

“Required Stockholder Approval” means the approval of this Agreement and the merger contained in this Agreement by (i) the holders of at least a majority of the issued and outstanding Company Shares (with the shares of Company Preferred Stock voting on an “as converted” basis), and (ii) the holders of a majority of the issued and outstanding shares of Company Preferred Stock.

“Requisite Company Securityholders” has the meaning set forth in Section 1.14(c).

“Rollover Amount” has the meaning set forth in Schedule 1.6.

“Sanctions Target” has the meaning set forth in Section 2.29.

“SEC” means the United States Securities and Exchange Commission.

“Second Earn-out Payment” has the meaning set forth in Schedule 1.6.

“Second Measurement Period” has the meaning set forth in Schedule 1.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholders’ Representative” has the meaning set forth in Section 1.14(a).

“Securityholders’ Representative Account” has the meaning set forth in Section 1.4(g).

“Securityholders’ Representative Amount” has the meaning set forth in Section 1.4(g).

“Shahky Associated EBITA” means EBITA generated from the sale of Shahky Instruments.

“Shahky Earn-out Payment” has the meaning set forth in Schedule 1.6.

“Shahky Instrument” means an instrument designed by the Company and the Company Subsidiaries capture and analyze exosomal derived proteins in a quantitative manner.

“Software” means all computer databases, computer software and subsequent versions thereof, including firmware, programs, modules, source code, object, executable or binary code, objects, comments, screens, user interfaces, libraries, drivers, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and all other items and documentation related thereto or associated therewith, and portions thereof, including computer programs, materials, tapes, know-how, processes and other written materials.

“Specified Transaction Expenses” means each of the following expenses incurred by or on behalf of the Company in connection with the Contemplated Transactions but only to the extent incurred at or prior to the Closing (whether payable prior to or after the Closing): (a) legal, accounting, Tax, financial advisory, valuation expert, environmental consultants and other professional, or transaction related costs, fees and expenses incurred by the Company in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) payments required as a result of, or made in order to obtain, any consents or approvals of third parties under agreements to which the Company is a party and to the extent required by this Agreement; and (c) the Company Securityholders’ portion of any Transfer Taxes. For the avoidance of doubt, any Moelis Delayed Fee will be a Specified Transaction Expense and will be payable from amounts payable or distributable to the Company Securityholders regardless of when any such amount is deemed earned and payable.

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Stockholder Written Consents” has the meaning set forth in Section 5.7(b).

“Subsidiary” or “Subsidiaries” means an entity in which at least 50% of its outstanding equity or financial interests are owned directly, indirectly or beneficially by another entity.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity or membership interest, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Contest” has the meaning set forth in Section 5.4(c)(i).

“Tax Return” means any return, declaration, report, claim for refund, information statement or report or other document filed or required to be filed with a Governmental Authority with respect to Taxes (including any related or supporting schedules, statements or information).

“Third Party Claim” has the meaning set forth in Section 8.1(f).

“Third Party Intellectual Property” means all Intellectual Property that is owned by a party other than the Company or any of the Company Subsidiaries and that the Company and/or any of the Company Subsidiaries is authorized to use by a license, sublicense or other agreement with such party.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Option Termination Agreements, the Letters of Transmittal, and the Warrant Termination Agreements.

“Unpaid Company Change in Control Payments” means Company Change in Control Payments not set forth in the Consideration Spreadsheet.

“Unpaid Company Debt” means Company Debt unpaid and outstanding at the Closing and not set forth in the Closing Debt Certificate.

“Unpaid Specified Transaction Expenses” means Specified Transaction Expenses unpaid and outstanding at the Closing and not set forth in the Closing Expense Certificate.

“Upper Cap” has the meaning set forth in Section 8.1(e)(iv).

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement of the Company dated June 21, 2017, by and among the Company and the Stockholders (as defined therein).

“WARN” has the meaning set forth in Section 2.19(c).

“Warrant Termination Agreement” has the meaning set forth in Section 1.3(b)(v).

“WC Escrow Account” has the meaning set forth in Section 1.4(f).

“WC Escrow Amount” has the meaning set forth in Section 1.4(f).

“WC Escrow Fund” has the meaning set forth in Section 1.4(f).

“Withholding Option” means a Company Option for which the payment contemplated by Section 1 triggers a Tax withholding obligation on the part of the Company.

Schedule 1.6

Earn-out Schedule

Part A of this Schedule 1.6 sets forth the procedures to be used for the determination of the amount of Earn-out Payments due, including the respective rights and obligations of the parties with respect to the operation of the Surviving Corporation during the Measurement Period, procedures for the reporting and determination of EBITA, dispute resolution procedures and definitions used in this Schedule 1.6.

Part B of this Schedule 1.6 sets forth the revenue and expense assumptions that were the basis for the determination of Earn-out Payments and payment triggers (the “Earn-out Plan”).

Part A: Earn-out Procedures

1.       Earn-Out Amount

1.1      The Earn-out Payments will be determined as follows:

(a)    2020 EBITA. If EBITA for the twelve-month period beginning on January 1, 2020 and ending on December 31, 2020 (the “First Measurement Period;” such EBITA amount, the “2020 EBITA”), equals or exceeds $58,000,000 (the “2020 EBITA Milestone”), Parent will pay the Company Securityholders $250,000,000 of the Earn-out Amount (the “First Earn-out Payment”). If the 2020 EBITA is equal to or greater than $45,000,000, but less than the 2020 EBITA Milestone, Parent will pay the Company Securityholders a portion of the First Earn-out Payment determined as follows:

(i)       If the 2020 EBITA is equal to or greater than $45,000,000, and equal to or less than $50,000,000, then such portion of the First Earn-out Payment will be equal to the product of (A) (x) the 2020 EBITA less (y) $45,000,000, times (B) 13.60;

(ii)      If the 2020 EBITA is greater than $50,000,000, and equal to or less than $54,000,000, then such portion of the First Earn-out Payment will be equal to the sum of (A) $68,000,000 plus (B) the product of (x) (1) the 2020 EBITA less (2) $50,000,000, times (y) 20.50; or

(iii)     If the 2020 EBITA is greater than $54,000,000, and less than the 2020 EBITA Milestone, then such portion of the First Earn-out Payment will be equal to the sum of (A) $150,000,000 plus (B) the product of (x) (1) the 2020 EBITA less (2) $54,000,000, times (y) 25.00.

(b)     2022 Shahky Associated EBITA. If Shahky Associated EBITA for the twelve-month period beginning on January 1, 2022 and ending on December 31, 2022 (the “Second Measurement Period;” such Shahky Associated EBITA, the “2022 Shahky Associated EBITA”), equals or exceeds $70,000,000 (the “2022 Shahky Associated EBITA Milestone”), Parent will pay the Company Securityholders $45,000,000 of the Earn-out Amount (the “Shahky Earn-out Payment”). If the 2022 Shahky Associated EBITA is equal to or greater than $54,000,000, but less than the 2022 Shahky Associated EBITA Milestone, Parent will pay the Company Securityholders a portion of the Shahky Earn-out Payment determined as follows:

(i)       If the 2022 Shahky Associated EBITA is equal to or greater than $54,000,000, and equal to or less than $58,000,000, then the Shahky Earn-out Payment will be equal to the product of (A) (x) the 2022 Shahky Associated EBITA less (y) $54,000,000, times (B) 1.45;

(ii)      If the 2022 Shahky Associated EBITA is greater than $58,000,000, and equal to or less than $62,000,000, then such portion of the Shahky Earn-out Payment will be equal to the sum of (A) $5,800,000 plus (B) the product of (x) (1) the 2022 Shahky Associated EBITA less (2) $58,000,000, times (y) 2.25;

(iii)     If the 2022 Shahky Associated EBITA is greater than $62,000,000, and equal to or less than $66,000,000, then such portion of the Shahky Earn-out Payment will be equal to the sum of (A) $14,800,000 plus (B) the product of (x) (1) the 2022 Shahky Associated EBITA less (2) $62,000,000, times (y) 2.80; or

(iv)     If the 2022 Shahky Associated EBITA is greater than $66,000,000, and less than the 2022 Shahky Associated EBITA Milestone, then such portion of the Shahky Earn-out Payment will be equal to the sum of (A) $26,000,000 plus (B) the product of (x) (1) the 2022 Shahky Associated EBITA less (2) $66,000,000, times (y) 4.75.

(c)     2022 Non-Shahky EBITA. If Non-Shahky EBITA for the Second Measurement Period (the “2022 Non-Shahky EBITA”), equals or exceeds $190,000,000 (the “2022 Non-Shahky EBITA Milestone”), Parent will pay the Company Securityholders $30,000,000 of the Earn-out Amount (the “Non-Shahky Earn-out Payment” and together with the Shahky Earn-out Payment, the “Second Earn-out Payment”). If the 2022 Non-Shahky EBITA is equal to or greater than $150,000,000, but less than the 2022 Non-Shahky EBITA Milestone, Parent will pay the Company Securityholders a portion of the Non-Shahky Earn-out Payment determined as follows:

(i)       If the 2022 Non-Shahky EBITA is equal to or greater than $150,000,000, and equal to or less than $160,000,000, then such portion of the Non-Shahky Earn-out Payment will be equal to the product of (A) (x) the 2022 Non-Shahky EBITA less (y) $150,000,000, times (B) 0.40;

(ii)      If the 2022 Non-Shahky EBITA is greater than $160,000,000, and equal to or less than $170,000,000, then such portion of the Non-Shahky Earn-out Payment will be equal to the sum of (A) $4,000,000 plus (B) the product of (x) (1) the 2022 Non-Shahky EBITA less (2) $160,000,000, times (y) 0.55;

(iii)     If the 2022 Non-Shahky EBITA is greater than $170,000,000, and equal to or less than $180,000,000, then such portion of the Non-Shahky Earn-out Payment will be equal to the sum of (A) $9,500,000 plus (B) the product of (x) (1) the 2022 Non-Shahky EBITA less (2) $170,000,000, times (y) 0.75; or

(iv)     If the 2022 Non-Shahky EBITA is greater than $180,000,000, and less than the 2022 Non-Shahky EBITA Milestone, then such portion of the Non-Shahky Earn-out Payment will be equal to the sum of (A) $17,000,000 plus (B) the product of (x) (1) the 2022 Non-Shahky EBITA less (2) $180,000,000, times (y) 1.30.

(d)     First Earn-out Payment Rollover. If the 2020 EBITA Milestone is not met, then one-half of the unearned portion of the First Earn-out Payment (i.e., $250,000,000 less the amount determined under Section 1.1(a)(i), Section 1.1(a)(ii), or Section 1.1(a)(iii) of this Schedule 1.6, Part A, as applicable) (such amount, the “Rollover Amount”) will roll over and potentially qualify for payment if any portion of the Non-Shahky Earn-out Payment is earned. If there is a Rollover Amount and any portion of the Non-Shahky Earn-out Payment is earned, Parent will pay the Company Securityholders a portion of the Rollover Amount (which will be reflected as part of, and an increase to, the Non-Shahky Earn-out Payment calculated in Section 1.1(c) of this Schedule 1.6, Part A) equal to the product of (1) the Rollover Amount times (2) a fraction, (A) the numerator of which is equal to the amount of the Non-Shahky Earn-out Payment earned under Section 1.1(c) of this Schedule 1.6, Part A, and (B) the denominator of which is equal to $30,000,000.

2.       Covenants Concerning Earn-out Period Operations.

During the Measurement Period, Parent shall ensure all of the following (all references to the Surviving Corporation shall be deemed to include its Subsidiaries):

2.1     Covenants with respect to the operations of the Surviving Corporation.

(a)     The Surviving Corporation will continue the operations of its diagnostics (“Dx”) and companion diagnostics (“CDx”) product/service lines and the development of the Shahky Product Activities.

(b)     The Surviving Corporation will be operated as a business unit of Parent’s Diagnostics and Genomics operating segment.

(c)     The financial statements of the Surviving Corporation will be prepared in accordance with the Accounting Principles and those used for the determination of the Surviving Corporation’s EBITA will be prepared on a stand-alone basis.

2.2     Covenants with respect to the Surviving Corporation’s and its Subsidiaries’ management teams and personnel.

(a)     The CEO will remain employed with the Surviving Corporation after Closing as a business unit leader and will report to the Parent Relationship Manager.

(b)     The CEO and Senior Managers will provide information to and consult with the Parent Relationship Manager and others in management of the Parent on a regular, frequent, and ongoing basis such that Parent has a good and complete understanding of, and any material decisions relating to, the business of the Surviving Corporation and its Subsidiaries. The CEO and relevant Senior Managers shall participate in the Parent’s periodic management and review processes, including regular reviews of financial performance and operations, in the same manner and frequency as other divisions and business units of Parent. The CEO, in consultation with the other Senior Managers and the management of Parent, will be responsible for the operations of and have the right to make and implement all decisions for the Surviving Corporation and its Subsidiaries, provided that such decisions are Commercially Reasonable, consistent with the Earn-out Plan and do not violate in any material respect any policy, process, or procedure of Parent that is generally applicable to Parent’s and its other Subsidiaries’ other lines of business. The Senior Managers will have signing authority to enter into agreements on behalf of the Surviving Corporation to the extent permitted by Parent’s delegation of authority policies and processes as amended from time to time.

(c)     Senior Managers will be primarily responsible for managing the Surviving Corporation and will not be assigned unrelated responsibilities likely to materially impede such activities. Parent will allow the retention, compensation and hiring of employees in accordance with the Earn-Out Plan, including but not limited to the level of profitability as set forth therein.

2.3     Covenants with respect to execution of the Earn-out Plan.

(a)     Parent will not impede the pursuit of the activities included in the Earn-out Plan and the conduct of the business of the Surviving Corporation consistent with the Earn-out Plan, including the development, marketing, promotion, and sale of the products and services included in the Earn-out Plan, so long as such activities are carried out in accordance with the Earn-out Plan.

(b)     The Surviving Corporation and its Subsidiaries will not be required to engage in discounting, promotional, or refund practices that are materially inconsistent with those of the Company pre-Closing unless required by law, regulations, or Accounting Principles.

(c)     The equipment or facilities required for the activities included in the Earn-out Plan will not, other than as decided by the CEO or the Senior Managers, be transferred, sold, decommissioned or closed, as long as such decisions and activities are carried out in accordance with the Earn-out Plan.

(d)     No equity of the Surviving Corporation will be transferred to a non-wholly owned Subsidiary of Parent.

(e)     For the avoidance of doubt, EBITA will be determined by taking into account all activities of the Surviving Corporation, even if not specifically included in the Earn-out Plan.

3.       EBITA Reports; EBITA Statements; Audit Rights.

3.1      EBITA Reports.

(a)     Upon the written request of the Securityholders’ Representative, not more than once for each calendar quarter during the Measurement Period, no later than sixty (60) days after the close of such calendar quarter, Parent shall furnish a report in reasonable detail regarding the EBITA achieved for such calendar quarter.

(b)     The Senior Managers shall be made available at the reasonable request of the Securityholders’ Representative, not more than once a calendar quarter beginning with the second complete calendar quarter during the Measurement Period, during ordinary business hours and at times that do not disrupt their ordinary business activities, to answer questions of the Securityholders’ Representative concerning the quarterly EBITA reports and the status of the Earn-out Plan; provided that (i) the Securityholders’ Representative maintains the confidentiality of such information in accordance with Section 6.1(b) of this Schedule 1.6, Part A, and (y) such access does not unreasonably interfere with the conduct of the business of Surviving Corporation.

3.2     EBITA Statements.

No later than ninety (90) days after the end of each of the First Measurement Period and the Second Measurement Period, Parent shall prepare and deliver to the Securityholders’ Representative (i) an unaudited statement of income of the Surviving Corporation and its Subsidiaries for such Measurement Period, (ii) a statement of the EBITA for such Measurement Period, (iii) solely with respect to the Second Measurement Period, a statement of the 2022 Shahky Associated EBITA and the 2022 Non-Shahky EBITA, and (iv) a statement setting forth Parent’s determination of the resulting Earn-out Payment in respect of such Measurement Period, in each case, together with any reasonable supporting detail (collectively, the “Earn-out Statements”). The Earn-out Statements shall be prepared in accordance with the Accounting Principles. Parent shall promptly provide the Securityholders’ Representative with all information directly relating to the Earn-out Statements (in electronic format, if available) that the Securityholders’ Representative may reasonably request in order to review each Earn-out Statement, including copies of or access to the relevant books, records and documents Parent and/or any of its Affiliates prepared or reviewed in preparing such Earn-out Statement (with the right to make copies of any items to which access is given).

3.3     EBITA Audit Rights.

From and after delivery of the Earn-out Statement delivered in respect of an applicable Measurement Period, upon reasonable advance written notice from the Securityholders’ Representative, Parent shall permit the Independent Accounting Firm to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Milestone calculations set forth in the Earn-out Statement and the figures underlying such calculations; provided that (i) the Securityholders’ Representative (and the Independent Accounting Firm) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section, and (ii) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates (including the Surviving Corporation). The Independent Accounting Firm shall provide Parent with a copy of all disclosures made to the Securityholders’ Representative. The fees and charges of the Independent Accounting Firm shall be borne by the Securityholders’ Representative from the Securityholders’ Representative Amount.

4.       EBITA Adjustments; Modifications; Dispute Resolution.

4.1     Resulting from an EBITA Audit.

If, in accordance with the procedures set forth in Section 3.3 of this Schedule 1.6, Part A, the Independent Accounting Firm concludes that the Earn-out Payment should have been paid but was not paid when due, in whole or part (other than a shortfall equal to or less than $100,000), within sixty (60) days after the date the Independent Accounting Firm delivers to Parent the Independent Accounting Firm’s written report (a “Shortfall Report”), Parent shall promptly deliver to the Paying Agent for payment to the Company Securityholders cash in an aggregate amount equal to the amount of the applicable short fall in the Earn-out Payment, plus interest on such sum at the “prime rate” as published in the Wall Street Journal from time to time, from when the Earn-out Payment should have been paid (if Parent had given notice of achievement of the Earn-out Payment pursuant to the terms of this Agreement), as applicable, to the date of actual payment. The decision of such Independent Accounting Firm shall be final, conclusive and binding on Parent and the Company Securityholders, shall be nonappealable and shall not be subject to further review, absent manifest error.

4.2     Modifications Relating to Parent.

In the event that any Acquisition Proposal involving Parent (substituting references to “Parent” for references to “the Company and the Company Subsidiaries” and references to “50.1%” for references to “15%” in the definition thereof) occurs during any Measurement Period, Parent shall cause Parent’s successor entity or surviving entity to assume the obligations of Parent (and, if Parent survives such transaction, Parent shall remain responsible for such entity’s performance) under Section 1.6 of the Agreement and this Schedule 1.6. The Securityholders’ Representative, on behalf of the Surviving Corporation Securityholders, shall be a third-party beneficiary of such assumption.

4.3     Dispute Resolution.

(a)     In the event of an Earn-Out Default, the Securityholders’ Representative may notify Parent in writing (the “Dispute Resolution Notice”) specifying in reasonable detail the basis of the Earn-Out Default and the amount, nature and basis of any Damages resulting from such Earn-Out Default, which Damages, solely for purposes of this Schedule 1.6 may include any special, incidental or consequential damages resulting from such Earn-Out Default, provided that any such special, incidental or consequential damages shall in no event exceed the aggregate amount of all Earn-Out Payments payable under this Schedule 1.6.

(b)     Parent and the Securityholders’ Representative shall use commercially reasonable efforts to resolve such differences regarding the Earn-Out Default and the determination of any Damages resulting therefrom for a period of thirty (30) calendar days after Parent’s receipt of the Dispute Resolution Notice. If Parent and the Securityholders’ Representative are unable to resolve such dispute with such thirty (30) calendar day period, then either party may, by written notice, invoke an arbitration process which will be conducted as follows:

(i)       Parent and the Securityholders’ Representative will select and agree upon a mutually acceptable independent third party who is neutral, disinterested and impartial for the applicable dispute (the “Mediator”). If Parent and the Securityholders’ Representative are unable to mutually agree upon a Mediator within thirty (30) days following the delivery of the request for arbitration, then upon request by either Parent and the Securityholders’ Representative, the Mediator will be an arbitrator appointed by Judicial and Mediation Services (“JAMS”). Once the Mediator has been selected, each of Parent and the Securityholders’ Representative will within ten (10) days following selection of the Mediator provide the Mediator and the other party with a written report setting forth its position with respect to the substance of the dispute (including the basis of the Earn-Out Default and the calculation of Damages) and may submit a revised or updated report and position to the Mediator within ten (10) days of receiving the other party’s report. If so requested by the Mediator, each party will make oral submissions to the Mediator based on such party’s written report, and each party will have the right to be present during any such oral submissions.

(ii)      In the event the Mediator is a JAMS arbitrator selected by JAMS as provided in this Schedule 1.6, the matter will be conducted as a binding arbitration in accordance with JAMS procedures, as modified by this Schedule 1.6 (including that the arbitrator will adopt as his or her decision the position of one party or the other, as described below).  In such event, the arbitrator may retain a third party expert with relevant diagnostics industry experience for the Mediator to assist in rendering such decision, and the expenses of any such expert will be shared by the parties as costs of the arbitration as provided in this Schedule 1.6.

(iii)     The Mediator will, no later than fifteen (15) days after the last submission of the written reports and, if any, oral submissions, select either Parent or the Securityholders’ Representative’s position as his or her final decision, and will not have the authority to modify either party’s position or render any substantive decision other than to so select the position of either party as set forth in their respective written report (as initially submitted, or as revised in accordance with this Schedule 1.6, as applicable).  The decision of the Mediator will be the sole, exclusive and binding remedy between them regarding the dispute submitted to such Mediator.

(iv)     Unless otherwise mutually agreed upon by the Parent and the Securityholders’ Representative, the in-person portion (if any) of such proceedings will be conducted in Boston, Massachusetts. The parties agree that they will share equally the costs and fees of the Mediator in connection with any proceeding under this Schedule 1.6, including the cost of the arbitration filing and hearing fees, the cost of any independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS if applicable.  Each party will bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses incurred in connection with any proceeding under this Schedule 1.6.

(v)     The parties will use, and will direct the Mediator to use, commercially reasonable efforts to resolve a dispute within forty-five (45) days after the selection of the Mediator, or if resolution within forty-five (45) days is not reasonably achievable, as determined by the Mediator, then as soon thereafter as is reasonably practicable.

5.     Definitions.

For purposes of this Schedule 1.6 and the Agreement:

(a)     “Accounting Principles” means GAAP.

(b)     “CEO” means John Boyce, if he is a Continuing Employee as of the Effective Time, and for so long as he remains an officer or employee of the Surviving Corporation or any of its Subsidiaries, or any replacement manager of at least equivalent competence and experience designated by Parent.

(c)     “Commercially Reasonable” means, with respect to an activity related to a product or service, the reasonable, diligent good faith efforts and resources that a diagnostic products company of comparable size and resources as those of Parent would undertake to develop or commercialize a product or service, as set forth in and contemplated by the Earn-out Plan, to increase the EBITA of the Surviving Corporation and its Subsidiaries and to accomplish any of the Milestones, taking account of the commercial potential of the product or service, its proprietary position and profitability (including pricing and reimbursement status), the competitiveness of alternative third party products other than those commercialized or being developed by Parent and its Affiliates (other than the Surviving Corporation and its Subsidiaries), the regulatory environment, and other relevant technical, commercial, legal, scientific and/or medical factors, but without regard to any payments owed to the Company Securityholders under the Agreement.

(d)     “Earn-Out Default” means the occurrence of a material breach, material default, or material violation in the performance of any of the covenants or agreements contained in this Schedule 1.6 by Parent.

(e)     “Earn-out Payment” means either of the First Earn-out Payment or the Second Earn-out Payment.

(f)     “Earn-out Payment Date” means the date of delivery of the final Earn-out Statement for the relevant Measurement Period (as the case may be) for amounts not in dispute (or such subsequent date thereafter that the Earn-out Payment amount is finally determined as provided for herein).

(g)     “Earn-out Plan” has the meaning set forth in the introductory section of this Schedule 1.6 and is attached as Part B hereof, as may be amended from time to time only with the written consent of Parent and the Securityholders’ Representative.

(h)    “EBITA” means revenues of the Surviving Corporation and its Subsidiaries less operating expenses and without taking into account interest, taxes, amortization (but not depreciation) and expenses related to stock based compensation; EBITA of an activity (such as a product or service) shall be determined by taking into account the revenues, operating expenses and other deductions directly related to such activity, including operating expenses and other deductions allocable to such activity in a manner consistent with the practices of the Company pre-Closing.

(i)     “Measurement Period” means each of the First Measurement Period and the Second Measurement Period.

(j)     “Milestones” means, collectively, the 2020 EBITA Milestone, the 2022 Shahky-Associated EBITA Milestone, and the 2022 Non-Shahky EBITA Milestone.

(k)     “Non-Shahky EBITA” means all EBITA that is not Shahky Associated EBITA.

(l)      “Parent Relationship Manager” initially means the Chief Executive Officer of Parent, and during the Measurement Period, any other senior employee of Parent designated in writing by Parent to the Senior Managers and the Securityholders’ Representative.

(m)    “Senior Manager” means (i) the CEO or (ii) each of the senior employees reporting to the CEO, if he or she is a Continuing Employee as of the Effective Time, and for so long as he or she remains an officer or employee of the Surviving Corporation or any of its Subsidiaries

(n)     “Shahky Associated EBITA” means EBITA of the Surviving Corporation generated from the Shahky Product Activities.

(o)     “Shahky Product Activities” means the development, marketing, promotion and sale of the products (including instruments and consumables) and related services conducted by the Surviving Corporation and its Subsidiaries and targeting the capture and quantitative analysis of exosomal derived proteins.

6.       Miscellaneous.

(a)     The Securityholders’ Representative shall have the full authority to enforce any or all of the terms of this Schedule 1.6, including any obligation of the Surviving Corporation, Parent, and/or their respective Affiliates or any right of any Senior Manager, or to waive compliance with any term set forth herein.

(b)     Any confidential or proprietary information of Parent and/or its Affiliates provided to the Securityholders’ Representative under this Schedule 1.6 shall be subject to the restrictions set forth in Section 5.2(c) of the Agreement.

Part B: Earn-out Plan

[Intentionally omitted]